                            SCHEDULE 14C INFORMATION

                INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:
     [X] Preliminary Information Statement       [ ] Confidential, for Use of
                                                     the Commission Only (as
                                                     permitted by Rule
                                                     14c-5(d)(2))
     [ ] Definitive Information Statement

                              NEWMARK HOMES CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (check the appropriate box):

     [ ] No fee required.

     [X] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

     1) Title of each class of securities to which transaction applies:

     Engle Holdings Corp. common stock, par value $0.01 per share.
--------------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:

     9,500 shares of Engle Holdings Corp. common stock, par value $0.01 per share.
--------------------------------------------------------------------------------

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     $259,558,000 (book value of Engle Holdings Corp. computed as of December 31, 2001, the latest practicable date prior to the date of filing).
--------------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     5) Total fee paid:

     $23,879.34
--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

--------------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------
     3) Filing Party:

--------------------------------------------------------------------------------
     4) Date Filed:

--------------------------------------------------------------------------------

                              NEWMARK HOMES CORP.
                           1200 SOLDIERS FIELD DRIVE
                            SUGAR LAND, TEXAS 77479

                             INFORMATION STATEMENT
                                 APRIL 22, 2002

To the Stockholders of NEWMARK HOMES CORP.:

     We are pleased to inform you that our board of directors and our stockholder holding 80% of the outstanding voting shares of our common stock have approved the following:

          (1) The merger of Engle Holdings Corp., a Delaware corporation ("Engle Holdings") with and into us (the "Merger"), under the terms and conditions specified in the Agreement and Plan of Merger among us, Engle Holdings and Technical Olympic, Inc. ("Technical Olympic") as the sole stockholder of Engle Holdings (the "Merger Agreement"); and

          (2) The amendment of our certificate of incorporation to (i) increase the number of authorized shares of common stock from 30,000,000 to 67,000,000, (ii) increase the maximum number of authorized directors on our board from 10 to 15 directors and (iii) change our corporate name to "Technical Olympic USA, Inc." (the "Charter Amendment").

We refer to the Merger and the Charter Amendment collectively as the "Merger Transactions." Details of the Merger and the Charter Amendment are described in this Information Statement and in the attached Exhibits A and B, respectively.

     WE ARE NOT ASKING YOU FOR A PROXY OR TO CONSENT TO THE MERGER TRANSACTIONS AND YOU ARE NOT REQUESTED TO SEND US A PROXY OR TO TAKE ANY OTHER ACTION.

     After a series of meetings and after carefully and thoroughly reviewing and analyzing the proposed transactions, and after consulting with outside financial advisors on the fairness of the proposed transactions from a financial point of view, a special committee of our board of directors (the "Special Committee") approved the Merger Transactions. The Special Committee consists of our four independent directors and was delegated the authority by the board of directors to evaluate and consider the Merger Transactions. Thereafter, our board of directors unanimously approved the Merger Transactions and recommended the Merger to our stockholders for approval on April 5, 2002. Stockholder approval of the Merger Transactions was obtained by a written consent in lieu of a stockholders' meeting signed by Technical Olympic, the holder of 80% of our outstanding shares, dated April 5, 2002 pursuant to Section 228 of the Delaware General Corporation Law. Because Technical Olympic holds the requisite voting power under Delaware corporate law and the provisions of our certificate of incorporation to approve each of the Merger Transactions without additional stockholders' consent, we are not calling a special meeting of the stockholders in respect of the Merger Transactions and are not asking you for a proxy or consent. Engle Holdings' board of directors approved and recommended the Merger to Engle Holdings' sole stockholder and then Engle Holdings' sole stockholder, Technical Olympic, approved the Merger, in unanimous written consents of the directors and stockholder dated April 5, 2002.

     Pursuant to the Merger Agreement and as explained more fully in this Information Statement, Engle Holdings will be merged with and into us on the date the Merger becomes effective (the "Effective Date"), which we expect to be on or about May 31, 2002. On the Effective Date, the separate existence of Engle Holdings will cease and we will survive the Merger and will continue to be governed by the laws of the State of Delaware. As a consequence of the Merger, Engle Homes, Inc. ("Engle Homes"), a Florida corporation and wholly-owned operating subsidiary of Engle Holdings, will become our wholly-owned subsidiary.

     In the Merger, each outstanding share of Engle Holdings' common stock, par value $0.01 per share, will be converted into 1,724.08294 shares of our common stock, par value $0.01 per share. As of April 5, 2002, there were 9,500 shares of Engle Holdings common stock, par value $0.01 per share, issued and outstanding, all of which are held by Technical Olympic. Thus, based on the last sale price of our common stock on April 5, 2002, Engle Holdings would be valued at $243.2 million.

     The Merger is subject to certain conditions, including the closing of the proposed refinancing of our outstanding debt and Engle Homes' outstanding debt (including the retirement or defeasance of specified borrowings) on terms acceptable to our board of directors and as described in the section entitled "The Merger -- The Refinancing" (the "Refinancing"). In addition, immediately prior to the Merger we will assume a $71 million obligation of Technical Olympic incurred in connection with its acquisition of Engle Homes in November 2000 (the "Engle Homes Acquisition Debt"). We will repay the Engle Homes Acquisition Debt as part of the Refinancing. See "The Merger -- The Refinancing." The Special Committee and its financial advisors considered our assumption of the Engle Homes Acquisition Debt in evaluating the ratio for the exchange of each Engle share into shares of our common stock pursuant to the Merger.

     Currently, our authorized capital stock consists of 30,000,000 shares of common stock, par value $0.01 per share, and 3,000,000 shares of preferred stock, par value $0.01 per share. As of April 5, 2002, we had 11,500,000 shares of our common stock outstanding and no shares of preferred stock outstanding. In the Merger, we will issue 16,378,787 new shares, which will result in Technical Olympic owning 25,578,787 shares of our common stock, representing 91.75% of our outstanding common stock after the Merger. Consequently, to accomplish the Merger we will amend our certificate of incorporation to increase the number of authorized shares of common stock from 30,000,000 to 67,000,000 shares, as set forth in the Charter Amendment. Pursuant to the Charter Amendment and the amendment of our bylaws, we will also increase the maximum number of authorized directors on our board from 10 to 15 directors and change our corporate name to "Technical Olympic USA, Inc."

     Our common stock trades on the Nasdaq National Market under the symbol "NHCH." On April 5, 2002, the last sale price of our common stock was $14.85, as reported by the Nasdaq National Market. Upon completion of the Merger Transactions, we will file an amendment to our Nasdaq listing application to change the symbol our stock trades under to the symbol "TOUS."

     On April 6, 2002, we entered into a stock purchase agreement pursuant to which we will sell all the stock of one of our wholly-owned subsidiaries, Westbrooke Acquisition Corp., a Delaware corporation, and its operating subsidiaries (which we refer to collectively as, "Westbrooke") to Standard Pacific Corp., a Delaware corporation ("Standard Pacific"), for approximately $41 million in cash (the "Westbrooke Sale"). An adjustment (either upwards or downwards) to the purchase price may occur within 90 days of the closing date of the Westbrooke Sale based on Westbrooke's net income from January 1, 2002 through the closing date. In addition, on the effective date of the Westbrooke Sale, Standard Pacific will satisfy approximately $54 million of Westbrooke's debt that includes approximately $14 million of intercompany liabilities owed to Newmark. The amounts will be adjusted for other capital activity through the closing date. We expect the Westbrooke Sale, which is subject to the satisfaction of certain conditions, to become effective on or about April 12, 2002. For more information on the Westbrooke Sale and its impact on our business, see "Our Business -- Recent Developments" and "Financial Information."

     Technical Olympic acquired Engle Homes in November 2000 through a merger with Technical Olympic's wholly-owned subsidiary, Engle Holdings. As a result, the common stock of Engle Homes ceased to be publicly traded and was therefore delisted from the Nasdaq National Market. Thus, neither Engle Holdings nor Engle Homes is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Under the terms of indentures dated February 2, 1998 and June 12, 1998, respectively, under which Engle Homes issued certain debt while it was publicly held, Engle Homes is contractually obligated to file annual and quarterly reports with the Securities and Exchange Commission (the "SEC").

     We believe that the Merger Transactions will increase stockholder value. The combined company on a pro forma basis (after giving effect to the Westbrooke Sale, the Merger Transactions and the Refinancing) would have had a total capitalization of $724 million as of December 31, 2001, and revenues and EBITDA of $1.4 billion and $187.2 million, respectively, for the year ended December 31, 2001. We believe that the potential benefits of the Merger Transactions provide us with a unique opportunity to enhance the value of your investment in us.

     This Information Statement was first mailed or delivered to our stockholders on or about April 22, 2002. This Information Statement constitutes notice to our stockholders of corporate action by stockholders without a meeting as required by Section 228(e) of the Delaware General Corporation Law. Please note that this is not a request for your vote or a proxy; rather, this Information Statement is being furnished to our stockholders solely to provide them with certain information regarding the Merger and the Charter Amendment in accordance with the requirements of the Exchange Act and the regulations promulgated thereunder, particularly Regulation 14C, and Section 228(e) of the Delaware General Corporation Law. We are bearing the cost of this Information Statement.

                                          By Order of the Board of Directors,

                                          /s/ TERRY C. WHITE
                                          --------------------------------------
                                          TERRY C. WHITE
                                          Secretary

                               TABLE OF CONTENTS

FORWARD-LOOKING STATEMENTS..................................  iii
SUMMARY.....................................................    1
  In General................................................    1
  The Merger Transactions...................................    1
  The Companies.............................................    4
  Recent Developments.......................................    4
  Summary of Selected Financial Information.................    4
INTEREST OF CERTAIN PERSONS IN THE MERGER...................    4
RISK FACTORS................................................    5
  Risk Related to Our Business..............................    5
  Risk Related to Our Industry..............................    6
  Risks Related to the Merger...............................    8
THE MERGER..................................................    9
  Background of the Merger..................................    9
  Our Business..............................................   11
  Engle's Business..........................................   18
  Combined Operations.......................................   22
  Merger Agreement and Related Matters......................   24
  Reasons for the Merger....................................   25
  Ownership After the Merger................................   26
  Opinion of Deutsche Banc Securities Inc., Financial
     Advisor to the Special Committee.......................   26
  No Appraisal Rights.......................................   30
  The Refinancing...........................................   30
FINANCIAL INFORMATION.......................................   32
  Selected Historical Consolidated Financial and Operating
     Data for Newmark.......................................   32
  Selected Historical Consolidated Financial and Operating
     Data for Engle Homes...................................   33
  Technical Olympic USA, Inc. Unaudited Pro Forma Combined
     Consolidated Financial Statements......................   33
  Capitalization............................................   39
  Federal Income Tax Treatment of the Merger................   39
MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATION..................................   40
  Newmark...................................................   40
  Engle.....................................................   45
  Impact of New Accounting Standards........................   50
  Technical Olympic USA, Inc. ..............................   51
RELATED PARTY AGREEMENTS AND TRANSACTIONS...................   53
  Tax Allocation Agreements.................................   53
  Management Services Agreement.............................   53
  Mortgage Company Business.................................   53
  Title Company Business....................................   54
  Contractor Agreements.....................................   54

MANAGEMENT...................................................................................................         55
  Our Board of Directors.....................................................................................         55
  Family Relationships.......................................................................................         56
  Compensation of Directors..................................................................................         56
  Our Management.............................................................................................         56
  Employment Agreements......................................................................................         57
VOTING SECURITIES AND THE PRINCIPAL HOLDERS THEREOF..........................................................         58
WHERE YOU CAN FIND MORE INFORMATION..........................................................................         59
DOCUMENTS INCORPORATED BY REFERENCE..........................................................................         60
EXHIBIT LIST.................................................................................................         61

                           FORWARD-LOOKING STATEMENTS

     This Information Statement includes "forward-looking statements." In general, any statement other than a statement of historical fact is a forward-looking statement. These statements appear in a number of places in this Information Statement and include statements regarding our industry and our prospects, plans, future financial position, operations and business strategy. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe," or "continue" or the negatives of these terms or variations. Any such forward-looking statements are not assurances of future performance and involve risks and uncertainties. Important factors that could cause actual results to differ materially from anticipated results are set forth below and included elsewhere in this Information Statement, including under the heading "Risk Factors" beginning on page 5. These factors include, among others:

     - our significant level of debt;

     - our ability to borrow or otherwise finance our business in the future;

     - our geographic concentration;

     - our ability to locate lots or parcels of land at anticipated prices;

     - our relationship with Technical Olympic and its control over our board and business activities;

     - economic conditions that affect the desire or ability of our customers to purchase new homes in markets in which we conduct our business;

     - a decline in the demand for housing;

     - an increase in the cost of, or shortages in the availability of, skilled labor or construction materials;

     - an increase in interest rates;

     - our ability to compete in our existing and future markets;

     - an increase or change in governmental regulation; and

     - our ability to successfully integrate Engle's operations with ours.

     We urge you to review carefully the section "Risk Factors" in this Information Statement for a more complete discussion of the risks related to our business and industry.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Information Statement. This summary may not contain all of the information that is important to you. You should carefully read this Information Statement and the Exhibits, as well as the information we incorporate by reference, in their entirety.

     As used in this Information Statement, unless the context otherwise requires or unless otherwise stated, the terms "Newmark," "we," "us," and "our" refer to Newmark Homes Corp. and its subsidiaries, including Westbrooke, and not to Engle Holdings, Engle Homes or to Technical Olympic. The term "Engle" refers to Engle Holdings and its subsidiaries, including Engle Homes. The term "Westbrooke" refers to Westbrooke Acquisition Corp. and its subsidiaries.

IN GENERAL

     We are pleased to inform you that our board of directors and our stockholder holding 80% of the outstanding voting shares of our common stock have approved the following:

          (1) The merger of Engle Holdings Corp., a Delaware corporation ("Engle Holdings") with and into us (the "Merger"), under the terms and conditions specified in the Agreement and Plan of Merger among us, Engle Holdings and Technical Olympic, Inc. ("Technical Olympic"), as the sole stockholder of Engle Holdings (the "Merger Agreement"), a copy of which is attached as Exhibit A; and

          (2) The amendment of our certificate of incorporation to (i) increase the number of authorized shares of common stock from 30,000,000 to 67,000,000, (ii) increase the maximum number of authorized directors on our board from 10 to 15 and (iii) change our corporate name to "Technical Olympic USA, Inc." (the "Charter Amendment"), as more particularly described in the Amendment to the Certificate of Incorporation of Newmark Homes Corp. attached as Exhibit B.

We refer to the Merger and the Charter Amendment collectively as the "Merger Transactions."

     After a series of meetings and after carefully and thoroughly reviewing and analyzing the proposed transactions, and after consulting with outside financial advisors on the fairness of the proposed transactions from a financial point of view, the Special Committee approved the Merger Transactions. Thereafter, our board of directors approved the Merger Transactions and recommended the Merger to our shareholders for approval on April 5, 2002. Stockholder approval of the Merger Transactions was obtained by a written consent in lieu of a stockholders' meeting signed by Technical Olympic dated April 5, 2002 pursuant to Section 228 of the Delaware General Corporation Law. On that date, 11,500,000 shares of our common stock were outstanding and each share entitled its holder to one vote. The holders of a majority of our outstanding common stock, or 5,750,001 votes, were required to adopt the Merger Agreement and to approve the Charter Amendment. On April 5, 2002, Technical Olympic held 9,200,000 shares of our common stock, representing 80% of our issued and outstanding common stock. Engle Holdings' board of directors approved and recommended the Merger Transactions to Engle Holdings' sole stockholder and then Engle Holdings' sole stockholder, Technical Olympic, approved the Merger, in unanimous written consents of the directors and stockholder dated April 5, 2002.

     Because Technical Olympic held and voted the requisite number of shares under Delaware corporate law and the provisions of our certificate of incorporation to approve each of the Merger Transactions, we are not calling a special meeting of the stockholders in respect of the Merger Transactions and are not asking you for a proxy or consent.

THE MERGER TRANSACTIONS

     Pursuant to the Merger Agreement, and as explained more fully below, Engle Holdings will be merged with and into us on the Effective Date, which we expect to be on or about May 31, 2002. On the Effective Date, the separate existence of Engle Holdings will cease and we will survive the Merger and will continue to be governed by the laws of the State of Delaware. Engle Homes, the wholly-owned operating subsidiary of Engle Holdings, will become our wholly-owned subsidiary as a result of the Merger.

     In the Merger, each outstanding share of Engle Holdings' common stock, par value $0.01 per share, will be converted into 1,724.08294 shares of our common stock, par value $0.01 per share. As of April 5, 2002, there were 9,500 shares of Engle Holdings common stock, par value $0.01 per share, issued and outstanding, all of which are held by Technical Olympic. Thus, based on the last sale price of our common stock on April 5, 2002, Engle Holdings would be valued at $243.2 million.

     We and Engle are under the common control of Technical Olympic. As a result, the Merger is being accounted for in a manner similar to a pooling-of-interests. Upon the closing of the Merger, we will initially record the assets and liabilities transferred at the amounts at which they are carried in Engle's accounts on the date of the Merger.

     The Merger is subject to certain conditions, including the closing of the Refinancing. In addition, immediately prior to the Merger, we will assume the Engle Homes Acquisition Debt, which will be repaid as part of the Refinancing. See "The Merger -- The Refinancing." The Special Committee and its financial advisor considered our assumption of the Engle Homes Acquisition Debt in evaluating the ratio for the exchange of each Engle Holdings share into shares of our common stock pursuant to the Merger.

     Currently, our authorized capital stock consists of 30,000,000 shares of common stock, par value $0.01 per share, and 3,000,000 shares of preferred stock, par value $0.01 per share. On April 5, 2002, we had 11,500,000 shares of our common stock outstanding and no shares of preferred stock outstanding. In the Merger, we will issue 16,378,787 new shares, which will result in Technical Olympic owning 25,578,787 shares of our common stock, representing 91.75% of our outstanding common stock after the Merger. Consequently, to accomplish the Merger we will amend our certificate of incorporation to increase the number of authorized shares of common stock from 30,000,000 to 67,000,000 shares, as set forth in the Charter Amendment. Pursuant to the Charter Amendment and the amendment of our bylaws, we will also increase the maximum number of authorized directors on our board from 10 to 15 directors and change our corporate name to "Technical Olympic USA, Inc."

     Important Terms of the Merger:

Conditions to Closing the
Merger........................   The Merger Agreement provides that the
                                 respective obligations of each of the parties to effect the Merger are subject to the satisfaction or waiver of a number of conditions. In addition, the Merger is contingent upon the closing of the Refinancing.

Effectiveness of the Merger...   The Merger will become effective at the time a
                                 Certificate of Merger is filed with and
                                 recorded by the Secretary of State of the State of Delaware.

Consideration for the
Merger........................   On the Effective Date, Engle Holdings will be
                                 merged with and into us, and each issued and outstanding share of Engle Holdings' common stock will be converted into 1,724.08294 shares of our common stock. This exchange rate will result in Technical Olympic, which currently holds 80% of our outstanding common stock, owning 25,578,787 shares of our common stock, representing 91.75% of our common stock outstanding after the Merger.

Fractional Shares.............   No fractional shares of our common stock will
                                 be issued in the Merger. If the conversion ratio would result in a fractional number of shares of our common stock being issued, the number of shares of our common stock issuable in the Merger will be rounded down to the next whole number.

Effect of the Merger..........   Engle Holdings will be merged with and into us
                                 on the Effective Date. The separate existence of Engle Holdings will cease and we will survive the Merger and will continue to be governed by the laws of the State of Delaware.
                                 Engle Homes, the wholly-owned operating
                                 subsidiary of Engle Holdings, will become our wholly-owned subsidiary as a result of the Merger. To accomplish the Merger we will need to amend our certificate of incorporation to increase authorized shares of common stock from 30,000,000 shares to 67,000,000 shares, as set forth in the Charter Amendment. Pursuant to the Charter Amendment we will also increase the maximum number of authorized directors on our board from 10 to 15 directors and change our corporate name to "Technical Olympic USA, Inc."

Federal Income Tax
Consequences..................   The Merger will constitute a reorganization
                                 within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. No gain or loss will be recognized by us or our stockholders as a consequence of the Merger. A stockholder's aggregate tax basis in our common stock after the Merger will be the same as such holder's aggregate tax basis in the shares of our common stock immediately prior to the Merger.

Representations and
Warranties....................   Each party to the Merger Agreement makes
                                 representations and warranties to the other parties. The representations and warranties of each of the parties will not survive closing, except Technical Olympic's representations and warranties relating to the conduct of Engle's business since November 2000 (when Technical
                                 Olympic purchased Engle) and to Technical
                                 Olympic's lack of knowledge regarding any undisclosed Engle liabilities, which representations and warranties will survive for six months following the closing of the Merger.

Changes in Management.........   Contemporaneously with the Merger, we will make
                                 certain management changes as discussed under "The Merger -- Changes in Management" below.

Termination of the Merger
Agreement.....................   Before the closing of the Merger, the parties
                                 may agree by mutual written consent to
                                 terminate the Merger. Any of the parties may terminate the Merger Agreement if the Merger is not consummated on or before December 31, 2002, unless the failure to consummate the Merger is the result of a default by the party seeking to terminate the Merger Agreement, or if a court or governmental entity issues an order, decree or ruling enjoining, restraining or otherwise prohibiting the consummation of the Merger.

Reasons for the Merger........   We believe that the Merger will expand our
                                 markets and increase our geographic
                                 diversification; increase our operating
                                 efficiencies as a result of economies of scale;
                                 improve our purchasing power with respect to subcontractors and suppliers; increase our leverage with brokers and land owners to obtain rights to the most attractive properties in our markets; strengthen our management team by combining our management with Engle Homes' management; and enhance our access to capital.

     Fairness Opinion. Deutsche Banc Securities Inc. ("DB") has delivered a written opinion dated April 4, 2002 to the Special Committee, consisting of our four independent directors, to the effect that, as of April 4,

2002 and based upon and subject to certain matters stated therein, the Conversion Ratio (as defined in the opinion) is fair, from a financial point of view, to the holders of our common stock, other than Technical Olympic. DB'S OPINION IS ADDRESSED TO THE SPECIAL COMMITTEE AND RELATES TO THE FAIRNESS TO THE HOLDERS OF OUR COMMON STOCK (OTHER THAN TECHNICAL OLYMPIC) OF THE MERGER FROM A FINANCIAL POINT OF VIEW AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER WITH RESPECT TO MATTERS RELATING TO THE MERGER. The full text of the written opinion dated April 4, 2002 of DB is attached hereto as Exhibit C and details the procedures followed, assumptions made, matters considered and limitations on the review undertaken by DB in connection with such opinion. See "The Merger -- Opinion of Deutsche Banc Securities Inc., Financial Advisor to the Special Committee."

THE COMPANIES

     Newmark. We design, build and sell single-family homes, town homes and patio homes in seven markets in Texas, Florida, Tennessee and North Carolina.

     Engle. Engle designs, builds and sells single-family homes, town homes, patio homes and condominiums in seven markets in Texas, Florida, Colorado, Virginia and Arizona.

     Technical Olympic. Technical Olympic is a wholly-owned, indirectly-held subsidiary of Technical Olympic S.A., a Greek corporation publicly traded on the Athens Stock Exchange that is engaged principally in infrastructure and real estate development in Greece and other European countries and, indirectly through Newmark and Engle, in the United States.

RECENT DEVELOPMENTS

     On April 6, 2002, we entered into a stock purchase agreement pursuant to which we will sell Westbrooke to Standard Pacific for approximately $41 million in cash. An adjustment (either upwards or downwards) to the purchase price may occur within 90 days of the closing date of the Westbrooke Sale based on Westbrooke's net income from January 1, 2002 through the closing date. In addition, on the effective date of the Westbrooke Sale, Standard Pacific will satisfy approximately $54 million of Westbrooke's debt that includes approximately $14 million of intercompany liabilities owed to Newmark. The amounts will be adjusted for other capital activity through the closing date. We expect the Westbrooke Sale, which is subject to the satisfaction of certain conditions, to become effective on or about April 12, 2002. For more information on the Westbrooke Sale and its impact on our business, see "Our
Business -- Recent Developments" and "Financial Information."

SUMMARY OF SELECTED FINANCIAL INFORMATION

     For certain historical consolidated financial data for both Engle and us and pro forma combined financial data which gives effect to the Westbrooke Sale, the Merger and the Refinancing, see "Financial Information."

                   INTEREST OF CERTAIN PERSONS IN THE MERGER

     Engle Holdings is a wholly-owned subsidiary of Technical Olympic. Technical Olympic also owns 80% of our outstanding common stock. We were not required to solicit proxies to obtain stockholder approval for the Merger and the Charter Amendment because Technical Olympic, as our majority stockholder, approved the Merger Transactions by written consent in lieu of a stockholders' meeting.

                                  RISK FACTORS

     The following risk factors apply to the combined businesses of Newmark and Engle following the Merger. References to "our," "we" or "us" in this section only refer to the combined business which is the surviving corporation in the Merger. You should carefully consider each of the following factors, as well as other information contained in this Information Statement.

RISK RELATED TO OUR BUSINESS

  OUR SIGNIFICANT LEVEL OF DEBT COULD ADVERSELY AFFECT OUR FINANCIAL CONDITION AND PREVENT US FROM FULFILLING OUR DEBT SERVICE OBLIGATIONS.

     We currently have, and after the completion of the Merger will continue to have, a significant amount of debt. As of December 31, 2001, we would have had on a pro forma basis (after giving effect to the Westbrooke Sale, the Merger Transactions and the Refinancing) approximately $406.8 million aggregate principal amount of outstanding debt (including Engle's 9 1/4% senior notes due 2008 with respect to which, as part of the Refinancing, we intend to deposit approximately $13 million with the trustee to defease the covenants thereunder and the Engle Homes Acquisition Debt that we are assuming prior to the Merger and repaying pursuant to the Refinancing; see "The Merger -- The Refinancing"). We also would have had the capacity to borrow an additional $175.0 million under our new credit facility, subject to us satisfying the relevant borrowing conditions in that facility. In addition, subject to restrictions in our financing documents, we may incur additional debt.

     The level of our debt could have important consequences, including:

     - making it more difficult for us to pay interest and principal with respect to our debt;

     - requiring us to dedicate a substantial portion of our cash flow from operations for interest and principal payments on our debt and reducing our ability to use our cash flow to fund working capital, acquisitions and other general corporate requirements;

     - limiting our ability to obtain additional financing to fund working capital, acquisitions and other general corporate requirements;

     - increasing our vulnerability to general adverse economic and industry conditions;

     - limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     - placing us at a disadvantage compared to our competitors who are less leveraged; and

     - exposing us to fluctuations in interest rates with respect to that portion of our debt which is at a variable rate of interest.

     Our ability to meet our debt service obligations depends on our future performance as well as the housing market in general. Numerous factors outside of our control, including changes in economic or other business conditions generally or in the markets or industry in which we do business, may adversely affect our operating results and cash flows which in turn may affect our ability to meet our debt service obligations. If we are unable to meet our debt service obligations, we could be forced to restructure or refinance our debt, seek additional equity capital or sell assets. We may be unable to restructure or refinance our debt, obtain additional financing or sell assets on satisfactory terms or at all.

  WE MAY NEED ADDITIONAL FUNDS FOR THE GROWTH AND DEVELOPMENT OF OUR BUSINESS AND IF WE ARE UNABLE TO OBTAIN THESE FUNDS, WE MAY NOT BE ABLE TO EXPAND OUR BUSINESS AS PLANNED.

     Our operations require significant amounts of cash. While we do not anticipate any need for additional sources of financing following the closing of the Refinancing to operate our existing business, if our business does not achieve the levels of profitability or generate the amount of cash that we anticipate or if we expand through acquisitions or growth through operations faster than anticipated, we may need to seek additional debt or equity financing to operate and expand our business. If we are unable to obtain sufficient capital to fund our growth and development initiatives, it could adversely affect our earnings and future growth. We may be unable to obtain additional financing on satisfactory terms or at all.

     If additional funds are raised through the incurrence of debt, we will incur increased debt service costs and may become subject to additional restrictive financial and other covenants. Moreover, the instruments governing the debt we incur pursuant to the Refinancing will contain provisions that restrict the amount of debt we may incur.

  OUR BUSINESS OPERATIONS ARE GEOGRAPHICALLY CONCENTRATED AND ECONOMIC DOWNTURNS IN THE GEOGRAPHIC AREAS IN WHICH WE OPERATE WOULD ADVERSELY AFFECT OUR BUSINESS.

     Although we operate in 11 major metropolitan areas, our operations are concentrated in the southwestern and southeastern United States. Adverse economic or other business conditions in these regions or in the particular markets in which we operate, all of which are outside of our control, could have a material adverse impact on our revenues and earnings.

  WE MAY NOT BE ABLE TO ACQUIRE SUITABLE LAND AT REASONABLE PRICES, WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

     We have experienced an increase in competition for available land and developed lots in some of our market areas as a result of the strength of the economy in many of these markets over the past few years and the availability of more capital to major homebuilders. Our ability to continue development activities over the long term depends upon our ability to locate suitable parcels of land or developed lots and acquire them to support our homebuilding operations. As competition for land increases, the cost of acquiring it may rise and the availability of suitable parcels at acceptable prices may decline. If we are unable to acquire suitable land or developed lots at reasonable prices, it could limit our ability to develop new projects or result in increased land costs which we may not be able to pass through to our customers. Both of these factors could adversely affect our earnings.

  TECHNICAL OLYMPIC, OUR MAJORITY STOCKHOLDER, WILL CONTINUE TO CONTROL US AFTER THE MERGER AND CAN CAUSE US TO TAKE CERTAIN ACTIONS OR PRECLUDE US FROM TAKING CERTAIN ACTIONS WITHOUT THE APPROVAL OF THE OTHER STOCKHOLDERS.

     Currently, Technical Olympic owns 80% of the voting power of our common stock. Following the Merger, Technical Olympic will own 25,578,787 shares of our common stock, representing 91.75% of the voting power of our common stock. As a result, Technical Olympic will retain the ability to control all fundamental matters affecting us, including with respect to the election of our directors and the outcome of any matter submitted to our board of directors or our stockholders for approval.

RISK RELATED TO OUR INDUSTRY

  CHANGES IN ECONOMIC OR OTHER BUSINESS CONDITIONS COULD ADVERSELY AFFECT OUR BUSINESS.

     The homebuilding industry historically has been cyclical and is affected significantly by adverse changes in general and local economic conditions, such as:

     - employment levels;

     - population growth;

     - consumer confidence and stability of income levels;

     - availability of financing for land acquisitions, construction and permanent mortgages;

     - interest rates;

     - inventory levels of both new and existing homes;

     - supply of rental properties; and

     - conditions in the housing resale market.

One or more of these conditions, all of which are outside of our control, could adversely affect demand and the prices for new homes in some or all of the regions in which we operate. A decline in demand or the prices we can obtain for our homes could have an adverse effect on our revenues and earnings.

  WE ARE SUBJECT TO SUBSTANTIAL RISKS WITH RESPECT TO THE LAND AND HOME INVENTORIES WE MAINTAIN.

     As a homebuilder, we must constantly locate and acquire new tracts of land for development and developed lots to support our homebuilding operations. There is often a lag time between the time we acquire land for development or developed lots and the time that we can bring the developed properties to market and sell them. As a result, we face the risk that demand for housing may decline during this period and that we will not be able to dispose of developed properties or undeveloped land or lots acquired for development at expected prices or within anticipated time frames or at all. The market value of housing inventories, undeveloped land and developed lots can fluctuate significantly because of changing market conditions. In addition, inventory carrying costs can be significant and can adversely affect our performance. Because of these factors, we may be forced to sell homes or other property at a loss or for prices that generate less profit than originally anticipated. We may also be required to make material write-downs of the book value of our real estate assets in accordance with generally accepted accounting principles if values decline.

  SUPPLY RISKS AND SHORTAGES CAN HARM OUR BUSINESS.

     The homebuilding industry from time to time has experienced significant difficulties with respect to:

     - shortages of qualified trades people and other labor;

     - inadequately capitalized local contractors;

     - shortages of materials; and

     - volatile increases in the cost of certain materials, including lumber, framing and cement, which are significant components of home construction costs.

These difficulties could cause us to take longer and pay more to build our homes. In addition, we may not be able to pass through any increased costs to our customers, particularly because in many cases we fix the price of a home at the time a sales contract is signed which may be up to one year in advance of the delivery of the home.

  FUTURE INCREASES IN INTEREST RATES COULD PREVENT POTENTIAL CUSTOMERS FROM PURCHASING OUR HOMES WHICH WOULD ADVERSELY AFFECT OUR BUSINESS.

     Virtually all of our customers finance their purchases through mortgage financing obtained from us or other sources. Increases in interest rates or decreases in the availability of mortgage financing could depress the market for new homes as potential homebuyers may not be able to afford higher monthly mortgage costs. Even if our potential customers do not need financing, changes in interest rates and mortgage availability could make it harder for them to sell their existing homes to potential buyers who need financing. Consequently, any future increases in interest rates could adversely affect our revenues and earnings.

  THE COMPETITIVE CONDITIONS IN THE HOMEBUILDING INDUSTRY COULD ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     The homebuilding industry is highly competitive and fragmented. We compete in each of our markets with numerous national, regional and local builders, including some builders with greater financial resources, more experience and more established market positions than ours and who have lower costs of capital, labor and material than us and better opportunities for land acquisitions. Builders of new homes compete for homebuyers, as well as for desirable properties, raw materials and skilled subcontractors. The competitive conditions in the homebuilding industry could among other things:

     - increase our costs and reduce our revenues;

     - make it difficult for us to acquire suitable land at acceptable prices;

     - require us to increase selling commissions and other incentives;

     - result in delays in construction; and

     - result in lower sales volumes.

     We also compete with resales of existing homes, available rental housing and, to a lesser extent, condominium resales. An oversupply of attractively priced resale or rental homes in the markets in which we operate could adversely affect our ability to sell homes profitably.

     Our mortgage origination and title operations are also subject to competition from third-party providers, many of which are substantially larger and may have a lower cost of funds or overhead than we do.

  OUR BUSINESS IS SUBJECT TO GOVERNMENTAL REGULATIONS WHICH INCREASE THE COST OF OUR DEVELOPMENT AND HOMEBUILDING PROJECTS AND MAY ADVERSELY AFFECT OUR BUSINESS.

     We are subject to extensive and complex laws and regulations that affect the development and homebuilding process, including laws and regulations related to zoning, permitted land uses, levels of density, building design, elevation of properties, water and waste disposal and use of open spaces. We also are subject to a variety of local, state and federal laws and regulations concerning the protection of health and the environment. In some of the jurisdictions in which we operate, we are required to pay impact fees, use energy saving construction materials and give commitments to provide certain infrastructure such as roads and sewage systems. We must also obtain permits and approvals from local authorities to complete residential development or home construction. The laws and regulations under which we operate and our obligations to comply with them may result in delays in construction and development, cause us to incur substantial compliance and other increased costs and prohibit or severely restrict development and homebuilding activity in certain areas in which we operate.

     Our mortgage origination and title insurance operations are subject to numerous federal, state and local laws and regulations. Failure to comply with these requirements can lead to administrative enforcement actions, the loss of required licenses and claims for monetary damages.

RISKS RELATED TO THE MERGER

  WE MAY NOT BE ABLE TO SUCCESSFULLY INTEGRATE AND OPERATE NEWMARK AND ENGLE AS A COMBINED COMPANY OR TO REALIZE THE EXPECTED BENEFITS OF THE MERGER.

     Although Newmark and Engle have been controlled by Technical Olympic as a majority or sole stockholder since November 2000, they have been operated independently. Following the Merger, we intend to integrate the operations of the companies in order to achieve, among other things, various operating and purchasing efficiencies. In connection with the Merger, the departure of management and other key personnel or difficulties in integrating the companies' operations could cause our financial condition, results of operations and competitive position to be adversely affected. Even if we overcome these challenges and risks, we may not realize the expected benefits of the Merger.

                                   THE MERGER

     Pursuant to the Merger Agreement, and as explained more fully below, Engle Holdings will be merged with and into us on the Effective Date, which we expect to be on or about May 31, 2002. When the Merger becomes effective, the separate existence of Engle Holdings will cease and we will survive the Merger and will continue to be governed by the laws of the State of Delaware. Engle Homes, the wholly-owned operating subsidiary of Engle Holdings, will become our wholly-owned subsidiary as a result of the Merger.

     In the Merger, each outstanding share of Engle Holdings' common stock, par value $0.01 per share, will be converted into 1,724.08294 shares of our common stock, par value $0.01 per share. As of April 5, 2002, there were 9,500 shares of Engle Holdings common stock, par value $0.01 per share, issued and outstanding, all of which are held by Technical Olympic. Thus, based on the last sale price of our common stock on April 5, 2002, Engle Holdings would be valued at $243.2 million.

     The Merger is conditioned upon certain conditions as well as the closing of the Refinancing. In addition, immediately prior to the Merger, we will assume the Engle Homes Acquisition Debt, which will be repaid as part of the Refinancing. See "The Merger -- The Refinancing." The Special Committee and its financial advisors considered our assumption of the Engle Homes Acquisition Debt in evaluating the ratio for the exchange of each Engle Holdings share into shares of our common stock pursuant to the Merger.

     Currently, our authorized capital stock consists of 30,000,000 shares of common stock, par value $0.01 per share, and 3,000,000 shares of preferred stock, par value $0.01 per share. We have 11,500,000 shares of our common stock outstanding and no shares of preferred stock outstanding. In the Merger, we will issue 16,378,787 new shares, which will result in Technical Olympic owning 25,578,787 shares of our common stock, representing 91.75% of our outstanding common stock after the Merger. Consequently, to accomplish the Merger we will amend our certificate of incorporation to increase the number of authorized shares of common stock from 30,000,000 to 67,000,000 shares, as set forth in the Charter Amendment. Pursuant to the Charter Amendment and the amendment of our bylaws, we will also increase the maximum number of authorized directors on our board from 10 to 15 directors and change our corporate name to "Technical Olympic USA, Inc."

BACKGROUND OF THE MERGER

     During late 2000 and early 2001, Technical Olympic began exploring the possibilities of merging the homebuilding operations of Newmark and Engle. Technical Olympic analyzed the financial aspects of a combination, various legal structures to accomplish such a combination, and the potential benefits that might be realized by combining Newmark and Engle. Technical Olympic's financial advisor, Banc of America Securities LLC ("BAS"), analyzed the market trends in the homebuilding industry, provided an analysis of the two companies and calculated an exchange ratio that reflected the value of each company at that time. Technical Olympic's legal counsel, Vinson & Elkins LLP ("VE"), analyzed the legal process necessary to complete a combination of us with Engle.

     On March 6, 2001, our board of directors ratified the appointment of all of the independent and outside directors of the board of directors (those directors who are not affiliated with Technical Olympic and who are not our employees or management) to the Special Committee. The Special Committee was delegated the authority by the board of directors to consider a potential merger between Engle and us and to employ or retain such consultants as necessary to advise the committee.

     On March 6, 2001, representatives of Technical Olympic met with members of the Special Committee to describe generally the proposed framework pursuant to which Engle Holdings could be merged into us in a stock-for-stock transaction. Following such meeting the Special Committee contacted DB with respect to the financial aspects and Andrews & Kurth LLP ("AK") with respect to the legal aspects about advising the Special Committee regarding a proposed merger.

     On March 6, 2001, we issued a press release that disclosed that we had formed the Special Committee to evaluate the possible merger of Engle Holdings and us and that the Special Committee was expected to engage outside counsel and other advisers to assist in the process of analyzing and evaluating the feasibility of the proposed merger.

     On or about March 8 and 13, 2001, the Special Committee retained DB and AK, respectively.

     On March 14, 2001, representatives of Technical Olympic and BAS met with members of the Special Committee and their consultants and made a presentation with respect to a proposed merger, including ranges of exchange values for each outstanding share of Engle Holdings.

     From March 14 to March 26, 2001, the Special Committee's consultants met with our management and the management of Engle Holdings, as well as consultants to Technical Olympic, and exchanged information regarding the two companies.

     On March 26, 2001, the Special Committee received a letter from Mr. Constantine Stengos, in his capacity as chairman of Technical Olympic, proposing an exchange value whereby Technical Olympic would own 96% of the combined company after the merger.

     On March 29, 2001, the Special Committee sent a letter to Mr. Stengos indicating that although the committee believed a combination of the two companies would provide certain strategic and financial advantages and would benefit the stockholders, the proposed exchange ratio was not sufficient.

     From March 26, 2001 to April 17, 2001, the Special Committee and representatives of Technical Olympic held discussions with respect to the proposed merger, exchanged and analyzed additional information, and identified points to be resolved or concluded prior to a merger.

     On April 17, 2001, the Special Committee received a letter from Technical Olympic indicating that Technical Olympic would be agreeable to an exchange ratio that would result in Technical Olympic owning 93% of the combined entity after the merger and our public shareholders owning 7%, subject to negotiations of other terms and conditions of the Merger Transactions.

     Commencing and continuing from April 17, 2001, representatives of the Special Committee and Technical Olympic considered the proposed terms of the Merger Transactions, conducted due diligence with respect to Engle and us and negotiated the terms of a merger agreement. As part of the merger negotiations, the Special Committee indicated that the proposed merger was dependent on the satisfactory resolution of the following issues:

          (i) the determination of the management of the combined business; and

          (ii) the refinancing of the debt of both Engle and us.

     From March 2001 to October 2001, Technical Olympic conducted a search for an appropriate candidate to be the Chief Executive Officer of the merged entity. On October 1, 2001, Technical Olympic hired Antonio B. Mon as its Chief Executive Officer with the expectation that Mr. Mon would become our Chief Executive Officer upon approval of the terms of his employment agreement by the Special Benefits Committee of our board of directors and consummation of the proposed merger. Tommy McAden, the Chief Financial Officer of Technical Olympic, also agreed to become our Chief Financial Officer effective upon consummation of the proposed merger. The Special Benefits Committee of our board of directors approved the economic terms for Mr. Mon and Mr. McAden on April 5, 2002. Mr. Mon's employment agreement has been finalized and executed by us and Mr. Mon. We are currently negotiating the terms of Mr. McAden's employment contract.

     On August 14, 2001, Technical Olympic retained a major investment bank to assist in arranging an aggregate of $600 million of financing for the combined business, including assumption of the Engle Homes Acquisition Debt. Since August 14, 2001, management and consultants of Technical Olympic, Engle Holdings and Newmark have been working with the bank to arrange the necessary financing of the combined business.

     Commencing in September 2001, representatives of Technical Olympic and the Special Committee began to negotiate the terms of the proposed merger to include the proposed refinancing, the assumption and repayment of the Engle Homes Acquisition Debt, and any necessary adjustment to the exchange ratio.

     On or about January 25, 2002, Technical Olympic formalized these discussions in a letter to the Special Committee, including the assumption and repayment of the Engle Homes Acquisition Debt. Based upon the revised financial structure, Technical Olympic proposed an exchange ratio which upon consummation of the merger would result in Technical Olympic owning 92.5% of the combined business.

     On or about February 5, 2002, after further negotiations, Technical Olympic agreed to an exchange ratio whereby Technical Olympic would own 91.75% of the merged entity and the public shareholders would own 8.25%. On or about April 4, 2002, after further consultation with its financial and legal advisors, the Special Committee approved and recommended to our full board of directors the Merger and the terms of a definitive Merger Agreement, subject to resolution of any due diligence questions.

     The definitive Merger Agreement that was negotiated between the Special Committee and Technical Olympic was presented to our full board of directors. Our board analyzed and reviewed with the appropriate officers and consultants of each respective company, the definitive merger agreement and considered, among other things, the various considerations set forth under "-- Reasons for the Merger."

     The Merger, the Merger Agreement and the Charter Amendment were approved by our board of directors and the Merger Transaction were recommended to our stockholders on April 5, 2002.

     On April 5, 2002, following the approval of the Merger Agreement by our board of directors, Technical Olympic, which holds 80% of our issued and outstanding common stock, entered into a written consent of the majority stockholder approving the Merger on the terms and conditions specified in the Merger Agreement and approved the Charter Amendment.

     The board of directors of Engle Holdings approved and recommended the Merger to Engle Holdings' sole stockholder and then Technical Olympic as the sole stockholder of Engle Holdings approved the Merger by unanimous written consents dated April 5, 2002.

OUR BUSINESS

     We design, build and sell single-family homes, town homes and patio homes in seven markets in Texas, Florida, Tennessee and North Carolina. At December 31, 2001, we operated in 67 communities and had 725 homes under construction. We are also actively engaged in residential land acquisition and lot development and at December 31, 2001, owned or had under option contracts 3,847 lots available for future homebuilding.

     The homes we market under our various brand names generally differ in terms of the locations offered, price, size and degree of customization. We market homes under the names Newmark(R), Fedrick, Harris Estate Homes and Marksman Homes in our markets in Texas, Tennessee and North Carolina. In Florida, we market homes under the Westbrooke name only. Typically, Newmark(R) homes range in size from 1,700 square feet to over 4,500 square feet, with an average sales price of $280,556 for homes closed during the year ended December 31, 2001. The homes we market under the Fedrick, Harris Estate Homes name provide the highest degree of customization and typically range in size from 3,500 square feet to over 7,000 square feet, with an average sales price of $483,799 for homes closed during the year ended December 31, 2001. Marksman Homes typically range in size from 1,550 square feet to over 2,450 square feet, with an average sales price of $165,426 for homes closed during the year ended December 31, 2001. Westbrooke Companies homes typically range in size from 1,350 square feet to over 3,500 square feet, with an average sales price of $213,857 for homes closed during the year ended December 31, 2001.

     We believe we compete favorably with other homebuilders in our markets by offering a broad selection of homes with a wide range of amenities and significant design customization options. We provide homebuyers the ability to select various design features in accordance with their personal preferences. Although most design modifications are significant to the homebuyer, they typically involve relatively minor adjustments that allow us to maintain construction efficiencies and achieve greater profitability due to increased sales prices and margins. As a high-volume builder, we believe our homes offer more value than those offered by local, lower-volume custom builders, primarily due to our effective purchasing, construction and marketing programs resulting from economies of scale. We believe that our ability to meet the design tastes of prospective homebuyers at competitive prices enables us to compete effectively with many of the other builders in our markets.

     Our predecessor company was founded in Houston, Texas in 1983. In March 1995, we acquired The Adler Companies, Inc., which has operated in southern Florida since 1990. In January 1998, we acquired Westbrooke Communities, Inc. and affiliated entities, which has operated in southern Florida area since 1976. We completed our initial public offering of common stock in March 1998. On December 15, 1999, Technical Olympic purchased 9,200,000 shares of our common stock from Pacific Realty Group, Inc., representing 80% of our outstanding common stock. In March 2001, we changed our state of incorporation from Nevada to Delaware. On April 6, 2002, we entered into a stock purchase agreement pursuant to which we will sell all the stock of Westbrooke to Standard Pacific. For more information on the sale of Westbrooke, see "Our Business -- Recent Developments."

     Our current principal executive offices are located at 1200 Soldiers Field Drive, Sugar Land, Texas 77479 and our phone number is (281) 243-0100. After the Merger, our principal executive offices will change to 4000 Hollywood Blvd., Suite 500 N, Hollywood, Florida 33021 and our phone number will be (954) 364-4000.

     Recent Developments. On April 6, 2002, we entered into a stock purchase agreement pursuant to which we will sell all the stock of Westbrooke to Standard Pacific for approximately $41 million in cash. An adjustment (either upwards or downwards) to the purchase price may occur within 90 days of the closing date of the Westbrooke Sale based on Westbrooke's net income from January 1, 2002 through the closing date. In addition, on the effective date of the Westbrooke Sale, Standard Pacific will satisfy approximately $54 million of Westbrooke's debt that includes approximately $14 million of intercompany liabilities owed to Newmark. The amounts will be adjusted for other capital activity through the closing date. We expect the Westbrooke Sale, which is subject to the satisfaction of certain conditions, to become effective on or about April 12, 2002.

     We sell homes in Florida under the Westbrooke name only. In the twelve months ended December 31, 2001, our revenues from the homes we sold under the Westbrooke name in Florida accounted for $196.5 million, or 32%, of our total homebuilding revenues. In addition, Westbrooke accounted for 919, or 39%, of the home sales we closed and 879, or 39%, of the sales contracts we executed (net of cancellations) during the twelve months ended December 31, 2001.

     Markets. We build homes in seven markets in Texas, Florida, Tennessee and North Carolina. We selected these markets based on a number of factors, including regional economic conditions, projected job growth, land availability, the local land development process, consumer tastes, competition from other builders of new homes and secondary home sales activity. We continue to evaluate new markets for possible entry where we believe there are attractive opportunities for us.

     The table below shows, by region, our sales contracts executed (net of cancellations), home sales closed, homebuilding revenue and average sales price, in each case for the year ended December 31, 2001, and our backlog at December 31, 2001:

                               MARKET REGION DATA
                                    NEWMARK

                                                             AVERAGE          BACKLOG
                       NET SALES              HOMEBUILDING    SALES     --------------------
REGION                 CONTRACTS   CLOSINGS     REVENUE       PRICE     HOMES   SALES VALUE
------                 ---------   --------   ------------   --------   -----   ------------
Texas................    1,189      1,254     $361,321,000   $288,135    302    $ 85,697,000
Florida(1)...........      879        919      196,535,000   $213,857    413      95,147,000
Mid-Atlantic(2)......      169        157       55,105,000   $350,987     37      11,978,000
                         -----      -----     ------------               ---    ------------
  Total..............    2,237      2,330     $612,961,000   $263,073    752    $192,822,000
                         =====      =====     ============               ===    ============

---------------

(1) Operations to be sold in the Westbrooke Sale. See "Our Business -- Recent Developments."

(2) This region consists of our operations in North Carolina and Tennessee.

     Our sales backlog at December 31, 2001 was 752 units compared to 845 units at December 31, 2000. Backlog represents home purchase contracts that have been executed and for which earnest money deposits have been received, but for which the sale has not yet closed. Home sales are not recorded as revenues until the closings occur. Historically, substantially all of the homes in our backlog at any given point in time have been sold in the following 12-month period. For example, 95% of the homes in our backlog at December 31, 2000 were closed in the year ended December 31, 2001, and 96% and 100% of the homes in our backlog at December 31, 1999 and 1998, respectively, were closed in the subsequent calendar year. Although cancellations can disrupt anticipated home closings, we believe that cancellations have not had a material negative impact on our operations or liquidity during the last several years. We attempt to reduce cancellations by reviewing each homebuyer's ability to obtain mortgage financing early in the sales process and by closely monitoring the mortgage approval process.

     Land Policies and Positions. To support our homebuilding operations, we acquire (i) lots that have sewage systems, drainage and other similar infrastructure in place (we refer to these lots as "developed lots"); and (ii) larger tracts of land having only the necessary approvals for the construction of sewage systems, drainage and other similar infrastructure (we refer to these tracts of land as "entitled land"). A developed lot is ready to have a house constructed on it. Before we build a house on entitled land, we must construct sewage systems, drainage and other infrastructure.

     We generally acquire multiple developed lots that are located adjacent to or near each other in a community. This enables us to build and market our homes more cost efficiently than if the lots were located in many separate locations. Historically, we have been able to acquire a majority of our developed lots through options rather than firm purchase contracts due to the awareness of our brand names among developers and the willingness of developers in our markets to option available lots. With the continuing strength in the housing sector, increasingly we have been required to acquire more of our developed lots under firm purchase contracts.

     We also acquire entitled land to develop lots through both options and firm purchase contracts. Before we enter into these options or contracts, we conduct extensive due diligence using our local experience and expertise, including on-site inspection and soil testing, and we confirm that the land has the required approvals for sewage systems, drainage and other infrastructure necessary for us to develop the lots and build homes on them. Occasionally, we sell a portion of the entitled land we purchase and develop to third-party builders to provide a source of additional revenue and to reduce the risk we incur by holding these lots in inventory.

     The table below shows our lot inventory by region for the years ended December 31, 2001, 2000 and 1999.

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               2001     2000     1999
                                                              ------   ------   ------
Texas.......................................................  2,204    2,398    1,724
Florida(1)..................................................  1,228    1,475    1,864
Mid-Atlantic................................................    415      407      341
                                                              -----    -----    -----
     Total(1)...............................................  3,847    4,280    3,929
                                                              =====    =====    =====

---------------

(1) Operations to be sold in the Westbrooke Sale. See "Our Business -- Recent Developments."

(2) Includes 2,122, 2,343, and 2,559 lots under option contracts as of December 31, 2001, 2000, and 1999, respectively.

     Design. Our home designs and floor plans are prepared by outside architects we hire in each of our markets to appeal to the local tastes and preferences of the community. Using our internal design department, we have the capability to change our standard floor plans to accommodate the individual homebuyer. While most design modifications are significant to the homebuyer, they typically involve relatively minor adjustments that allow us to maintain construction efficiencies and result in greater profitability due to increased margins.

     Centralized Purchasing. We utilize centralized purchasing to leverage our purchasing power into volume discounts, a practice that reduces costs, ensures timely deliveries and reduces the risk of supply shortages due to allocations of materials. We have negotiated favorable price arrangements with high quality national and regional suppliers such as Weyerhaeuser, National Gypsum Company, General Electric, Rheem Manufacturing, Dupont Corian, Moen, Inc., Owens Corning, Mohawk Industries, Dow Chemical, Royal Baths, Ingersoll-Rand and Sherwin-Williams for lumber, sheetrock, appliances, heating and air conditioning, counter tops, bathroom fixtures, roofing and insulation products, floor coverings, and other housing components. Other major materials, such as concrete and brick, are also centrally purchased to obtain volume discounts. There are no minimum purchase requirements for these arrangements.

     Construction. Subcontractors perform substantially all of our construction work. Our construction superintendents monitor the construction of each home, coordinate the activities of subcontractors and suppliers, subject the work of subcontractors to quality and cost controls and monitor compliance with zoning and building codes. Subcontractors typically are retained pursuant to a contract that obligates the subcontractor to complete construction at a fixed price in a workmanlike manner. In addition, under these contracts the subcontractor provides us with standard indemnifications and warranties. Typically, we work with the same subcontractors within each city, which provides us with a stable and reliable work force and better control over the costs and quality of the work performed. Although we compete with other homebuilders for qualified subcontractors, we have established long-standing relationships with many of our subcontractors.

     We typically complete the construction of a home within four to five months. Construction time for our homes depends on weather, availability of labor, materials, supplies and other factors. We do not maintain significant inventories of construction materials, except for materials related to work in progress for homes under construction. Generally, the construction materials used in our operations are readily available from numerous sources. We have favorable price arrangements or contracts with suppliers of certain of our building materials, but we are not under any specific purchasing requirements. In recent years, we have not experienced any significant delays in construction due to shortages of materials.

     Marketing and Sales. We build and market different types of homes to meet the needs of different homebuyers and the needs of different markets. For example, we sell to "first-time" homebuyers, "move-up" homebuyers who want to purchase a home that is larger and more expensive than their current home, homebuyers who are being relocated to a new city or state, homebuyers who want to move into a smaller and less expensive home and "empty-nesters" (homebuyers with grown children). We employ a variety of marketing techniques to attract potential homebuyers through numerous avenues including our Internet web site, extensive telemarketing and advertising, and other marketing programs. We advertise on television, in newspapers and other publications, through brochures and newsletters, on billboards and in brochures and newsletters produced and distributed by real estate and mortgage brokers. Certain of our suppliers participate in our advertising and promotional materials, either through co-branding, cost-sharing or through rebates.

     We typically conduct home sales from sales offices located in furnished model homes used in each community. At December 31, 2001, we conducted our marketing from 119 model homes. Our commissioned sales personnel assist prospective buyers by providing them with floor plans, price information, tours of model homes and information on the available options and other custom features. We provide our sales personnel with extensive training and we keep them updated as to the availability of financing, construction schedules and marketing and advertising plans to facilitate their marketing and sales activities. We supplement our in-house training program with training by outside sales and marketing consultants. We have also formed sales teams comprised of a sales person and other employees, who provide sales support and motivation.

     In addition to using model homes, we enhance our marketing and sales activity with a limited number of speculative homes, which we build in most communities in advance of any specific customer order or contract. We construct speculative homes to satisfy the requirements of relocated buyers, "move-up" homebuyers, and other buyers who need completed homes prior to the completion of the typical four to five month construction period. The number of speculative homes we build in any given community is influenced by local market factors, such as new employment opportunities, significant job relocations, housing demand and the length of time we have built in the market.

     We market and sell homes through commissioned sales personnel and in cooperation with independent real estate brokers. Because a significant portion of our sales originate from independent real estate brokers, we sponsor a variety of programs and events, including breakfasts, contests and other events to ensure that the brokers have the level of familiarity with our communities, homes and financing options necessary to successfully market our homes. We also offer other incentives to brokers to actively market our homes.

     Sales of our homes generally are made pursuant to a standard sales contract that is tailored to the requirements of each jurisdiction. Generally, our sales contracts require a down payment of a fixed amount (typically between $1,000 and $5,000) on our less expensive homes and as a percentage of the sales price (typically 5% to 10%) on our more expensive customized homes. The contract includes a financing contingency which permits the customer to cancel in the event mortgage financing at prevailing interest rates cannot be obtained within a specified period, typically four to six weeks from the signing, and may include other contingencies, such as the prior sale of a buyer's existing home. We estimate that the average period between the execution of a sales contract for a home and closing is approximately four to eight months for presold homes.

     Title and Mortgage Services. We provide title insurance and mortgage origination services through our financial services businesses. In 1997, we acquired a 49% interest in Pacific Title, L.C. ("Pacific Title"), which serves as a title insurance agent and provides title insurance policies and closing services to purchasers of homes built and sold by us in Texas. Our capital is not at risk in connection with these mortgages beyond our interest in Pacific Title and we assume no title insurance risk associated with these title policies. Stewart Title Company owns the balance of the interests of Pacific Title.

     In 2001, we acquired a 49% limited partnership interest in Universal Land Title of South Florida, Ltd., which serves as a title insurance agent and provides title insurance policies and closing services to purchasers of homes we build and sell in Florida. Our capital is not at risk in connection with these mortgages beyond our limited partnership interest and we assume no title insurance risk associated with these title policies. Affiliates of Technical Olympic own the balance of the partnership.

     In 2001, we also acquired a 49.99% limited partnership interest in Technical Mortgage, L.P., a mortgage origination company. TM Investments LLC and Preferred Home Mortgage Company ("PHMC"), both of which are affiliates of Technical Olympic and wholly-owned subsidiaries of Engle Homes, own the balance of the partnership. Our capital is not at risk in connection with these mortgages beyond our limited partnership interest. For more information on PHMC, see the section entitled "The Merger -- Engle Holdings, Title and Mortgage Services."

     Customer Service and Quality Control. Our operating divisions are responsible for both pre-closing quality control inspections and responding to customer's post-closing needs. We believe that the prompt, courteous response to homebuyers' needs during and after construction reduces post-closing repair costs, enhances our reputation for quality and service and ultimately leads to significant repeat and referral business. We conduct pre-closing inspections with homebuyers immediately before closing. In conjunction with the inspections, a list of items for home completion is created and outstanding issues are promptly addressed.

     An integral part of our customer service program includes post-closing interviews. In most markets, a customer service representative is sent into each home within 45 days of closing to evaluate the homeowners' satisfaction with their new home, as well as their experience with our sales personnel, construction department, and title and mortgage services. Typically, approximately a year after we sell a house we conduct another interview with the homeowner to determine the level of their continued satisfaction. These interviews provide us with a direct link to the customer's perception of the entire buying experience as well as valuable feedback on the quality of the homes we deliver and the services we provide.

     Warranty Program. We provide a two-year limited warranty of workmanship and materials with each of our homes (in South Florida, the warranty generally is limited to one-year, which is the prevailing time period for such a warranty in that market). We subcontract homebuilding work to subcontractors who provide us with an indemnity and a certificate of insurance before receiving payments for their work and, therefore, claims relating to workmanship and materials are the primary responsibility of our subcontractors. In all markets, except South Florida, we provide an additional eight-year limited homeowners' warranty covering major structural defects through an agreement with the Residential Warranty Corporation, an unaffiliated insurance company. An appropriate warranty reserve is established to cover anticipated warranty expenses not borne by our subcontractors. Our historical experience is that warranty expenses generally are within the reserve we have established. We generally have not had any material litigation or claims regarding warranties or latent defects with respect to construction of homes. Current claims and litigation are expected to be substantially covered by our reserve or insurance. After we sell a house, all warranty requests are processed through our customer service departments located in each of our markets. In most instances, a customer service manager inspects the warranty request within 48 hours of receipt. If a warranty repair is necessary, the construction superintendent who built the particular home manages and supervises the repair to ensure that the appropriate subcontractor takes prompt and appropriate corrective action.

     Governmental Regulation and Environmental Matters. We are subject to extensive and complex laws and regulations that affect the development and homebuilding process, including laws and regulations related to zoning, permitted land uses, levels of density, building design, elevation of properties, water and waste disposal, use of open spaces and the protection of health and the environment. We must also obtain permits and approvals from local authorities to complete residential development or home construction. Our mortgage financing and title insurance operations are subject to numerous federal, state and local laws and regulations, including applicable insurance laws and regulations. Failure to comply with these requirements can lead to administrative enforcement actions, the loss of required licenses and claims for monetary damages.

     Competition and Market Forces. The development and sale of residential properties is a highly competitive business with many competitors. We compete in each of our markets with numerous national, regional and local builders. Builders of new homes compete for homebuyers, as well as for desirable properties, raw materials and reliable, skilled subcontractors. We also compete with resales of existing homes, available rental housing and, to a lesser extent, with resales of condominiums.

     We believe we generally compare favorably to other builders in the markets in which we operate, due primarily to:

          (a) our experience within our geographic markets;

          (b) the ability of our local managers to identify and quickly respond to local market conditions; and

          (c) our reputation for service and quality.

     Our mortgage origination and title operations focus primarily on providing services to buyers of our homes. Thus, although we compete with other third-party providers of such financial services with respect to purchasers of our homes, we generally do not compete directly with such providers, many of whose sole business involves these operations with respect to homes we do not build. We believe marketing these services to our homebuilding clients provides us with a competitive advantage compared to those providers marketing such services without an established relationship.

     Employees. At December 31, 2001, we employed 492 persons, of whom 125 were sales and marketing personnel, 221 were executive, administrative and clerical personnel, and 146 were construction personnel. None of our employees are covered by collective bargaining agreements. We believe our relations with our employees are good.

     Corporate Properties. We own a 19,000 square foot facility in Sugar Land, Texas for both our Houston homebuilding operations and a design center, which allows a prospective homebuyer to view samples of some of the products and features we offer in our homes in Houston. We also own a 16,000 square foot facility in Sugar Land, Texas that we intend to sell in the near future. We lease an aggregate of approximately 27,415 square feet in Dallas, Austin, San Antonio, Nashville, Greensboro and Miami for our homebuilding operations in these markets. We believe our existing facilities are adequate for our current and planned levels of operations.

     Legal Proceedings. We are involved in various claims and legal actions arising in the ordinary course of business. We do not believe that the ultimate resolution of these matters will have a material adverse effect on our financial condition or results of operations.

     Subsequent to our press release on March 6, 2001 regarding the possibility of a merger with Engle, we were notified of the filing of two class action suits challenging any transaction between us and Engle Holdings as a violation of fiduciary duty. The first case was filed in the District Court, Clark County, Nevada and is entitled: Cause No. A431555; Barry Feldman v. Michael J. Poulos, Yannis Delikanakis, Michael S. Stevens, Constantinos Stengos, Georgios Stengos, Andreas Stengos, James M. Carr, William A. Hasler, Larry D. Horner, Lonnie M. Fedrick, Engle Holdings Corp. and Newmark Homes Corp. The second case was filed in the 80th Judicial District Court of Harris County, Texas and is entitled:
Cause No. 2001-14194; and Michael Gormley v. Michael J. Poulos, Yannis Delikanakis, Michael S. Stevens, Constantinos Stengos, Georgios Stengos, Andreas Stengos, James M. Carr, William A. Hasler, Larry D. Horner, Lonnie M. Fedrick, Engle Holdings Corp. and Newmark Homes Corp.

     The first class action lawsuit filed in Nevada has been stayed indefinitely pending the resolution of the second class action lawsuit filed in Texas. Our obligation to answer the complaint in the second class action lawsuit was deferred until the plaintiffs requested in writing that we answer the complaint pursuant to an agreement with the plaintiffs.

     Subsequent to the filing of the class action lawsuit in Texas, two intervenors filed interventions in the Texas class action: Intervention by Plaintiff Barry Feldman; Cause No. 2001-14194; Michael Gormley, on behalf of himself and all others similarly situated v. Michael J. Poulos, et al; in the 80th Judicial District Court Harris County, Texas, filed March 23, 2001; and Intervention by Plaintiff William F. Ring; Cause No. 2001-14194; Michael Gormley, on behalf of himself and all others similarly situated v. Michael J. Poulos, et al; in the 80th Judicial District Court Harris County, Texas, filed March 29, 2001.

     In March 2002, we reached an agreement in principle with representatives for the plaintiffs for the proposed settlement of the class actions, as well as the interventions. Under the terms of the settlement, we have agreed to pay the plaintiffs' attorneys' fees and expenses in an amount not to exceed $350,000 in the aggregate. The settlement is subject to a number of conditions, including the closing of the Merger, providing notice to the class, conducting confirmatory discovery, executing a definitive settlement agreement and obtaining final approval by the court.

     Market for Our Common Equity and Related Stockholder Matters. Our common stock commenced trading on the Nasdaq National Market on March 12, 1998 under the trading symbol "NHCH". The range of high and low closing sales prices per share by quarter for calendar years 1999, 2000 and 2001, as well as for the first quarter of 2002, as reported by the Nasdaq National Market, appear in the following table. These prices are what a securities dealer would pay for a share of our common stock and do not include any commissions you might have to pay or any retail mark-ups or mark-downs.

                                                                         RANGE
                                                                    ---------------
YEAR                            QUARTER                              HIGH     LOW
----                            -------                             ------   ------
1999  First.......................................................  $ 8.50   $ 6.25
      Second......................................................    6.75     5.00
      Third.......................................................    8.13     5.25
      Fourth......................................................    7.50     5.00
2000  First.......................................................  $ 6.50   $ 5.50
      Second......................................................    6.50     5.06
      Third.......................................................    8.75     6.38
      Fourth......................................................   11.50     8.31
2001  First.......................................................  $12.38   $ 9.11
      Second......................................................   17.00    10.52
      Third.......................................................   13.29     8.75
      Fourth......................................................   14.50     9.60
2002  First.......................................................  $17.84   $13.09

     As of December 31, 2001, there were 37 shareholders of record. We believe there are approximately 800 beneficial owners of our common stock.

     We did not declare any cash dividends on our common stock in 2000. We declared a dividend on March 6, 2001 of $0.54 per share of common stock to record holders of March 31, 2001, which was paid May 15, 2001.

     Our credit agreements generally contain covenants that limit the amount of dividends or distributions we can pay on our common stock and the amount of stock we can repurchase.

ENGLE'S BUSINESS

     Engle designs, builds and sells single-family homes, town homes, patio homes and condominiums in seven markets in Texas, Florida, Colorado, Virginia and Arizona. At December 31, 2001, Engle operated in 92 communities and had 1,314 homes under construction. Engle is also actively engaged in residential land acquisition and lot development and at December 31, 2001, owned or had under option contracts 10,040 lots available for future building. Engle markets homes under the Engle name only, but it offers a variety of home styles, with an average sales price of approximately $246,114 for the year ended December 31, 2001.

     Engle believes that it competes favorably with other homebuilders in its markets by offering a wide variety of homes styles. Engle believes that its market oriented approach, coupled with its emphasis on product and price diversification, permits it to sell to many different types of homebuyers, including "first-time" homebuyers, "move-up" homebuyers, homebuyers who are being relocated to a new city or state and empty-nesters, and enables Engle to respond rapidly to changing market conditions and the cyclical nature of the homebuilding industry.

     On November 22, 2000, Engle Homes became a wholly-owned subsidiary of Engle Holdings, a wholly-owned subsidiary of Technical Olympic, pursuant to a merger agreement dated October 12, 2000. Prior to its acquisition by Technical Olympic, Engle Homes' fiscal year ended on October 31. On November 22, 2000, Engle Homes changed its fiscal year from October 31 to December 31. Following the merger, the common stock of Engle Homes ceased to be publicly traded.

     Engle's principal executive office is located at 123 N.W. 13th Street, Suite 300, Boca Raton, Florida 33432, and its phone number is (561) 391-4012.

     Markets. Engle builds homes in seven markets in Texas, Florida, Colorado, Virginia and Arizona. Engle selected these markets based on a number of factors, including regional economic conditions, projected job growth, land availability, the local land development process, consumer tastes, competition from other builders of new homes and secondary home sales activity. Engle continues to evaluate new markets for possible entry where it believes there are attractive opportunities.

     The table below shows, by region, for Engle sales contracts executed (net of cancellations), home sales closed, homebuilding revenue and average sales price, in each case for the year ended December 31, 2001 and its backlog at December 31, 2001:

                               MARKET REGION DATA
                                     ENGLE

                                                             AVERAGE          BACKLOG
MARKET                 NET SALES              HOMEBUILDING    SALES     --------------------
REGION                 CONTRACTS   CLOSINGS     REVENUE       PRICE     HOMES   SALES VALUE
------                 ---------   --------   ------------   --------   -----   ------------
Texas................      322        369     $ 72,068,000   $195,306    100    $ 19,586,000
Florida..............    1,987      1,931      437,784,000   $226,713   1,273    326,028,000
Mid-Atlantic(1)......      355        536      158,466,000   $295,646    132      48,011,000
West(2)..............      945      1,057      289,807,000   $274,178    305      82,105,000
                         -----      -----     ------------              -----   ------------
  Total..............    3,609      3,893     $958,125,000   $246,114   1,810   $475,730,000
                         =====      =====     ============              =====   ============

---------------

(1) This region consists of Engle's operations in Virginia.

(2) This region consists of Engle's operations in Colorado and Arizona.

     Engle's sales backlog at December 31, 2001 was 1,810 units, compared to 2,094 units at December 31, 2000. Backlog represents home purchase contracts that have been executed and for which earnest money deposits have been received, but for which the sale has not yet closed. Home sales are not recorded as revenues until the closings occur. Although cancellations can disrupt anticipated home closings, Engle does not believe that cancellations have had a material negative impact on its operations or liquidity during the last several years. Engle attempts to reduce cancellations by reviewing each homebuyer's ability to obtain mortgage financing early in the sales process and by closely monitoring the mortgage approval process.

     Land Policies and Positions. Engle supports its homebuilding operations by acquiring (i) developed lots and (ii) entitled land for development. Engle generally acquires multiple developed lots that are located adjacent to or near each other in a community. This enables Engle to build and market its houses more cost efficiently than if the lots were located in many separate locations. Historically, Engle has been able to acquire a substantial portion of its developed lots through options rather than through firm purchase contracts due to the awareness of its brand name among developers and the willingness of developers in its markets to option available lots. With the continuing strength in the housing sector, increasingly Engle has been required to acquire more of its developed lots under firm purchase contracts.

     Engle also acquires entitled land to develop lots through both options and firm purchase contracts. Before Engle enters into such options or contracts it conducts extensive due diligence using its local experience and expertise, including on-site inspection and soil testing, and Engle confirms that the development has the approvals for sewage systems, drainage and other infrastructure necessary for Engle to develop the lots and build houses on them. Occasionally, Engle sells a portion of the entitled land it purchases and develops to third-party builders to provide a source of additional revenue and to reduce the risk it incurs by holding these lots in inventory.

     The table below shows Engle's lot inventory by region for the years ended December 31, 2001, 2000 and 1999.

                                                                          YEARS ENDED
                                                          YEAR ENDED      OCTOBER 31,
                                                         DECEMBER 31,   ---------------
                                                             2001        2000     1999
                                                         ------------   ------   ------
Texas..................................................      1,058       1,351    1,256
Florida................................................      3,761       4,755    6,306
Mid-Atlantic...........................................      1,510       1,357    1,663
West...................................................      3,711       3,675    4,143
                                                            ------      ------   ------
     Total(1)..........................................     10,040      11,138   13,368
                                                            ======      ======   ======

---------------

(1) Includes 6,146, 4,562, and 5,874 lots under option contracts as of December 31, 2001, October 31, 2000 and 1999, respectively. Lot inventory excludes lots upon which construction has commenced.

     Construction. Subcontractors perform substantially all of Engle's construction work. Engle's construction superintendents monitor the construction of each home, coordinate the activities of subcontractors and suppliers, subject their work to quality and cost controls and monitor compliance with zoning and building codes. Subcontractors typically are retained pursuant to a contract that obligates the subcontractor to complete construction at a fixed price in a workmanlike manner. In addition, under these contracts the subcontractor provides Engle with standard indemnifications and warranties. Typically, Engle works with the same subcontractors within each city, which provides Engle with a stable and reliable work force and better control over the costs and quality of the work performed. Although Engle competes with other homebuilders for qualified subcontractors, Engle has an established long-standing relationship with many of its subcontractors.

     Engle typically completes the construction of a home within four to five months. Construction time for its homes depends on weather, availability of labor, materials, supplies and other factors. Engle does not maintain significant inventories of construction materials, except for materials related to work in progress for homes under construction. Generally, the construction materials used in its operations are readily available from numerous sources. Engle has favorable price arrangements or contracts with suppliers of certain of its building materials, but it is not under specific purchasing requirements. In recent years, Engle has not experienced any significant delays in construction due to shortages of materials.

     Marketing and Sales. Engle uses a variety of marketing techniques to attract potential homebuyers, including the Internet, extensive telemarketing and advertising, and other marketing programs. Engle advertises on television, in newspapers and other publications, through brochures and newsletters, on billboards and in brochures and newsletters produced by real estate and mortgage brokers. Engle also uses a cross-referral program that encourages its personnel to direct customers to other Engle communities, as necessary to meet the customer's needs.

     Engle sells its homes primarily through commissioned sales personnel, as well as in cooperation with independent brokers. In all instances, Engle's sales personnel are available to assist prospective buyers by providing them with floor plans, price information, tours of model homes and the selection of various options and upgrades. Engle trains its sales personnel and they receive additional training from outside sales and marketing consultants. Engle keeps its sales personnel informed as to the availability of financing, construction schedules and marketing and advertising plans to facilitate their marketing and sales activities.

     Engle generally sells its homes pursuant to a standard sales contract that is tailored to the requirements of each jurisdiction in which it operates. Generally, Engle's sales contracts require a down payment of up to 10% of the sales price. The contract includes a financing contingency which permits the customer to cancel in the event mortgage financing at prevailing interest rates cannot be obtained within a specified period, typically four to six weeks from signing, and may include other contingencies, such as the prior sale of a buyer's existing home. Engle estimates that the average period between the execution of a sales contract for a home and closing is approximately six months.

     Title and Mortgage Services. Engle Homes provides title insurance and mortgage origination services through its financial services business. Universal Land Title, Inc. ("ULT"), a wholly-owned subsidiary of Engle Homes, currently provides title services to Engle's homebuyers in its Florida, Colorado and Texas markets, as well as to buyers of houses built by other homebuilders. At December 31, 2001, ULT was operating 19 offices in Florida, 1 office in Colorado, and 1 office in Texas.

     PHMC, a wholly-owned subsidiary of Engle Homes, is a mortgage origination company that underwrites, originates and sells mortgages for homes built by Engle and, to a lesser extent, homes built by other homebuilders. In addition, PHMC refinances homes as well. PHMC is an approved lender by the Federal National Mortgage Association ("FNMA") to deliver loan origination to FNMA and to other investors and to service such loans. During 2001, PHMC sold a total of approximately $489 million in mortgage loans (including servicing rights), representing most of the loans made by PHMC. Substantially all of PHMC's revenues are derived from mortgages on homes built by Engle. At December 31, 2001, PHMC was originating mortgages in all Engle homebuilding divisions.

     Customer Service and Quality Control. Engle's customer service department is responsible for pre-closing and post-closing customer needs. Before closing, an Engle employee accompanies the buyer on a home orientation and inspection tour. In conjunction with the inspections, a list of items for home completion is created and outstanding issues are properly addressed.

     Warranty Program. Engle provides each homebuyer with a one-year limited warranty of workmanship and materials and a ten-year structural warranty. Engle subcontracts homebuilding work to subcontractors who provide it with an indemnity and a certificate of insurance before receiving payments for their work and, therefore, claims relating to workmanship and materials are the primary responsibility of its subcontractors. Engle generally has not had any material litigation or claims regarding warranties or latent defects with respect to construction of homes. Current claims and litigation are expected to be substantially covered by Engle's reserve or insurance.

     Governmental Regulation and Environmental Matters. Engle is subject to extensive and complex laws and regulations that affect the development and homebuilding process, including laws and regulations related to zoning, permitted land uses, levels of density, building design, elevation of properties, water and waste disposal, use of open spaces and the protection of health and the environment. Engle must also obtain permits and approvals from local authorities to complete residential development or home construction. Engle's mortgage financing and title insurance operations are subject to numerous federal, state and local laws and regulations. Failure to comply with these requirements can lead to administrative enforcement actions, the loss of required licenses and claims for monetary damages.

     Competition and Market Forces. The development and sale of residential properties is a highly competitive and fragmented business. Engle competes in each of its markets with numerous national, regional and local builders. Builders of new homes compete for homebuyers, as well as for desirable properties, raw materials and reliable, skilled subcontractors. Engle also competes with resales of existing homes, available rental housing and, to a lesser extent, with resales of condominiums.

     Engle believes it generally compares favorably to other builders in the markets in which it operates, due primarily to:

          (a) Engle's experience within its geographic markets;

          (b) the ability of Engle's local managers to identify and quickly respond to local market conditions; and

          (c) Engle's reputation for service and quality.

     Engle's mortgage origination and title operations focus on providing services to customers of its homebuilding operations. Thus, although Engle competes with other third-party providers of such financial services with respect to purchasers of its homes, Engle generally does not compete directly with such providers, many of whose sole business involves these operations with respect to homes it does not build.

     Employees. At December 31, 2001, Engle Homes employed 866 persons, of whom 179 were sales and marketing personnel, 466 were executive, administrative and clerical personnel, and 221 were construction personnel. None of Engle Homes' employees are covered by collective bargaining agreements. Engle Homes believes that its relations with its employees are good.

     Corporate Properties. Engle's corporate office is located at 123 N.W. 13th Street, Suite 300, Boca Raton, Florida 33432, where Engle leases 9,356 square feet of office space for a term expiring in August 2006. Engle's building divisions, PHMC and ULT branch operations lease additional office space at various locations for their day-to-day operations. Management of Engle believes that the current leased offices are adequate for its needs for the near future.

     Legal Proceedings. Engle is involved in various claims and legal actions arising in the ordinary course of business. Engle does not believe that the ultimate resolution of these matters will have a material adverse effect on its financial condition or results of operations. Engle is also a defendant in the two class action lawsuits and interventions described under "The Merger -- Our Business, Legal Proceedings."

     In early February 2002, Alec Engelstein, Chief Executive Officer of Engle Homes, and David Shapiro, Vice President-Chief Financial Officer of Engle Homes, resigned from their executive positions with Engle Homes and alleged that they were entitled to receive severance packages in excess of $10,000,000 in the aggregate. Engle Homes has accepted the resignations but disputes that it owes the severance payments. Engle Homes has included amounts sufficient to cover the alleged payments due to Mr. Engelstein and Mr. Shapiro in the restructuring charges reflected in the pro forma financial statements. Engle, however, believes that it should prevail if the dispute is litigated or arbitrated.

     Market for Engle Holdings' Common Equity and Related Stockholder
Matters. There is no current trading market for the common stock of either Engle Holdings or Engle Homes. Technical Olympic owns all the outstanding common stock of Engle Holdings, which owns all the outstanding common stock of Engle Homes.

     Technical Olympic acquired Engle Homes in November 2000 through a merger with a subsidiary of Technical Olympic's wholly-owned subsidiary, Engle Holdings. As a result, the common stock of Engle Homes ceased to be publicly traded and was therefore delisted from the Nasdaq National Market. Thus, neither Engle Holdings nor Engle Homes is subject to the reporting requirements of the Exchange Act. However, under the terms of indentures dated February 2, 1998 and June 12, 1998, respectively, under which Engle Homes issued certain debt while it was publicly traded, Engle Homes is contractually obligated to file annual and quarterly reports with the SEC while that debt remains outstanding.

COMBINED OPERATIONS

     Upon completion of the Merger, we will be a geographically diversified, national homebuilder that is the eleventh largest homebuilder in the United States based on the number of homes closed in 2000, according to Builder Magazine's list of the top 100 homebuilders in the United States (after giving effect to a merger that occurred subsequent to the publication of the list between two homebuilders that were higher on the list than us and a proposed merger between two other homebuilders). We will operate in 11 metropolitan markets located in four major geographic regions: Texas, Florida, the West (Arizona and Colorado) and the Mid-Atlantic (Virginia and Tennessee). For the year ended December 31, 2001, on a pro forma combined basis (after giving effect to the Westbrooke Sale, the Merger Transactions and the Refinancing), we would have delivered 5,304 new homes and generated approximately $1.4 billion in revenues and $187.2 million in EBITDA.

     We will continue to design, construct, and market single-family residences, town homes, and condominiums principally targeting "first-time" homebuyers, "move-up" homebuyers, homebuyers who are being relocated to a new city or state, second home seasonal buyers and empty-nesters. We will continue to offer a variety of home styles and sizes under the brand names: Newmark(R), Fedrick, Harris Estate Homes, Marksman and Engle. We will also continue to offer financial services, including mortgage financing, title insurance and closing services, to buyers of our homes in the majority of our markets, as well as to buyers of homes built by other homebuilders.

     Upon completion of the Merger, we will operate in seven of the twenty fastest growing housing markets in the nation based on single-family housing starts in the ten months ended October 31, 2001. We believe that significant growth opportunities exist in the majority of these markets. As of December 31, 2001, on a pro forma combined basis (after giving effect to the Westbrooke
Sale), we owned or had under option contracts 12,659 lots, and we were actively building or marketing in 151 communities. Our backlog of homes available for delivery at December 31, 2001 (on a pro forma combined basis after giving effect to the Westbrooke Sale) would have been 2,149 homes under contract, representing approximately $573.4 million in revenues, most of which we expect to recognize by December 31, 2002.

     Our business strategy upon completion of the Merger, will include the following:

     Expand in existing and new markets. We have successfully expanded operations in new and existing markets through internal growth, start-up operations, and selected acquisitions. Within our existing markets, we intend to further expand our market share by increasing the number of residential homes we build, thereby leveraging our management structure and enhancing profitability by achieving further economies of scale. Over time, we also intend to diversify further geographically by expanding into new markets that have favorable characteristics, including significant single-family home permit activity, substantial job growth, a diversified economy and an availability of strong management with local market expertise. We believe this diversification will enable us to minimize our exposure to adverse conditions in individual local markets.

     Selectively acquire and manage lot inventory. We intend to continue to pursue a lot acquisition and inventory management policy that is designed to enhance both profitability and return on capital while minimizing the risks associated with investments in lots. We intend to continue to identify and acquire attractive locations to support our homebuilding operations in our markets and offer our customers a variety of communities with diverse products and prices. Wherever possible, we intend to continue to acquire lots to support our homebuilding operations through options to purchase rather than outright purchases. We generally also will seek to acquire improved residential lots ready for construction in order to minimize lot delivery issues and timing risks. To support our homebuilding operations we also expect to continue to acquire tracts of land that require site improvements before the start of home construction when we believe opportunities available outweigh the development risks and in markets demanding land development due to a shortage of available completed lots. In addition, we intend to continue to pursue partnership or joint venture agreements with other major homebuilders and investors, to purchase and develop well located parcels of land.

     Offer a broad selection of products. We intend to continue to offer a broad selection of homes appealing to a diverse customer base in order to attract a large portion of the potential homebuyers in the markets we serve. Our homes currently range in size from 1,350 square feet to over 7,000 square feet and have an average price of approximately $259,000 as of December 31, 2001. We intend to continue selling to "first-time" homebuyers, "move-up" homebuyers, homebuyers who are being relocated to a new city or state, second home seasonal buyers and empty-nesters and, to a lesser extent, we also intend to continue building and marketing larger, more expensive residences to the luxury, custom homebuyer segment.

     Maintain stringent cost controls. We believe a policy of stringent cost control is a key factor in maintaining and enhancing our profitability. We seek to control our costs and minimize our risks by:

     - reducing construction cycle time for our homes;

     - obtaining entitlements prior to purchasing land;

     - using subcontractors to perform home construction and site improvement work on a fixed price basis;

     - minimizing inventory of unsold homes by closely monitoring sales rates and changing market conditions;

     - using our position as a leading homebuilder to obtain favorable pricing from subcontractors and volume discounts on construction materials from suppliers; and

     - developing and maintaining information systems that allow us to monitor land acquisitions, homebuilding production, scheduling and budgeting on a daily basis.

     Provide superior quality and customer service. We intend to continue to focus on building high quality homes and achieving high customer satisfaction because we believe they have been, and will continue to be, critical to our success. We will continue to provide prompt, courteous responses to homebuyers' needs throughout the homebuying process and after the closing because we believe it reduces post-closing repair costs, enhances our reputation for quality and service, and further leads to significant repeat and referral business.

MERGER AGREEMENT AND RELATED MATTERS

     Conditions to Closing the Merger. The Merger Agreement provides that the respective obligations of each of the parties to effect the Merger are subject to the satisfaction or waiver of customary conditions, including the condition that no injunction, restraining order or decree issued or entered by any governmental authority, or other legal restraint or prohibition, will be in effect preventing or materially restraining consummation of the Merger Agreement. The Merger is also contingent upon the completion of the Refinancing. See "The Refinancing" below.

     Effectiveness of the Merger. The Merger will become effective at the time a Certificate of Merger is recorded by the Secretary of State of the State of Delaware.

     Consideration for the Merger. As explained more fully in the Merger Agreement, on the Effective Date, Engle Holdings will be merged with and into us and each issued and outstanding share of Engle Holdings' common stock will be converted into 1,724.08294 shares of our common stock. In addition, immediately prior to the Merger we will assume the Engle Homes Acquisition Debt, which will be repaid as part of the Refinancing. See "The Merger -- The Refinancing." The Special Committee and its financial advisors considered our assumption of the Engle Homes Acquisition Debt in evaluating the ratio for the exchange of each Engle Holdings share into shares of our common stock pursuant to the Merger.

     Fractional Shares. No fractional shares of our common stock will be issued in the Merger. To the extent that the conversion ratio would result in a fractional number of shares of our common stock being issued, the number of shares of our common stock issuable in the Merger will be rounded down to the next whole number.

     Effect of the Merger. Engle Holdings will be merged with and into us on the Effective Date. The separate existence of Engle Holdings will cease and we will survive the Merger and continue to be governed by the laws of Delaware. Engle Homes will become our wholly-owned subsidiary as a result of the Merger. To accomplish the Merger we will amend our certificate of incorporation to increase the number of authorized shares of common stock from 30,000,000 to 67,000,000, as set forth in the Charter Amendment. Pursuant to the Charter Amendment and the amendment of our bylaws, we will also increase the maximum number of authorized directors on our board from 10 to 15 directors and change our corporate name to "Technical Olympic USA, Inc." We will continue to conduct our existing business and to possess all of our assets, rights, powers and property, and be subject to all our debts, liabilities and obligations as constituted at and as of the Effective Date.

     We will succeed to all of Engle Holdings' assets, rights, powers and property, as well as its debts, liabilities and obligations. As a result, Engle Homes, the wholly-owned operating subsidiary of Engle Holdings, will become our wholly-owned subsidiary.

     Changes in Management. Upon consummation of the Merger, Antonio B. Mon will become a director of Newmark and James M. Carr will resign as a director of Newmark as of the Effective Date (or as of the closing date of the Westbrooke Sale, whichever is earlier). All of our other existing directors will continue in office following the Merger. Upon consummation of the Merger, our Chief Executive Officer will be Antonio B. Mon and our Chief Financial Officer will be Tommy McAden. See "Management."

     Representations and Warranties. Each party to the Merger Agreement makes representations and warranties to the other parties, including its qualification to do business, and its ability and authorization to enter into the Merger Agreement. The representations and warranties of each of the parties will not survive closing, except Technical Olympic's representations and warranties relating to the conduct of Engle's business since November 2000 (when Technical Olympic purchased Engle) and to Technical Olympic's lack of knowledge regarding any undisclosed Engle liabilities, which representations and warranties will survive for six months following the closing of the Merger.

     Termination of the Merger Agreement. Before the closing of the Merger, the parties may agree by mutual written consent to terminate the Merger. Any of the parties may terminate the Merger Agreement in writing to the other parties if the Merger is not consummated on or before December 31, 2002, unless the failure to consummate the Merger is the result of a default by the party seeking to terminate the Merger Agreement, or if a court or governmental entity issues an order, decree or ruling enjoining, restraining or otherwise prohibiting the consummation of the Merger. We may terminate the Merger Agreement if Engle Holdings or Technical Olympic is in material default of any provision of the Merger Agreement and such default continues for 10 days after we give notice of the default. Similarly, Engle Holdings or Technical Olympic may terminate the Merger Agreement, if we are in material default of any provision of the Merger Agreement and such default continues for 10 days after either Engle Holdings or Technical Olympic gives notice of the default.

     Indemnification. Our certificate of incorporation provides that we will indemnify the members of our board of directors to the fullest extent permitted by law. In addition, we have entered into indemnification agreements with our directors to clarify their indemnification pursuant to their membership on the board of directors and to establish a procedure for indemnification and the advancement of expenses.

REASONS FOR THE MERGER

     We believe that the Merger provides an opportunity to improve our operating and financial performance. The combined entity will create one of the largest homebuilding companies in the United States, with pro forma combined revenue (after giving effect to the Westbrooke Sale, the Merger Transactions and the Refinancing) of approximately $1.4 billion for the year ended December 31, 2001. The addition of Engle will also significantly increase our market penetration. Based on annual job growth, we currently operate in three of the top twenty residential markets in the United States and Engle operates in six of the top twenty residential markets in the United States. With the acquisition of Engle, we will increase our presence to seven of the top twenty fastest growing housing markets in the nation based on single-family housing starts in the ten months ended October 31, 2001.

     We also believe the merger with Engle will:

     - expand our markets and increase our geographic diversification;

     - increase our operating efficiencies as a result of economies of scale;

     - improve our purchasing power with respect to subcontractors and suppliers;

     - increase our leverage with brokers and land owners to obtain rights to the most attractive properties in our markets;

     - enhance our management team and homebuilding expertise through the addition of Engle Homes' management and key employees; and

     - enhance our access to capital.

For these reasons, the Special Committee and our board of directors believe that the Merger Transactions are in the best interest of our company and our stockholders. In reaching their conclusions, the Special Committee and our board of directors considered:

     - the judgment, advice and analyses of our management with respect to the strategic, financial and potential operational benefits of the Merger, based in part on the business, financial and legal due diligence investigations performed with respect to Engle;

     - the accretive effect of the Merger on our pro forma combined earnings per share;

     - the reputation of Engle, including the reputation and experience of its management team;

     - the advice of, and financial analyses prepared by, DB;

     - the opinion of DB regarding the fairness from a financial point of view of the Conversion Ratio to the holders of Newmark's common stock, other than Technical Olympic; and

     - the advice of counsel that the Merger should be tax-free to us and our stockholders for federal income tax purposes.

OWNERSHIP AFTER THE MERGER

     After the Merger, our stockholders will continue to own their existing shares. We will issue 16,378,787 new shares of our common stock to Technical Olympic, which owns all the outstanding stock of Engle Holdings, in the Merger. Upon completion of the Merger, stockholders other than Technical Olympic will own 8.25% of our outstanding common stock and Technical Olympic will own 25,578,787 shares of our common stock, representing 91.75% of our outstanding common stock.

OPINION OF DEUTSCHE BANC SECURITIES INC., FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE

     DB has acted as financial advisor to the Special Committee in connection with the proposed Merger pursuant to the Merger Agreement. As set forth more fully in the Merger Agreement, Engle Holdings will be merged with and into Newmark. Each share of Engle Holding's common stock, $0.01 par value, issued and outstanding immediately prior to the Effective Date shall, by virtue of the Merger, be changed and converted into fully paid and nonassessable shares of common stock, par value $0.01 per share, of Newmark ("Newmark Common Stock") at the Conversion Ratio (as defined below). The conversion ratio ("Conversion Ratio") shall be the ratio of 1,724.08294 Newmark Shares to one Engle Holdings Share. At the April 4, 2002 meeting of the Special Committee, DB delivered its oral opinion, subsequently confirmed in writing as of the same date, to the Special Committee to the effect that, as of the date of such opinion, based upon and subject to the assumptions made, matters considered and limits of the review undertaken by DB, the Conversion Ratio to be applied in the Merger was fair, from a financial point of view, to the stockholders of Newmark, other than Technical Olympic.

     THE FULL TEXT OF DB'S WRITTEN OPINION, DATED APRIL 4, 2002, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN BY DB IN CONNECTION WITH THE OPINION, IS ATTACHED AS EXHIBIT C TO THIS INFORMATION STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. OUR STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY. THE SUMMARY OF THE OPINION SET FORTH IN THIS INFORMATION STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     In connection with DB's role as financial advisor to the Special Committee, and in arriving at its opinion, DB has, among other things, reviewed certain publicly available financial and other information concerning Newmark and Engle Holdings and certain internal analyses and other information furnished to it by Newmark and Engle Holdings. DB has also held discussions with members of the senior management of Newmark and Engle Holdings regarding the business and general future prospects of Newmark and Engle Holdings. In addition, DB has (i) reviewed the reported prices and trading activity for Newmark Common Stock, (ii) compared certain financial and stock market information for Newmark and Engle Holdings, as appropriate, with similar information for certain other companies whose securities are publicly traded,

(iii) reviewed the terms of the draft Merger Agreement, and (iv) performed such other studies and analyses and considered such other factors as it deemed appropriate.

     In preparing its opinion, DB did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Newmark or Engle Holdings, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, DB assumed and relied upon the accuracy and completeness of all such information and DB did not conduct a physical inspection of any of the properties or assets, and did not prepare or obtain any independent evaluation or appraisal of any of the assets or liabilities of Newmark or Engle Holdings. With respect to the financial forecasts and projections made available to DB and used in its analyses, DB assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Newmark or Engle Holdings as to the matters covered thereby. In rendering its opinion, DB expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. DB's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion.

     For purposes of rendering its opinion, DB has assumed that, in all respects material to its analysis, the draft Merger Agreement reviewed by DB and the executed Merger Agreement will not be materially different, the representations and warranties of Newmark, Engle Holdings and Technical Olympic contained in the Merger Agreement are true and correct and that Newmark, Engle Holdings and Technical Olympic will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of Newmark, Engle Holdings and Technical Olympic to consummate the Merger will be satisfied without any waiver thereof. DB has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Merger will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which any of Engle Holdings, Technical Olympic and Newmark is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Engle Holdings, Technical Olympic or Newmark or materially reduce the contemplated benefits of the Merger to Newmark or the holders of Newmark Common Stock, other than Engle Holdings and its affiliates. For purposes of rendering its opinion, DB has assumed that the Merger will be tax-free to each of Newmark and Engle and their respective stockholders.

     Set forth below is a brief summary of certain financial analyses performed by DB in connection with its opinion and reviewed with the Special Committee at its meeting on April 4, 2002.

     Accretion/dilution analysis. DB conducted an analysis of the expected Newmark earnings per share ("EPS") in the absence of the Merger, and determined the extent to which that expectation would change following the Merger. DB conducted the analysis on a pro forma basis as if the Merger had occurred as of the beginning of 2001 using the actual results for the fiscal years ended for Newmark and Engle. In addition, DB analyzed the expected impact for the fiscal years 2002 and 2003 on the basis of the projections delivered to DB, taking into account certain adjustments relating to the Merger, including the impact of the proposed sale of Westbrooke. The following table summarizes the results of the DB analysis:

                     ACCRETION/DILUTION ANALYSIS -- SUMMARY

                                                EPS    PRO FORMA EPS   ACCRETION/ DILUTION
                                               -----   -------------   -------------------
2001.........................................  $2.11       $3.27                     54.6%
2002E........................................   1.70        2.76                     63.0
2003E........................................   2.44        3.60                     47.5

     Financial contribution analysis. DB reviewed and analyzed the relative financial contribution of both Newmark and Engle Holdings on both historic and prospective bases, and compared the percentage contributions from Newmark to the level of pro forma ownership that is provided to current stockholders of

Newmark following consummation of the Merger (41.25%). In doing so, the analysis assumes that each of the two companies operated, and would continue to operate, as a separate entity, in order to determine the level of contribution (defined as a percentage of the total) that each company provides. As the following chart summarizes, the analysis compared revenue, EBITDA (defined as earnings before interest, taxes, depreciation and amortization), net income and tangible book value for each of three calendar years ending 2001, 2002E and 2003E.

                        FINANCIAL CONTRIBUTION ANALYSIS

                                             2001                2002E                2003E
                                      ------------------   ------------------   ------------------
                                                 ENGLE                ENGLE                ENGLE
                                      NEWMARK   HOLDINGS   NEWMARK   HOLDINGS   NEWMARK   HOLDINGS
                                      -------   --------   -------   --------   -------   --------
Revenue.............................   38.3%      61.7%     32.2%      67.8%     33.0%      67.0%
EBITDA..............................   27.1       72.9      24.9       75.1      24.6       75.4
Net income..........................   25.6       74.4      25.2       74.8      27.0       73.0
Tangible book value.................   31.0       69.0      37.9       62.1      35.1       64.9

     Analysis of Selected Publicly Traded Companies. DB reviewed certain financial information and calculated commonly used valuation measurements for Newmark and Engle Holdings (as applicable) to corresponding information and measurements for a group of four publicly traded companies in the homebuilding industry consisting of: Beazer Homes USA Inc., Hovnanian Enterprises Inc., Meritage Corporation, and M/I Schottenstein Homes Inc. Such financial information and valuation measurements included, among other things:

     - current equity market valuation and 52 week range;

     - total enterprise value (the sum of equity market valuation and net debt);

     - ratios of total enterprise value to revenues, EBITDA, and earnings before interest and taxes ("EBIT");

     - ratios of current equity market valuation to latest twelve months' reported net income; and

     - ratios of current equity market valuation to tangible book value.

     To determine the total enterprise value and equity value for Engle Holdings, DB used the Conversion Ratio and Newmark's share price as of April 2, 2002. To calculate the trading multiples for Newmark and the selected companies, DB used information provided by Newmark and publicly available information concerning historical and projected financial performance, including published historical financial information and earnings estimates reported by the Institutional Brokers Estimate System ("IBES"). IBES is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors. The results can be summarized as follows:

                      TRADING COMPANY ANALYSIS -- SUMMARY

                                                           HIGH   LOW   MEAN   MEDIAN
                                                           ----   ---   ----   ------
LAST TWELVE MONTHS
  Total enterprise value/EBITDA..........................  5.8x   5.0x  5.4x    5.4x
  Total enterprise value/EBIT............................  6.1    5.3   5.7     5.6
  Equity value/tangible book value.......................  2.5    1.5   2.0     2.0
  Market price/EPS.......................................  8.0    6.4   7.2     7.2
  Market price/2002E EPS.................................  8.0    7.0   7.6     7.8

                             MULTIPLES AT MERGER(1)

                                                                             NEWMARK AND
                                                            NEWMARK,       ENGLE HOLDINGS
                                                           STAND-ALONE   COMBINED, PRO FORMA
                                                           -----------   -------------------
LAST TWELVE MONTHS
  Total enterprise value/EBITDA..........................      4.7x              3.7x
  Total enterprise value/EBIT............................      5.2               4.0
  Equity value/net income................................      6.6               4.3
  Equity value/tangible book value.......................      1.5               1.4

---------------

(1) Based on the total enterprise value of Newmark as of April 2, 2002.

     None of the companies utilized in the trading company analysis is identical to Newmark or Engle Holdings. Accordingly, DB believes the analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in DB's opinion, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of the selected companies.

     The foregoing summary describes the analyses and factors that DB deemed material in its presentation to the Special Committee, but is not a comprehensive description of all analyses performed and factors considered by DB in connection with preparing its opinion. The preparation of a financial advisor's fairness opinion is a complex process involving the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to summary description. DB believes that its analyses must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying the opinion. In arriving at its opinion, DB did not assign specific weights to any particular analyses.

     In conducting its analyses and arriving at its opinion, DB utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling DB to provide its opinion to the Special Committee as to the fairness, from a financial point of view, of the Conversion Ratio to stockholders of Newmark, other than Technical Olympic, and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, DB made, and was provided by Newmark management and the Special Committee, with numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond Newmark's control. These analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Newmark or its advisors, neither Newmark, the Special Committee nor DB nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

     Although DB provided advice to the Special Committee relating to the Merger, the decision to recommend the Merger was solely that of the Special Committee and Newmark's Board of Directors. As described above, the opinion and presentation of DB to the Special Committee were only one of a number of factors taken into consideration by the Special Committee and Newmark's Board of Directors in making their determinations to recommend the Merger. DB's opinion was rendered to the Special Committee to assist it in connection with its consideration of the Merger and does not constitute a recommendation to any holder of Newmark Common Stock.

     The Special Committee and Newmark selected DB as financial advisor to the Special Committee in connection with the Merger based on DB's qualifications, expertise, reputation and experience in mergers and acquisitions. The Special Committee has retained DB pursuant to a letter agreement dated as of March 8, 2001. As compensation for DB's services in connection with the Merger, DB was paid a cash retainer fee of $100,000 and, upon delivery of its opinion, is entitled to be paid an additional cash fee of $400,000. In the event that the Merger is consummated, Newmark has agreed to pay DB an additional fee of $250,000. Regardless of whether the Merger is consummated, subject to certain limitations, Newmark has agreed to reimburse DB for all reasonable fees and disbursements of DB's counsel and all of DB's reasonable travel and other out-of-pocket expenses incurred in connection with the Merger or otherwise arising out of the retention of DB under the letter agreement. Newmark has also agreed to indemnify DB and certain related persons to the full extent lawful against certain liabilities, including certain liabilities under the federal securities laws, arising out of or related to its engagement or the Merger.

     DB is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. DB is an affiliate of Deutsche Bank AG (together with its affiliates, the "Deutsche Bank Group"). In the ordinary course of business, members of the Deutsche Bank Group may actively trade in the securities and other instruments and obligations of Newmark or Engle Holdings for their own accounts and for the accounts of their customers. Accordingly, the Deutsche Bank Group may at any time hold a long or short position in such securities, instruments and obligations. In addition, a member of the DB Group, as of April 4, 2002, was considering but had not yet committed to a role in the financing required to consummate the Merger. Such role, if assumed, would result in additional fees payable to the DB Group upon the provision of such financing and consummation of the Merger.

NO APPRAISAL RIGHTS

     Our stockholders will have no appraisal rights in connection with the Merger due to a Delaware statutory exemption for companies whose securities are listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

THE REFINANCING

     The Merger is conditioned upon the simultaneous completion of the Refinancing, pursuant to which we expect to (i) enter into a $175 million credit facility (the "Bank Facility"); (ii) issue $350 million aggregate principal amount of one or more series of senior and senior subordinated notes in a private placement (the "Notes Offering"); (iii) repay the Engle Homes Acquisition Debt; (iv) repay or defease an aggregate of $215.8 million of outstanding Engle debt; and (v) repay an aggregate of $47.1 million of outstanding Newmark debt.

     The Bank Facility is anticipated to be a $175 million revolving credit facility. The Bank Facility is expected to expire three years from the effective date of the Merger and includes, at our option, two one-year extensions. The Bank Facility is expected to contain financial covenants and provisions that may, under some circumstances, limit the amount we may borrow. Based on our leverage ratio as defined under the Bank Facility, the interest rate is anticipated to vary based on LIBOR or a base rate plus an applicable margin to be agreed.

     In the Notes Offering, we expect to issue $350 million aggregate principal amount of one or more series of senior and senior subordinated notes. The terms of the notes issued in the Notes Offering, including the maturities, ranking and aggregate principal amount will be negotiated by us with the initial purchasers of the notes immediately prior to the completion of the Refinancing. The Notes Offering will not be registered under the Securities Act of 1933 or any state securities laws and will be offered and sold to Qualified Institutional Buyers (as defined under Rule 144A under the Securities Act) and outside of the United States in accordance with Regulation S under the Securities Act. The information in this Information Statement regarding the Notes Offering is not complete and may be changed. This Information Statement is not an offer to sell the securities to be issued in the Notes Offering and it is not soliciting an offer to buy these securities issued in the Notes Offering in any state where the offer or sale is not permitted.

     We intend to use the net proceeds from the Notes Offering to defease or repay outstanding Newmark and Engle loans, credit facilities, notes and other debt, as well as to repay the Engle Homes Acquisition Debt. The Bank Facility will be available to fund our working capital requirements after completion of the Merger Transactions.

              SOURCES OF FUNDS                                  USES OF FUNDS
              ----------------                                  -------------
                                   (DOLLARS IN THOUSANDS)
Net Proceeds of the Notes                       Repay Newmark construction and lot
  Offering.........................  $336,035     loans(1).........................   $40,553
                                                Repay Newmark acquisition
                                                  debt(2)..........................     5,434
                                                Repay other Newmark debt(3)........     1,145
                                                Repay Engle term loan(4)...........   100,000
                                                Repay Engle revolver(4)............   102,938
                                                Defease Engle 9 1/4% senior notes
                                                  due 2008(5)......................    12,897
                                                Pay Engle Homes acquisition
                                                  debt(6)..........................    71,000
                                                Excess cash to be used for working
                                                  capital in operations............     2,068
                                     --------                                        --------
Total sources......................  $336,035   Total uses.........................  $336,035
                                     ========                                        ========

---------------

(1) Represents the borrowings outstanding as of December 31, 2001 and after repayment of debt from the net proceeds of the Westbrooke Sale, under construction and lot loans from financial institutions to Newmark, collateralized by lots and single family residences completed or under construction. These construction and lot loans bear interest at LIBOR plus 175 basis points to prime rate (4.20% to 4.75% at December 31, 2001) and mature upon the sale of the financed home. The amount we repay in the Refinancing will include accrued and unpaid interest of approximately $43,000 as of April 10, 2002.

(2) Represents the outstanding consideration payable by Newmark for its acquisition of Westbrooke in 1998. The obligations are payable in annual installments of $2.4 million beginning in January 1999 and bear interest at 6.45% annually. The amount we repay in the Refinancing will include accrued and unpaid interest of approximately $96,000 as of April 10, 2002.

(3) Represents (i) the outstanding balance of $555,000 on a construction loan, which bears interest at 7.45% and matures in August 2008, to Newmark for its current corporate office; and (ii) the outstanding balance of $590,000 on a mortgage, which bears interest at the prime rate and matures in March of 2031, on a condominium in Miami used by employees of Newmark. The amount we repay in the Refinancing will include accrued and unpaid interest of approximately $2,000 as of April 10, 2002.

(4) Represents a credit agreement entered into by Engle in connection with its acquisition by Technical Olympic on November 22, 2000. The credit agreement provides a $100 million term loan commitment and a $275 million revolving credit facility. Proceeds from these facilities provide working capital and financed the required repurchase offer made to holders of Engle's then outstanding $250 million principal amount of 9 1/4% Senior Notes. The term loan and the revolving facility terminate on November 22, 2002, whereupon all amounts outstanding become due. The amount we repay in the Refinancing will include accrued and unpaid interest of approximately $360,000 as of April 10, 2002.

(5) Represents the remaining 9 1/4% Senior Notes due 2008 that will be defeased as part of the Refinancing. The amount we repay in the Refinancing will include accrued and unpaid interest of approximately $226,000 as of April 10, 2002.

(6) Represents the Engle Homes Acquisition Debt, a $71 million obligation of Technical Olympic incurred in connection with its acquisition of Engle Homes in November 2000 assumed by Newmark prior to the Merger and to be repaid as part of the Refinancing. The amount we repay in the Refinancing will include accrued and unpaid interest of approximately $293,000 as of April 10, 2002.

                             FINANCIAL INFORMATION

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA FOR NEWMARK

     The following table sets forth selected financial and operating data of Newmark. The selected financial data for each year in the five year period ended December 31, 2001 are derived from the audited consolidated financial statements of Newmark. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included herein or incorporated by reference.

                                                        YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------------
                                            2001       2000     1999(1)    1998(2)      1997
                                          --------   --------   --------   --------   --------
                                                         (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenues..............................  $629,949   $640,506   $491,714   $406,353   $215,360
  Cost of sales.........................  $515,700   $529,800   $411,011   $339,094   $175,300
  Selling, general and administrative
     expense............................  $ 69,288   $ 64,720   $ 49,565   $ 43,614   $ 26,512
  Operating income......................  $ 40,015   $ 42,739   $ 27,867   $ 21,170   $ 12,344
  Income before income taxes............  $ 38,709   $ 40,543   $ 27,086   $ 20,432   $ 10,927
  Income taxes..........................  $ 13,996   $ 14,852   $  9,701   $  7,637   $  4,272
  Net income............................  $ 24,713   $ 25,691   $ 17,385   $ 12,795   $  6,655
OPERATING DATA:
  New sales contracts, net of
     cancellations......................     2,237      2,346      2,234      2,036        984
  Closings..............................     2,330      2,499      1,989      1,874        972
  Backlog at end of period..............       752        845        998        753        279
  Average sales price per closing.......  $    263   $    254   $    240   $    216   $    219
  Sales value of backlog at end of
     period.............................  $192,822   $211,859   $230,394   $170,402   $ 60,048

                                                        YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------------
                                            2001       2000       1999       1998       1997
                                          --------   --------   --------   --------   --------
                                                         (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Inventories...........................  $252,773   $246,712   $255,576   $185,247   $102,547
  Total assets..........................  $339,323   $323,991   $328,892   $245,338   $139,213
  Borrowings(3).........................  $121,658   $127,546   $149,380   $106,839   $ 66,100
  Stockholders' equity..................  $153,812   $135,309   $109,618   $ 90,112   $ 55,691

---------------

(1) Technical Olympic acquired 80% of Newmark's common stock on December 15, 1999. Consequently, Newmark's audited financial statements for 1999 present the results of operations in two columns on a predecessor and successor basis. The predecessor column includes the results of operations from January 1, 1999 to December 15, 1999. The successor column includes the results of operations from December 16, 1999 to December 31, 1999. In this table, the financial and operating data reflects the operations of Newmark on a full-year basis, which represents the total of the predecessor and successor columns.

(2) Reflects the operating data of Westbrooke subsequent to Newmark's acquisition of the homebuilding assets of Westbrooke on January 1, 1998.

(3) Borrowings exclude land acquisition notes payable and consolidated land bank obligations which primarily represent liabilities associated with entities that did not meet the accounting criteria to qualify as unconsolidated special purpose entities. As a result, the liabilities and the corresponding assets have been consolidated in Newmark's financial statements.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA FOR ENGLE HOMES

     The following table sets forth selected financial and operating data of Engle Homes. The selected financial data for each year in the four-year period ended October 31, 2000 and the year ended December 31, 2001 are derived from the audited consolidated financial statements of Engle Homes. On November 22, 2000, Engle Homes changed its fiscal year from October 31 to December 31. Engle Homes did not recast its financial data for prior years to reflect this change in fiscal year.

                                         YEAR ENDED             YEAR ENDED OCTOBER 31,
                                        DECEMBER 31,   -----------------------------------------
                                            2001         2000       1999       1998       1997
                                        ------------   --------   --------   --------   --------
                                                         (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenues............................   $1,006,695    $844,011   $741,940   $536,040   $425,295
  Cost of sales.......................   $  773,347    $686,223   $603,705   $438,921   $352,390
  Selling, general and administrative
     expense..........................   $   95,947    $ 79,158   $ 71,079   $ 52,815   $ 39,620
  Income before income taxes..........   $  111,392    $ 57,198   $ 45,645   $ 28,370   $ 21,899
  Income tax expense..................   $   42,068    $ 21,534   $ 17,619   $ 10,922   $  8,431
  Income before extraordinary items...   $   69,324    $ 35,664   $ 28,026   $ 17,448   $ 13,468
  Extraordinary items, net............           --          --         --   $ (2,612)        --
  Net income..........................   $   69,324    $ 35,664   $ 28,026   $ 14,836   $ 13,468
OPERATING DATA:
  New sales contracts, net of
     cancellations....................        3,609       3,778      3,753      3,357      1,845
  Closings............................        3,893       3,573      3,514      2,605      1,992
  Backlog at end of period............        1,810       2,065      1,860      1,621        869
  Average sales price per closing.....   $      246    $    222   $    201   $    192   $    203
  Sales value of backlog at end of
     period...........................   $  475,730    $497,800   $411,100   $324,000   $174,000

                                                                      OCTOBER 31,
                                        DECEMBER 31,   -----------------------------------------
                                            2001         2000       1999       1998       1997
                                        ------------   --------   --------   --------   --------
                                                         (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Inventories.........................    $456,303     $409,458   $386,804   $352,620   $230,108
  Total assets........................    $654,848     $542,697   $514,893   $431,428   $288,412
  Borrowings(1).......................    $254,524     $269,463   $280,411   $230,907   $166,593
  Stockholder's equity................    $259,558     $217,691   $186,432   $161,724   $ 93,180

---------------

(1) Borrowings exclude consolidated land bank obligations which primarily represents liabilities associated with entities that did not meet the accounting criteria to qualify as unconsolidated special purpose entities. As a result, the liabilities and the corresponding assets have been consolidated in Engle's financial statements.

TECHNICAL OLYMPIC USA, INC. PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

     The following unaudited pro forma combined consolidated financial statements give effect to the Westbrooke Sale, the Merger Transactions and the Refinancing. In the Westbrooke Sale, Newmark will sell the stock of Westbrooke for approximately $41 million in cash. An adjustment (either upwards or downwards) to the purchase price may occur within 90 days of the closing date of the Westbrooke Sale based on Westbrooke's net income from January 1, 2002 through the closing date. In addition, on the effective date of the Westbrooke Sale, Standard Pacific will satisfy approximately $54 million of Westbrooke's debt that includes approximately $14 million of intercompany liabilities owed to Newmark. The amounts will be adjusted for other capital activity through the closing date. The Westbrooke Sale, which is subject to the satisfaction of certain conditions, is expected to become effective on or about April 12, 2002.

     In the Merger, each issued and outstanding share of Engle Holdings common stock will be exchanged for 1,724.082935 shares of Newmark common stock. As of April 5, 2002, there were 9,500 shares of Engle Holdings common stock issued and outstanding, all of which are held by Technical Olympic. As a result of the Merger, Newmark will issue 16,378,787 shares of common stock. In addition, prior to the Merger, Newmark will assume the Engle Homes Acquisition Debt, which will be repaid as part of the Refinancing. Technical Olympic USA, Inc. (TOUSA) will be the name of the combined businesses after the Merger Transactions are closed.

     Both Newmark and Engle are under the common control of Technical Olympic, and consequently the Merger is being accounted for in a manner similar to a pooling-of-interests, in accordance with Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations." Pursuant to SFAS No. 141, when accounting for the exchange of shares between entities under common control, the entity that receives the equity interests (Newmark) will recognize the assets and liabilities transferred at their carrying amounts in the accounts of the transferring entity (Engle) at the date of transfer.

     The Merger is conditioned upon the simultaneous completion of the Refinancing, pursuant to which TOUSA expects to (i) enter into the Bank Facility; (ii) issue approximately $350 million aggregate principal amount of one or more series and senior or senior subordinated notes in the Notes Offering; (iii) repay the Engle Homes Acquisition Debt; (iv) repay or defease an aggregate of $215.8 million of outstanding Engle debt; and (v) repay an aggregate of $47.1 million of outstanding Newmark debt.

     The Bank Facility is anticipated to be a $175 million revolving credit facility. The Bank Facility is expected to expire three years from the effective date of the Merger and includes, at TOUSA's option, two one-year extensions. The Bank Facility is expected to contain financial covenants and provisions that may, under some circumstances, limit the amount TOUSA may borrow. As determined by its leverage ratio as defined under the Bank Facility, the interest rate is anticipated to vary based on LIBOR or a base rate plus an applicable margin to be agreed. TOUSA intends to use the net proceeds from the Notes Offering to defease or repay outstanding loans, credit facilities, notes and other debt, as well as to repay the Engle Homes Acquisition Debt. For more information on the Bank Facility, see "The Merger -- The Refinancing."

     The unaudited pro forma combined consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and should be read in conjunction with the historical consolidated financial statements of Newmark and Engle including the notes thereto.

     The accompanying unaudited pro forma information is presented for illustrative purposes only and is based on certain assumptions and adjustments described in the notes thereto. Such information is not necessarily indicative of the operating results or financial position that would have occurred had the Westbrooke Sale, the Merger Transactions and the Refinancing been consummated at the dates indicated, nor is it necessarily indicative of future operating results or financial position of the combined companies. No effect has been given in the unaudited pro forma consolidated financial statements for operating and synergistic benefits that may be realized through the Merger Transactions, except for the reduction in executive compensation which will be realized based on employment contracts. In addition, the unaudited pro forma consolidated financial statements do not reflect any of the initial, non-recurring costs associated with the Westbrooke Sale or the Merger Transactions, because those costs cannot currently be estimated.

     The accompanying unaudited Pro Forma Consolidated Statement of Financial Condition gives effect to the Westbrooke Sale, the Merger and the Refinancing as if they had occurred on December 31, 2001, combining the Consolidated Statement of Financial Condition of Newmark and the Consolidated Statement of Financial Condition of Engle Homes, each at December 31, 2001 and giving effect to the Westbrooke Sale. The accompanying unaudited Pro Forma Consolidated Statement of Income gives effect to the sale of Westbrooke, the Merger and the Refinancing as if they had occurred on December 31, 2000, combining the results of operations for Newmark and Engle Homes for the year ended December 31, 2001 and giving effect to the Westbrooke Sale.

     THE PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED) DO NOT PURPORT TO REPRESENT WHAT THE FINANCIAL POSITION OR RESULTS OF OPERATIONS OF TECHNICAL OLYMPIC USA, INC. WOULD ACTUALLY HAVE BEEN IF THE WESTBROOKE SALE, THE REFINANCING AND THE MERGER HAD IN FACT OCCURRED ON THE DATES INDICATED OR TO PROJECT THE FINANCIAL POSITION OR RESULTS OF OPERATIONS FOR ANY FUTURE DATE OR PERIOD.

                          TECHNICAL OLYMPIC USA, INC.

      PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL CONDITION (UNAUDITED)
                               DECEMBER 31, 2001

                                                             PRO FORMA ADJUSTMENTS
                                                            ------------------------     TECHNICAL
                                                            REFINANCING   WESTBROOKE   OLYMPIC USA,
                                    NEWMARK       ENGLE     AND MERGER     SALE(4)     INC. COMBINED
                                    --------    ---------   -----------   ----------   -------------
                                                         (DOLLARS IN THOUSANDS)
Assets
  Cash-unrestricted...............  $ 24,211    $  65,417(3)  $  2,068     $   (733)     $  90,963
  Cash-restricted.................       611       27,343(3)    12,897         (611)        40,240
  Mortgage loans held for sale....                 50,933                                   50,933
  Inventory.......................   252,773      456,303                   (90,540)       618,536
  Property and equipment, net.....     7,985        5,474                    (2,765)        10,694
  Other assets, net...............     9,929       34,590(3)    13,965       (8,079)        50,405
  Goodwill, net...................    43,814       14,788                    (5,150)        53,452
                                    --------    ---------                                ---------
     Total assets.................  $339,323    $ 654,848                                $ 915,223
                                    ========    =========                                =========


Liabilities and Stockholders'
  Equity
  Accounts payable and accrued
     liabilities..................  $ 26,250    $  53,054(2)  $ 25,201     $(10,419)     $  94,086
  Construction, acquisition and
     other notes payable..........   129,028      215,835(1)    71,000      (36,166)       368,127
                                                         (3)    28,930      (40,500)
  Financial Services borrowings...                 38,689                                   38,689
  Consolidated land bank
     obligations..................    13,122       30,022                   (13,122)        30,022
  Other liabilities...............    17,012       21,994                    (7,671)        31,335
                                    --------    ---------                                ---------
     Total liabilities............   185,412      359,594                                  562,259
Minority interest.................        99       35,696                                   35,795
Stockholders' equity:
  Common stock....................       115             (2)       164                         279
  Additional paid-in capital......   106,855      215,709(2)      (164)                    251,400
                                                         (1)   (71,000)
  Retained earnings...............    46,842       43,849(2)   (25,201)                     65,490
                                    --------    ---------                                ---------
     Total stockholders' equity...   153,812      259,558                                  317,169
                                    --------    ---------                                ---------
     Total liabilities and
       stockholders' equity.......  $339,323    $ 654,848                                $ 915,223
                                    ========    =========                                =========

                          TECHNICAL OLYMPIC USA, INC.

            PRO FORMA CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                      FOR THE YEAR ENDED DECEMBER 31, 2001

                                                            PRO FORMA ADJUSTMENTS
                                                          -------------------------     TECHNICAL
                                                          REFINANCING   WESTBROOKE    OLYMPIC USA,
                                 NEWMARK       ENGLE      AND MERGER      SALE(7)     INC. COMBINED
                               -----------   ----------   -----------   -----------   -------------
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)
Revenues:
  Homebuilding...............  $   612,961   $  958,125   $             $  (196,535)   $ 1,374,551
  Land sales.................       16,988       10,499                      (9,126)        18,361
  Financial services.........           --       32,659                                     32,659
  Other......................          992        5,412                      (1,376)         5,028
                               -----------   ----------                                -----------
                                   630,941    1,006,695                                  1,430,599
Costs and Expenses:
  Cost of sales..............      515,700      773,347(5)       6,459     (177,179)     1,118,327
  Selling, general and
     administrative..........       69,288       95,947(6)      (3,129)     (16,754)       145,352
  Depreciation and
     amortization............        5,349        6,457                      (2,957)         8,849
  Financial services.........           --       17,688                                     17,688
  Interest expense...........        1,116           --                         (29)         1,087
  Merger and related
     charges.................          779        1,864                                      2,643
                               -----------   ----------                                -----------
                                   592,232      895,303                                  1,293,946
                               -----------   ----------                                -----------
  Income before income
     taxes...................       38,709      111,392                                    136,653
  Income taxes...............       13,996       42,068(8)      (1,232)      (3,846)        50,986
                               -----------   ----------                                -----------
  Net income.................  $    24,713   $   69,324                                $    85,667
                               ===========   ==========                                ===========
Earnings per common share:
  Basic and diluted..........  $      2.15          n/a                                $      3.07
Weighted average number of
  shares outstanding:
  Basic and diluted..........   11,500,000             (9)  16,378,787                  27,878,787

                          TECHNICAL OLYMPIC USA, INC.

        NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
           (DOLLARS IN THOUSANDS, EXCEPT SHARE OR PER SHARE AMOUNTS)

     The pro forma adjustments to the Pro Forma Combined Consolidated Statement of Financial Condition as of December 31, 2001 are as follows:

          (1) To record the assumption of the Engle Homes Acquisition Debt of $71,000.

          (2) To reflect the issuance of 16,378,787 new shares of common stock at $ .01 par value and accrue severance and other merger related costs of $25,201.

          (3) To record the proceeds of the Refinancing and the related use of proceeds as follows:

     Principal Amount of Notes Offering.....................  $ 350,000
     Repayment of the Engle Homes Acquisition Debt..........    (71,000)
     Repayment of Engle debt................................   (202,938)
     Repayment of Newmark debt..............................    (47,132)
                                                              ----------
     Net increase in debt...................................     28,930
     Deferred financing costs...............................    (13,965)
                                                              ----------
     Net Proceeds from Refinancing..........................     14,965
     Cash used for Defeasance of Engle 9 1/4% Senior
      Notes.................................................    (12,897)
                                                              ----------
     Net Proceeds after Defeasance..........................  $   2,068
                                                              ==========

          (4) To record the Westbrooke Sale and the related proceeds. The anticipated net proceeds of $40,500 will be used to further repay existing Newmark debt.

     The pro forma adjustments to the Pro Forma Combined Consolidated Statement of Income for the year ended December 31, 2001 are as follows:

          (5) To record the estimated net increase in cost of sales due to the increase in interest incurred resulting from the Refinancing and the repayment of the Engle and Newmark debt. Interest is recalculated using the estimated rates of interest on the new debt structure. For each 0.125% change in the interest rate assumed for in the Refinancing, pro forma interest included in cost of sales will change by approximately $308.

          (6) To record the decrease in selling, general and administrative expenses due to contractual efficiencies realized from the reorganization of executive level management.

          (7) To eliminate the Westbrooke results of operations as a result of the Westbrooke Sale.

          (8) To reflect the tax effect of the adjustments set forth in (5) and
     (6) above.

          (9) To reflect the issuance of 16,378,787 new shares of common stock, which for pro forma purposes are assumed to be outstanding for the entire year.

CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 2001 on a pro forma combined basis to give effect to the Westbrooke Sale, the Merger Transactions and the Refinancing as if they occurred on December 31, 2001. You should read our pro forma financial statements and notes that are included in this Information Statement.

                                                                  AS OF
                                                              DECEMBER 31,
                                                                2001 PRO
                                                                  FORMA
                                                              CONSOLIDATED
                                                              -------------
                                                               (DOLLARS IN
                                                               THOUSANDS)
Cash and cash equivalents (unrestricted)....................    $ 90,963
                                                                ========
Borrowings:
  Engle 9 1/4% Senior Notes due 2008(1).....................    $ 12,897
  Notes issued in Notes Offering............................     350,000
  Financial services borrowings(2)..........................      38,689
  Newmark construction and lot loans(3).....................       5,230
                                                                --------
          Total borrowings(4)...............................    $406,816
                                                                ========
Total stockholders' equity..................................    $317,169
                                                                ========
Total capitalization........................................    $723,985
                                                                ========

---------------

(1) Represents the 9 1/4% Senior Notes due 2008 that will be defeased as part of the Refinancing.

(2) Represents the PHMC warehouse line of credit (including a purchase agreement) in the aggregate maximum amount of $40 million, which is guaranteed by Engle. The line is used to service origination of mortgage loans.

(3) Represents construction and lot loans from financial institutions to Newmark, collateralized by lots and single family residences completed or under construction. For more information on these construction and lot loans, see "The Merger -- The Refinancing."

(4) Borrowings exclude consolidated land bank obligations which primarily represents liabilities associated with entities that did not meet the accounting criteria to qualify as unconsolidated special purpose entities. As a result, the liabilities and the corresponding assets have been consolidated in Newmark and Engle's consolidated financial statements.

FEDERAL INCOME TAX TREATMENT OF THE MERGER

     For Federal income tax purposes

          (i) the Merger will constitute a reorganization within the meaning of
     Section 368(a) of the Internal Revenue Code of 1986, as amended,

          (ii) no gain or loss will be recognized by our stockholders as a consequence of the Merger,

          (iii) a stockholder's aggregate tax basis in our common stock after the Merger will be the same as the holder's aggregate tax basis in the shares of our common stock immediately prior to the Merger and

          (iv) no gain or loss will be recognized by us as a consequence of the Merger.

THE DISCUSSION SET FORTH ABOVE CONCERNING CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. ALL STOCKHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS AS TO ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES APPLICABLE TO THEM WHICH COULD RESULT FROM THE MERGER.

           MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATION

     The following discussion and analysis of the financial condition and results of operations of Newmark and Engle should be read in conjunction with the section "Selected Historical Consolidated Financial and Operating Data of Newmark" and "Selected Historical Consolidated Financial and Operating Data of Engle Homes" and the consolidated financial statements and related notes included elsewhere in this Information Statement.

     The information in this discussion under the caption "Newmark" relates only to Newmark and its consolidated subsidiaries on a stand-alone basis and the information in this discussion under the caption "Engle Homes" relates only to Engle Homes and its consolidated subsidiaries on a stand-alone basis. The information in this discussion under the caption "Technical Olympic USA, Inc." relates to the combined enterprise following the Merger. Unless the context indicates otherwise, the terms "we," "ours" and "us" refer to the combined enterprise that is the surviving corporation after giving effect to the Merger.

NEWMARK

     Newmark designs, builds and sells single-family homes, town homes and patio homes in seven markets in Texas, Florida, Tennessee and North Carolina. At December 31, 2001, Newmark operated in 67 communities in its markets and had 725 homes under construction. Newmark is also engaged in residential land acquisition and lot development and at December 31, 2001, Newmark owned or had under option contracts 3,847 lots available for future home building.

     Newmark's predecessor company was founded in Houston, Texas in 1983. In March 1995, Newmark acquired The Adler Companies, Inc., which has operated in southern Florida since 1990. In January 1998, Newmark acquired Westbrooke, which has operated in the Miami, Florida area since 1976. Newmark completed its initial public offering of common stock in March 1998. On December 15, 1999, Technical Olympic purchased 9,200,000 shares of Newmark's common stock (80% of its outstanding common stock) from Pacific Realty Group, Inc. On April 6, 2002, Newmark entered into a stock purchase agreement pursuant to which it will sell all the stock of Westbrooke to Standard Pacific. For more information on the sale of Westbrooke, see "Our Business -- Recent Developments."

     For the twelve months ended December 31, 2001, Newmark generated $629.9 million in revenues. Newmark derives its revenue primarily from two sources: (i) sales of homes and (ii) sales of land. The following table sets forth Newmark's revenue by source and in total for the periods indicated:

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
SOURCE                                                   2001       2000       1999
------                                                 --------   --------   --------
                                                           (DOLLARS IN THOUSANDS)
Sales of homes.......................................  $612,961   $634,487   $477,106
Sales of land........................................    16,988      6,019     14,608
                                                       --------   --------   --------
  Total..............................................  $629,949   $640,506   $491,714
                                                       ========   ========   ========

     The following table sets forth, by region, for Newmark the number of sales contracts executed (net of cancellations), the number of home sales closed, homebuilding revenue and average sales price, in each case for the twelve months ended December 31, 2001, and its backlog at December 31, 2001:

                                                             AVERAGE          BACKLOG
                       NET SALES              HOMEBUILDING    SALES     --------------------
REGION                 CONTRACTS   CLOSINGS     REVENUE       PRICE     HOMES   SALES VALUE
------                 ---------   --------   ------------   --------   -----   ------------
Texas................    1,189      1,254     $361,321,000   $288,135    302    $ 85,697,000
Florida(1)...........      879        919      196,535,000   $213,857    413      95,147,000
Mid-Atlantic.........      169        157       55,105,000   $350,987     37      11,978,000
                         -----      -----     ------------               ---    ------------
  Total..............    2,237      2,330     $612,961,000   $263,073    752    $192,822,000
                         =====      =====     ============               ===    ============

---------------

(1) Operations to be sold in Westbrooke Sale. See "Our Business -- Recent Developments."

     Newmark's primary expenses are (i) the cost of sales and (ii) selling, general and administrative expenses ("SG&A"). Cost of sales reflects the cost of home construction and land purchases (including, in each case, capitalized interest and financing costs). SG&A includes administrative costs, advertising expenses, on-site marketing expenses and commission costs. The following table sets forth Newmark's principal expenses by category and in total for the periods indicated:

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
EXPENSE                                                  2001       2000       1999
-------                                                --------   --------   --------
                                                           (DOLLARS IN THOUSANDS)
Cost of sales........................................  $515,700   $529,800   $411,011
SG&A.................................................    69,288     64,720     49,565
                                                       --------   --------   --------
  Total..............................................  $584,988   $594,520   $460,576
                                                       ========   ========   ========

  RESULTS OF OPERATIONS

     The following table sets forth Newmark's homebuilding revenue and the number of home sales Newmark closed by market and in total for the periods indicated:

                                                          YEAR ENDED DECEMBER 31,
                                                       ------------------------------
                                                         2001       2000     1999(3)
                                                       --------   --------   --------
                                                           (DOLLARS IN THOUSANDS)
Region:
  Texas
     Homebuilding Revenues...........................  $361,321   $387,188   $332,584
     Home Closings...................................     1,254      1,409      1,313
  Florida(1)
     Homebuilding Revenues...........................  $196,535   $193,918   $108,100
     Home Closings...................................       919        946        581
  Mid-Atlantic
     Homebuilding Revenues...........................  $ 55,105   $ 53,381   $ 36,422
     Home Closings...................................       157        144         95
                                                       --------   --------   --------
Total Homebuilding Revenues(2).......................  $612,961   $634,487   $477,106
                                                       --------   --------   --------
Total Home Closings..................................     2,330      2,499      1,989
                                                       ========   ========   ========
Average sales price per home closed..................  $    263   $    254   $    240

---------------

(1) Operations to be sold in Westbrooke Sale. See "Our Business -- Recent Developments."

(2) Does not include revenues from land sales of $17.0 million, $6.0 million, and $14.6 million in 2001, 2000, and 1999, respectively.

(3) Reflects the revenue and units closed on a full-year basis. See, note 2 to "Financial Information -- Selected Historical Consolidated Financial and Operating Data for Newmark."

     The following table sets forth certain historical operating data for Newmark as a percentage of revenues:

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               2001     2000     1999
                                                              ------   ------   ------
Cost of sales...............................................  81.9%    82.7%    83.6%
Gross profit................................................  18.1%    17.3%    16.4%
SG&A........................................................  11.0%    10.1%    10.1%
Income before income taxes..................................   6.1%     6.3%     5.5%
Income taxes(1).............................................  36.2%    36.6%    35.8%
Net income..................................................   3.9%     4.0%     3.5%

---------------

(1) As a percentage of income before income taxes.

     On April 6, 2002, we entered into a stock purchase agreement pursuant to which we will sell all the stock of Westbrooke to Standard Pacific for approximately $41 million in cash. An adjustment (either upwards or downwards) to the purchase price may occur within 90 days of the closing date of the Westbrooke Sale based on Westbrooke's net income from January 1, 2002 through the closing date. In addition, on the effective date of the Westbrooke Sale, Standard Pacific will satisfy approximately $54 million of Westbrooke's debt that includes approximately $14 million of intercompany liabilities owed to Newmark. The amounts will be adjusted for other capital activity through the closing date. We expect the Westbrooke Sale, which is subject to the satisfaction of certain conditions, to become effective on or about April 12, 2002. For more information on the sale of Westbrooke, see "Our
Business -- Recent Developments."

  Twelve Months Ended December 31, 2001 Compared to Twelve Months Ended December 31, 2000.

     Revenues decreased by $10.6 million, or 1.7%, to $629.9 million in 2001 from $640.5 million in 2000. This decrease was primarily due to a decrease in the number of homes closed offset by an increase in the average selling price and an increase in revenues from land sales. The number of homes closed declined by 169 homes, or 6.8%, to 2,330 homes in 2001 from 2,499 homes in 2000 due to general market conditions. The average selling price of homes closed increased by $9,177, or 3.6%, to $263,073 in 2001 from $253,896 in 2000 due to general market conditions. Revenue from land sales in 2001 increased by $11.0 million, or 183%, to $17.0 million from $6.0 million in 2000 principally as a result of an increase in land sold in South Florida.

     Cost of sales decreased by $14.1 million, or 2.7%, to $515.7 million in 2001 from $529.8 in 2000. As a percentage of revenues, cost of sales for 2001 decreased to 81.9% from 82.7% in 2000. The decrease in cost of sales in both dollar amount and percentage was primarily due to the decrease in revenue and a shift in the product mix of homes closed to higher margin homes. Cost of land sales for 2001 increased by $7.6 million, or 133%, to $13.3 million from $5.7 million in 2000, primarily due to the increase in land sold in Florida.

     Equity in earnings from unconsolidated subsidiaries increased by $0.4 million, or 53.7%, to $1.2 million in 2001 from $0.8 million in 2000 due to increased earnings from the land development joint ventures.

     SG&A expense increased by $5.3 million, or 6.7%, to $69.0 million in 2001 from $64.7 million in 2000. As a percentage of revenues, SG&A expense increased to 11.0% in 2001 from 10.1% in 2000. The increase in SG&A expense was primarily due to the expansion of Newmark's operations in some of its Texas markets. In addition, Newmark has incurred approximately $0.8 million in legal and related costs in connection with the proposed merger.

     Interest expense, net of interest capitalized, decreased by $2.2 million, or 66.0%, to $1.1 million in 2001 from $3.3 million in 2000. The primary reason for the decrease is the 36% decrease in the average prime rate and the 80% decrease in the average 90-day LIBOR rate from 2000 to 2001.

     Newmark's provision for income taxes remained relatively consistent as a percentage of earnings before taxes at 36.2% in 2001 compared to 36.6% in 2000.

     Net income decreased by 3.8% primarily due to the decrease in home closings as described above.

  Twelve Months Ended December 31, 2000 Compared to Twelve Months Ended December 31, 1999

     Revenues increased by $148.8 million, or 30.3%, to $640.5 million in 2000 from $491.7 million in 1999. This increase was primarily due to an increase in the number of homes closed, which increased by 510 homes, or 25.6%, to 2,499 homes in 2000 from 1,989 homes in 1999, and an increase in average selling price of homes. The average selling price of homes increased by $14,000, or 5.9%, to $254,000 in 2000 from $240,000 in 1999, which was primarily due to market conditions and the mix of homes sold. The overall increase in revenues was slightly offset by a decrease in revenue from land sales, which decreased by $8.6 million, or 58.9%, to $6.0 million in 2000 from $14.6 million in 1999. This decrease in revenue from land sales was primarily due to a decline on land sales during 2000, principally in Newmark's markets in Texas and Florida.

     Cost of sales increased by $118.8 million, or 28.9%, to $529.8 million in 2000 from $411.0 million in 1999 primarily due to the increase in revenues from homes sales closed as described above. Cost of land sales for 2000 decreased by $6.4 million, or 52.9%, to $5.7 million from $12.1 million in 1999. As a percentage of revenues, cost of sales for 2000 decreased to 82.7% from 83.6% in 1999 due to a shift in product mix of homes closed to higher margin homes.

     Equity in earnings from unconsolidated subsidiaries remained relatively constant.

     SG&A expense increased by $15.1 million, or 30.6%, to $64.7 million in 2000 from $49.6 million in 1999. This increase in SG&A expense resulted primarily from the expansion into new markets in Tennessee and North Carolina, as well as the expansion in existing markets in Texas and Florida. As a percentage of revenues, SG&A expense remained consistent at 10.1% in 2000 and 1999.

     Interest expense, net of interest capitalized, increased by $1.4 million, or 77.8%, to $3.2 million in 2000 from $1.8 million in 1999. This increase in interest expense was primarily due to the increase in the average number of completed homes held in inventory for the year ended December 31, 2000 to 179 from 115 during the twelve months ended December 31, 1999.

     Newmark's provision for income taxes increased as a percentage of earnings before taxes to 36.6% in 2000 compared to 35.8% in 1999. The increase was primarily a result of increased state taxes resulting from increased earnings in the State of Florida. Federal income taxes decreased as a percentage of earnings before taxes to 34.3% in 2000 compared to 35.6% in 1999 primarily as a result of the increase in deductible amortization of goodwill resulting from Newmark's election to treat its acquisition of Westbrooke as an asset purchase under the Internal Revenue Code Section 338(h)(10). Newmark recognized federal income tax expense of $13.9 million in 2000 compared to $9.6 million in 1999.

     Net income increased by $8.3 million, or 47.8%, to $25.7 million in 2000 from $17.4 million in 1999. The increase primarily was attributable to the increase in revenues in Newmark's most profitable markets.

  LIQUIDITY AND CAPITAL RESOURCES

     Newmark's financing needs historically have varied based primarily on its operations, sales volume, inventory levels, inventory turnover and land acquisitions. At December 31, 2001, Newmark had cash and cash equivalents of $24.8 million. Inventories (including finished homes and construction in progress, developed lots and other land) at December 31, 2001 were $252.8 million, an increase of $6.1 million, or 2.5%, from $246.7 million at December 31, 2000. This increase results from general growth in Newmark's business. The growth of Newmark's business has resulted in a decrease in Newmark's ratio of debt payable to total capitalization to 48.0% at December 31, 2001 from 50.6% at December 31, 2000. Newmark's ratio of equity to total assets increased to 45.3% at December 31, 2001 from 41.7% at December 31, 2000 primarily due to increased financing of operations through earnings. Historically, Newmark has financed its operations primarily through its earnings and borrowings from financial institutions.

     During the years ended December 31, 2001 and 2000, cash provided by operating activities was $16.3 million and $32.4 million, respectively. During the year ended December 31, 1999, cash used in operating activities was $35.6 million. The decrease in cash provided by operating activities in 2001 versus 2000 was primarily a result of increasing inventory levels generated by the general growth in our business. The increase in cash provided by operating activities in 2000 as compared to 1999 was primarily a result of the 25.6% increase in home closings in 2000 from 1999. During 1999, the significant cash used in operating activities was caused by the increasing inventory levels due to expansion of the company's business.

     Except for ordinary expenditures for the construction of homes and, to a limited extent, the acquisition of land and lots for development and sales of homes, at December 31, 2001 Newmark had no material commitments for capital expenditures.

     On June 27, 2000, Newmark entered into a $150 million secured revolving credit facility with six banks which matures on June 27, 2003, with annual options for one-year extensions. This credit facility has been used to finance the acquisition and development of residential communities, the purchase of developed lots and the construction of homes in Newmark's markets in Texas, Tennessee and North Carolina. As of December 31, 2001, Newmark had borrowings of $81.6 million outstanding under this facility. Newmark intends to repay the debt outstanding under this facility with the net proceeds from the Westbrooke Sale and as part of the Refinancing.

     Newmark finances its Westbrooke operations in Florida with cash from operations and borrowings for construction and lot development through credit agreements are with regional and national financial institutions. Each of these credit agreements relates to specific communities and provides for financing residential land development costs, lot acquisition costs and home construction costs. The agreements have various maturity dates and bear interest at rates based on LIBOR and prime. At December 31, 2001, Newmark had lines of credit commitments for construction loans of approximately $221.0 million, of which $20.0 million was available to draw down. Standard Pacific will satisfy Westbrooke's portion of the debt under these construction loans in the Westbrooke Sale and Newmark intends to repay its debt under these construction loans in the Refinancing.

     The following table sets forth the maturities on Newmark's construction and lot development loans at December 31, 2001 (dollars in thousands):

YEAR ENDED
DECEMBER 31,                                                   AMOUNT
------------                                                  --------
2002........................................................  $120,607
2003........................................................       100
2004........................................................       107
2005........................................................       114
2006........................................................       121
Thereafter..................................................       609
                                                              --------
          Total.............................................  $121,658
                                                              ========

     Certain of Newmark's construction and lot development loans contain certain provisions that, among other things, limit speculative homebuilding, require Newmark to maintain specified minimum of tangible net worth and debt to tangible net worth ratios and limit Newmark's ability to pay dividends.

     At December 31, 2001, Newmark had approximately $7.4 million outstanding under promissory notes issued in connection with the acquisition of Westbrooke. The promissory notes are to be repaid in equal annual installments from 2001 through 2003. Newmark intends to repay these notes as part of the Refinancing.

  CRITICAL ACCOUNTING POLICIES

     In the preparation of its financial statements, Newmark applies accounting principles generally accepted in the United States. The application of generally accepted accounting principles may require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying results.

     Housing and other real estate sales are recognized when title passes to the buyer and certain other conditions are met. As a result, Newmark's revenue recognition process does not involve significant judgments or estimates. However, Newmark does rely on certain estimates to determine the related construction and land costs and resulting gross margins associated with revenues recognized. Newmark's construction and land costs are comprised of direct and allocated costs, including estimated costs for future warranties and indemnities. Land, land improvements and other common costs are generally allocated on a relative fair value basis to units within a parcel or subdivision. Land and land development costs generally include related interest and property taxes incurred until development is substantially completed.

     Newmark had goodwill in the amount of $43.8 million at December 31, 2001. Newmark periodically evaluates goodwill for impairment by determining whether the carrying amount can be recovered through future undiscounted cash flows. Newmark's estimates of future cash flows are based on reasonable and supportable assumptions and represent Newmark's best estimates of the cash flows expected to result from the use of the corresponding assets and their eventual disposition.

     Newmark is involved in litigation incidental to its business, the disposition of which is expected to have no material effect on Newmark's financial position or results of operations. It is possible, however, that future results of operations for any particular quarterly or annual period could be materially affected by changes in Newmark's assumptions related to these proceedings. Newmark accrues its best estimate of the probable cost for the resolution of legal claims. Such estimates are developed in consultation with outside counsel handling these matters and are based upon a combination of litigation and settlement strategies. To the extent additional information arises or Newmark's strategies change, it is possible that Newmark's best estimate of its probable liability in these matters may change.

ENGLE

     Engle designs, builds and sells single-family homes, town homes, patio homes and condominiums in seven markets in Texas, Florida, Colorado, Virginia and Arizona. At December 31, 2001, Engle operated in 92 communities in its markets and had 1,314 homes under construction. Engle is also actively engaged in residential land acquisition and lot development and at December 31, 2001, owned or had under option contracts 10,040 lots available for future building.

     On November 22, 2000, Engle Homes became a wholly-owned subsidiary of Engle Holdings, a wholly-owned subsidiary of Technical Olympic. Prior to its acquisition by Technical Olympic, Engle Homes' fiscal year ended on October 31 and information with respect to Engle Homes is presented below for the years ended October 31, 1999 and 2000. On November 22, 2000, Engle Homes changed its fiscal year from October 31 to December 31. Engle Homes did not recast the data for prior years to reflect this change in fiscal years. Information with respect to Engle Homes is also presented below for the year ended December 31, 2001.

     For the twelve months ended December 31, 2001, Engle generated $1,006.7 million in revenues. Engle derives its revenue from three principal sources: (i) sales of homes; (ii) sales of land; and (iii) providing financial services consisting of mortgage and title services. The following table sets forth Engle's revenue by source and in total for the periods indicated:

                                                      YEAR ENDED    YEARS ENDED OCTOBER 31,
                                                     DECEMBER 31,   -----------------------
SOURCE                                                   2001          2000         1999
------                                               ------------   ----------   ----------
                                                             (DOLLARS IN THOUSANDS)
Sales of homes.....................................   $  958,125     $794,445     $704,563
Sales of land......................................       10,499       24,053       11,236
Financial services.................................       32,659       22,130       22,691
Other..............................................        5,412        3,383        3,450
                                                      ----------     --------     --------
  Total............................................   $1,006,695     $844,011     $741,940
                                                      ==========     ========     ========

     The following table sets forth, by region, for Engle the number of sales contracts executed (net of cancellations), home sales closed, homebuilding revenue and average sales price, in each case for the twelve months ended December 31, 2001 and its backlog at December 31, 2001:

                                                             AVERAGE           BACKLOG
                       NET SALES              HOMEBUILDING    SALES     ---------------------
MARKET REGION          CONTRACTS   CLOSINGS     REVENUE       PRICE     HOMES    SALES VALUE
-------------          ---------   --------   ------------   --------   ------   ------------
Texas................      322        369     $ 72,068,000   $195,306     100    $ 19,586,000
Florida..............    1,987      1,931      437,784,000   $226,713   1,273     326,028,000
Mid-Atlantic.........      355        536      158,466,000   $295,646     132      48,011,000
West.................      945      1,057      289,807,000   $274,178     305      82,105,000
                         -----      -----     ------------              -----    ------------
  Total..............    3,609      3,893     $958,125,000   $246,114   1,810    $475,730,000
                         =====      =====     ============              =====    ============

     Engle's principal expenses are (i) the cost of sales and (ii) selling, marketing, general and administrative expenses ("SMG&A"). Costs of sales reflects the cost of home construction and land purchases (including, in each case, capitalized interest and financing costs). SMG&A includes administrative costs, advertising expenses, on-site marketing expenses, commission costs and closing costs. The following table sets forth Engle's principal expenses by category and in total for the periods indicated:

                                                      YEAR ENDED    YEARS ENDED OCTOBER 31,
                                                     DECEMBER 31,   -----------------------
EXPENSE                                                  2001          2000         1999
-------                                              ------------   ----------   ----------
                                                             (DOLLARS IN THOUSANDS)
Cost of sales.....................................     $773,347      $686,223     $603,705
SMG&A.............................................       95,947        79,158       71,079
                                                       --------      --------     --------
  Total...........................................     $869,294      $765,381     $674,784
                                                       ========      ========     ========

  RESULTS OF OPERATIONS

     The following table sets forth Engle's homebuilding revenue and the number of home sales Engle closed by market for the periods indicated:

                                                      YEAR ENDED    YEARS ENDED OCTOBER 31,
                                                     DECEMBER 31,   -----------------------
                                                         2001          2000         1999
                                                     ------------   ----------   ----------
                                                             (DOLLARS IN THOUSANDS)
Region:
  Texas
     Homebuilding Revenues.........................    $ 72,068      $ 70,500     $ 48,800
     Home Closings.................................         369           368          282
  Florida
     Homebuilding Revenues.........................    $437,784      $359,300     $324,200
     Home Closings.................................       1,931         1,739        1,668
  Mid-Atlantic
     Homebuilding Revenues.........................    $158,466       109,900     $ 95,200
     Home Closings.................................         536           419          453
  West
     Homebuilding Revenues.........................    $289,807       254,800     $236,500
     Home Closings.................................       1,057         1,047        1,111
                                                       --------      --------     --------
Total Homebuilding Revenues(1).....................    $958,125      $794,500     $704,700
                                                       --------      --------     --------
Total Home Closings................................       3,893         3,573        3,514
                                                       ========      ========     ========
Average sales price per home closed................    $    246      $    222     $    201

---------------

(1) Does not include revenues from land sales of $10.5 million, $24.1 million, and $11.2 million in 2001, 2000, and 1999, respectively.

     The following table sets forth certain historical operating data for Engle as a percentage of homebuilding, land and financial services revenues:

                                                                            YEARS ENDED
                                                              YEAR ENDED    OCTOBER 31,
                                                             DECEMBER 31,   -----------
                                                                 2001       2000   1999
                                                             ------------   ----   ----
Cost of sales..............................................      76.8%      81.2%  81.3%
Gross profit...............................................      24.1%      21.3%  20.1%
SMG&A......................................................       9.5%       9.4%   9.6%
Income before income taxes.................................      11.1%       6.8%   6.2%
Income taxes(1)............................................      37.8%      37.7%  38.6%
Net Income.................................................       6.9%       4.2%   3.8%

---------------

(1) As a percentage of income before income taxes.

  Twelve Months Ended December 31, 2001 Compared to the Twelve Months Ended October 31, 2000

     Total revenues increased by $162.7 million or 19.3% to $1,006.7 million in the twelve months ended December 31, 2001 from $844.0 million in the twelve months ended October 31, 2000 primarily due to an increase in home sales and financial services revenues.

     Revenues from home sales increased by $163.7 million, or 20.6%, to $958.1 in the twelve months ended December 31, 2001 from $794.4 in the twelve months ended October 31, 2000. This increase was primarily due to an increase in the number of homes closed. The number of homes closed increased by 320 homes, or 9.0%, to 3,893 homes in the twelve months ended December 31, 2001 from 3,573 in the twelve months ended October 31, 2001. The average selling price of homes closed increased by approximately $24,000, or 10.8%, to approximately $246,000 in the twelve months ending December 31, 2001 from approximately $222,000 in the twelve months ending October 31, 2000 due to general market conditions.

     Revenues from land sales decreased by $13.6 million, or 56.4%, to $10.5 million in the twelve months ended December 31, 2001 from $24.1 million in the twelve months ended October 31, 2000 principally as a result of a decrease in commercial and residential land sales in the west coast of Florida, Virginia and South Florida from that reported for the twelve months ending October 31, 2000.

     Revenues from financial services increased $10.5 million, or 47.6% to $32.7 million for the twelve months ended December 31, 2001 from $22.1 million in the twelve months ended October 31, 2000 primarily due to increased mortgage and title services provided in conjunction with the increase in the number homes closed.

     Cost of home sales increased by $98.9 million, or 14.9%, to $763.7 million in the twelve months ending December 31, 2001 from $664.8 million in the twelve months ending October 31, 2000. The increase in the cost of sales was primarily due to the related increase in home sales revenue. Cost of land sales decreased by $11.8 million, or 55.0%, to $9.6 million in the twelve months ending December 31, 2001 from $21.4 million in the twelve months ending October 31, 2000, primarily due to the related decrease in land sales revenue. Cost of financial services increased $2.4 million, or 15.7%, to $17.7 million in the twelve months ended December 31, 2001 from $15.3 million in the twelve months ended October 31, 2000, primarily due to the related increase in financial service revenues.

     SMG&A expenses increased by $16.8 million, or 21.2%, to $95.9 million in the twelve months ending December 31, 2001 from $79.2 million in the twelve months ending October 31, 2000. As a percentage of revenues, SMG&A expenses increased slightly from 9.4% of revenue for the twelve months ended October 31, 2000 to 9.5% of revenue for the twelve months ended December 31, 2001.

     Financial services pretax income increased by $8.2 million or 120.0% to $15.0 million in the twelve months ended December 31, 2001 from $6.8 million in the twelve months ended October 31, 2000 primarily due to increased mortgage and title services provided in conjunction with the increase in number of homes closed.

     Income before income taxes increased by $54.2 million, or 94.7%, to $111.4 million in the twelve months ending December 31, 2001 from $57.2 million in the twelve months ending October 31, 2000, primarily due to the increase in revenues from home sales and a decrease in cost of home sales as a percentage of home sales revenue.

  Twelve Months Ending October 31, 2000 Compared to Twelve Months Ending October 31, 1999

     Total revenues increased by $102.1 million or 13.8% to $844.0 million in the twelve months ended October 31, 2000 from $741.9 million in the twelve months ended October 31, 1999 primarily due to an increase in revenues from home and land sales.

     Revenues from home sales increased by $89.9 million, or 12.8%, to $794.4 million in the twelve months ended October 31, 2000 from $704.5 in the twelve months ended October 31, 1999, primarily due to an increase in the average selling price of homes closed. The number of homes closed increased by 59 homes, or 1.7%, to 3,573 homes in the twelve months ended October 31, 2000 from 3,514 homes in the twelve months ended October 31, 1999. The average selling price of homes closed increased by $21,000, or 10.5%, to $222,000 in the twelve months ended October 31, 2000 from $201,000 in the twelve months ended October 31, 1999.

     Revenues from land sales increased by $12.8 million, or 114%, to $24.1 million in the twelve months ended October 31, 2000 from $11.2 million in the twelve months ended October 31, 1999, primarily as a result of an increase in commercial and residential land sales in the west coast of Florida, Virginia and South Florida. Revenues from financial services decreased slightly by $.6 million, or 2.5%, to $22.1 million in the twelve months ended October 31, 2000 from $22.7 million in the twelve months ended October 31, 1999.

     Cost of home sales increased by $71.8 million, or 12.1%, to $664.8 million in the twelve months ended October 31, 2000 from $593.0 million in the twelve months ended October 31, 1999, primarily as result of an increase in home sales revenues. Cost of land sales increased by $10.7 million, or 101% to $21.4 million in the twelve months ended October 31, 2000 from $10.7 million in the twelve months ended October 31. 1999, primarily due to an increase in land sales. Cost of financial services decreased $.6 million, or 3.7%, to $15.3 million in the twelve months ended October 31, 2000 from $15.9 million in the twelve months ended October 31, 1999, primarily due to the related decrease in financial service revenues.

     SMG&A expenses increased by $8.1 million, or 11.4%, to $79.2 million in the twelve months ended October 31, 2000 from $71.1 million in the twelve months ended October 31, 1999, primarily due to an increase in revenues. SMG&A expenses as a percentage of total revenues were consistent with the twelve months ended October 31, 1999.

     Income before income taxes increased by $11.6 million, or 25.3%, to $57.2 million in the twelve months ended October 31, 2000 from $45.6 million in the twelve months ended October 31, 1999, primarily due to the increase in revenues from home sales and a decrease in cost of home sales as a percentage of home sales revenue.

  LIQUIDITY AND CAPITAL RESOURCES

     Engle's financing needs historically have been provided by cash flows from operations, unsecured bank borrowings and from time to time access to the debt markets. At December 31, 2001, Engle had cash and cash equivalents of $92.8 million. Inventories (including land and improvements held for development and residential homes under construction) at December 31, 2001 were $456.3 million, an increase of $12.2 million, or 2.7%, from $444.1 million at December 31, 2000. This increase results from general growth in Engle's business.

     During the years ended December 31, 2001 and October 31, 2000, cash provided by operating activities was $25.2 million and $27.7 million, respectively. During the year ended October 31, 1999, cash provided by operating activities was $4.1 million. The slight decrease in cash provided by operating activities in 2001 as compared to 2000 was primarily due to the increase in net income generated primarily from an increase in home closings net of an increase in funding mortgage loans held for sale. The increase in cash provided by operating activities in 2000 as compared to 1999 was primarily the result of an increase in the average selling price of homes closed. During 1999, significant cash was used for increasing inventory levels due to the expansion of Engle's business.

     At December 31, 2001, Engle had homebuilding borrowings of approximately $215.8 million outstanding and an aggregate of $57.1 million in letters of credit and performance bonds outstanding. Outstanding homebuilding borrowings at December 31, 2001 consisted of $202 million aggregate principal amount of unsecured borrowings from financial institutions, $12.9 million of the 9 1/4% Senior Notes due 2008 (see below) and $0.9 million aggregate principal amount of other borrowings. The letters of credit and performance bonds are required for certain development activities, deposits on land and lot purchase contract deposits. Deposits for future purchases of land totaled $25.9 million at December 31, 2001.

     In addition, in order to fund the origination of residential mortgage loans, PHMC has a warehouse line of credit (including a purchase agreement) for $40.0 million which is guaranteed by Engle and secured by the mortgage loans held for sale. This line of credit bears interest at the Federal Funds rate plus 1.375% (2.895% at December 31, 2001) and matures July 5, 2002. The line of credit includes restrictions and the maintenance of certain financial covenants. PHMC is required to fund 2.0% of all mortgages originated and to sell all funded mortgages within 90 days. At December 31, 2001, the outstanding balance on the warehouse line of credit was $38.7 million.

     In connection with the acquisition of Engle by Technical Olympic on November 22, 2000, Engle entered into a Credit Agreement (the "Credit Agreement") with a bank providing for a $100 million term loan and a $275 million revolving credit facility (subject to reduction based upon periodic determinations of a borrowing base). Proceeds from these facilities were used to finance Engle's required repurchase of its then outstanding $250 million principal amount of 9 1/4% Senior Notes due 2008 ("Senior Notes") (see below). In addition, the revolving credit facility provides working capital and credit support for the issuance of letters of credit needed from time to time. The term loan and revolving credit facility are scheduled to terminate on November 22, 2002 whereupon all amounts outstanding become due. Engle's previous bank revolving credit facility was repaid and cancelled. At December 31, 2001, $100 million under the term notes and $102 million under the revolving credit facility were outstanding.

     As a result of the change in control, Engle was required by the indentures governing its Senior Notes to offer to repurchase all of its outstanding Senior Notes at a price of 101% of the principal amount plus accrued and unpaid interest. Upon termination of the offer in January 2001, Engle repurchased approximately $237 million aggregate principal amount of its Senior Notes. The repurchase of these Senior Notes were funded with $100 million term loan under the Credit Agreement and additional advances under Engle's revolving credit facility. Approximately $13 million of the Senior Notes were not tendered and remain outstanding as of December 31, 2001.

     The following table sets forth the maturities of Engle's borrowings (dollars in thousands):

YEAR ENDED DECEMBER 31,                                        AMOUNT
-----------------------                                       --------
2002........................................................  $202,000
2003........................................................       938
2004........................................................        --
2005........................................................        --
Thereafter..................................................    12,897
                                                              --------
          Total.............................................  $215,835
                                                              ========

     During the twelve months ended December 31, 2001, Engle made distributions to its parent company of approximately $29.5 million.

     Engle's management does not anticipate that PHMC's expansion of its operation will significantly impact liquidity because the mortgages are generally sold within a short period of time after their origination to the Federal National Mortgage Association (FNMA) or other qualified investors.

  CRITICAL ACCOUNTING POLICIES

     In the preparation of its financial statements, Engle applies accounting principles generally accepted in the United States. The application of generally accepted accounting principles may require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying results.

     Housing and other real estate sales are recognized when title passes to the buyer and certain other conditions are met. As a result, Engle's revenue recognition process does not involve significant judgments or estimates. However, Engle does rely on certain estimates to determine the related construction and land costs and resulting gross margins associated with revenues recognized. Engle's construction and land costs are comprised of direct and allocated costs, including estimated costs for future warranties and amenities. Land, land improvements and other common costs are generally allocated on a relative fair value basis to units within a parcel or subdivision. Land and land development costs generally include related interest and property taxes incurred until development is substantially completed.

     Engle had goodwill in the amount of $14.8 million at December 31, 2001. Engle periodically evaluates goodwill for impairment by determining whether the carrying amount can be recovered through future undiscounted cash flows. Engle's estimates of future cash flows are based on reasonable and supportable assumptions and represent Engle's best estimates of the cash flows expected to result from the use of the corresponding assets and their eventual disposition.

     Engle has entered into option agreements with third parties to acquire developed lots. Under these option arrangements, Engle has placed nonrefundable deposits, which provide Engle the right to acquire the lots from time to time subject to the terms and conditions of such agreements. Although Engel does not have legal title to the assets of these third parties and have not guaranteed the liabilities, Engle does exercise certain rights of ownership over the entities assets. As a result, Engle includes these assets and corresponding liabilities in their financial statements.

     Engle is involved in litigation incidental to its business, the disposition of which is expected to have no material effect on Engle's financial position or results of operations. It is possible, however, that future results of operations for any particular quarterly or annual period could be materially affected by changes in Engle's assumptions related to these proceedings. Engle accrues its best estimate of the probable cost for the resolution of legal claims. Such estimates are developed in consultation with outside counsel handling these matters and are based upon a combination of litigation and settlement strategies. To the extent additional information arises or Engle's strategies change, it is possible that Engle's best estimate of its probable liability in these matters may change.

IMPACT OF NEW ACCOUNTING STANDARDS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 requires companies to recognize all derivative contracts as either assets or liabilities in the balance sheet and to measure them at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the object of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedge risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. SFAS 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000.

Historically, Newmark and Engle have not entered into derivative contracts either to hedge existing risks or for speculative purposes. Accordingly, neither Newmark nor Engle expects the adoption of the new standard on January 1, 2001 to affect their respective financial statements.

     In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities." SFAS 140 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. SFAS 140 replaces SFAS 125 and is effective for transfers and servicing of financial assets and extinguishments occurring after March 31, 2001. SFAS 140 is effective for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The adoption of SFAS 140 did not materially affect either Engle's or Newmark's earnings or financial position.

     In June 2001, the FASB issued SFAS No. 141, "Business Combinations" ("SFAS 141"), and No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 requires the use of the purchase method of accounting and prohibits the use of the pooling-of-interests method of accounting for business combinations initiated after June 30, 2001. SFAS 141 also requires companies to recognize acquired intangible assets apart from goodwill if the acquired intangible assets meet certain criteria. SFAS 141 applies to all business combinations completed on or after July 1, 2001. It also requires, upon adoption of SFAS 142, that companies reclassify the carrying amounts of intangible assets and goodwill based on the criteria in SFAS 141. SFAS 142 requires, among other things, that companies no longer amortize goodwill, but instead review goodwill for impairment at least annually. In addition, SFAS 142 requires companies identify reporting units for the useful lives of other existing recognized intangible assets, and cease amortization of intangible assets with an indefinite useful life. An intangible asset with an indefinite useful life should be tested for impairment in accordance with the guidance in SFAS 142. SFAS 142 is required to be applied in fiscal years beginning after December 15, 2001 to all goodwill and other intangible assets recognized at that date, regardless of when those assets were initially recognized. SFAS 142 requires companies to complete a transitional goodwill impairment test six months from the date of adoption. Companies are also required to reassess the useful lives of other intangible assets within the first interim quarter after adoption of SFAS 142.

     Newmark and Engle have accounted for previous business combinations using the purchase method. As of December 31, 2001, the net carrying amount of goodwill for Newmark and Engle is $43.8 million and $14.8 million, respectively, and amortization expensed during the year ended December 31, 2001 was $1.5 million and $.9 million, respectively. Currently, both Newmark and Engle are assessing, but have not yet fully determined, how the adoption of SFAS 141 and SFAS 142 will affect their financial position and results of operation.

TECHNICAL OLYMPIC USA, INC.

  SEASONALITY OF OPERATIONS

     The homebuilding industry tends to be seasonal, as generally there are more homes sold in the spring and summer months when the weather is good, resulting in more home closings in the fall. After the Merger we will continue to operate primarily in the southwest and southeast, where weather conditions are more suitable to a year-round construction process than in other parts of the country. We also believe the geographic diversity of our operations after the Merger will reduce our exposure to the cyclical nature of the homebuilding industry to some extent, with adverse economic conditions associated with certain of our markets often being offset by more favorable economic conditions in other markets. The school term also affects our operations because, in general, homebuyers do not move during the school term. Following the Merger, we expect to continue experiencing more sales in the spring and summer months, and more closings in the fall.

     Our profits may fluctuate from quarter to quarter as a result of a number of factors, including, (i) the timing and price mix of home closings; (ii) our ability to continue to acquire land and options on acceptable terms; (iii) the timing of receipt of regulatory approvals for the construction of homes; (iv) the condition of the real estate market and economic conditions generally; (v) the cyclical nature of the homebuilding industry; (vi) prevailing interest rates and the availability of mortgage financing; (vii) pricing policies of our competitors; (viii) the timing of the opening of new residential projects; (ix) weather; and (x) the cost and availability of materials and labor. The historical financial performance of Newmark and Engle separately is not necessarily a meaningful indicator of our future results and we expect our financial results to vary from quarter to quarter.

  PRO FORMA COMBINED LIQUIDITY AND CAPITAL RESOURCES

     Our combined company will require significant amounts of cash. We anticipate that our future home construction, purchases of developed lots and entitled land, mortgage lending operations and debt service obligations will be funded from internally generated cash from operations, and new financing to be provided as part of the Refinancing.

     The Merger is conditioned upon the simultaneous completion of the Refinancing, pursuant to which we expect to (i) enter into the $175 million Bank Facility; and (ii) issue $350 million aggregate principal amount of one or more series and senior or senior subordinated notes in the Notes Offering. We intend to use the net proceeds from the Notes Offering to (i) repay the Engle Homes Acquisition Debt; (ii) repay or defease an aggregate of $215.8 million of outstanding Engle debt; and (iii) repay an aggregate of $47.1 million of outstanding Newmark debt. For more information on the Refinancing, see "The Refinancing."

     The Bank Facility is anticipated to be a $175 million revolving credit facility. The Bank Facility is expected to expire three years after the effective date of the Merger and includes, at our options, two one-year extensions. The Bank Facility is expected to contain financial covenants and provisions that may, under some circumstances, limit the amount we may borrow. Based on its leverage ratio as defined under the Bank Facility, the interest rate is anticipated to vary based on LIBOR or a base rate plus an applicable margin to be agreed.

     We believe following the completion of the Merger Transactions and the Refinancing we will have adequate financial resources, including cash from operations and availability under our new Bank Facility, to meet our current working capital and land acquisition and development needs based on current market conditions through at least May 31, 2003. However, there can be no assurance that the amounts available from such sources will be sufficient. If we identify significant new acquisition opportunities, or if our operations do not generate sufficient cash from operations at levels currently anticipated, we may need to seek additional debt or equity financing to operate and expand our business. If we are unable to obtain sufficient capital to fund our growth and development initiatives, it could adversely affect our earnings and future growth. We may be unable to obtain additional financing on satisfactory terms or at all. If additional funds are raised through the incurrence of debt, we will incur increased debt service costs and may become subject to additional restrictive financial and other covenants. Moreover, the instruments governing the debt we incur pursuant to the Refinancing will contain provisions that restrict the amount of debt we may incur.

  PRO FORMA QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

     We are exposed to market risk primarily related to potential adverse changes in interest rates. We expect our exposure to market risks to relate primarily to changes in the interest rates applicable to borrowings under our new credit agreement. We have not entered into and currently do not intend to enter into, derivative financial instruments for trading or special purposes. We expect the interest rates relative to our bank loans to fluctuate with the prime and LIBOR lending rates, both upwards and downwards. On a pro forma basis giving effect to the Merger and the Refinancing, we would have an aggregate of approximately $5.2 million as of December 31, 2001 available under our bank loan arrangements that is subject to changes in interest rates.

     Interest Rates. Our operations are interest rate sensitive. Overall housing demand is adversely affected by increases in interest rates. If mortgage interest rates increase significantly, this may negatively affect the ability of homebuyers to secure adequate financing. Higher interest rates will adversely affect our revenues, gross margins and net income. Higher interest rates also increase our borrowing costs because, as indicated above, our bank loans will fluctuate with the prime and LIBOR lending rates, both upwards and downwards.

     Inflation. We may be adversely affected during periods of high inflation, primarily because of higher land and construction costs. In addition, inflation may result in higher mortgage interest rates, which may significantly affect the affordability of permanent mortgage financing for prospective purchasers. Inflation also increases our interest costs. We attempt to pass through to our customers any increases in our costs through increased selling prices and, to date, inflation has not had a material adverse effect on our results of operations. However, there is no assurance that inflation will not have a material adverse impact on our future results of operations.

                   RELATED PARTY AGREEMENTS AND TRANSACTIONS

TAX ALLOCATION AGREEMENTS

     Pursuant to a Tax Allocation Agreement between Technical Olympic and us dated March 15, 2000 and effective as of December 16, 1999, our earnings may be included in the consolidated federal income tax returns filed by Technical Olympic. The amount of our liability to (or entitlement to payment from) Technical Olympic will equal the amount of taxes that we would owe (or refund that we would receive) had we prepared our federal tax returns on a stand-alone basis. In addition, under federal income tax law, each member of a consolidated group (as determined for federal income tax purposes) is also jointly and severally liable for the federal income tax liability of the consolidated group. Pursuant to the Tax Allocation Agreement, Technical Olympic has agreed to indemnify us for payments which Technical Olympic has already received from us or with respect to any tax liabilities of Technical Olympic or its affiliated entities other than us. We have made payments totaling $12.8 million during and for the year ending December 31, 2001 related to this agreement.

     Pursuant to a similar Tax Allocation Agreement between Technical Olympic and Engle Homes dated March 22, 2000 and effective as of March 15, 2000, Engle Homes' earnings may be included in the consolidated federal income tax returns filed by Technical Olympic. The amount of Engle Homes' liability to (or entitlement to payment from) Technical Olympic will equal the amount of taxes that Engle Homes would owe (or refund that it would receive) had it prepared its federal tax returns on a stand-alone basis. In addition, under federal income tax law, each member of a consolidated group (as determined for federal income tax purposes) is also jointly and severally liable for the federal income tax liability of the consolidated group. Pursuant to the Tax Allocation Agreement, Technical Olympic has agreed to indemnify Engle Homes for payments which Technical Olympic has already received from Engle Homes or with respect to any tax liabilities of Technical Olympic or its affiliated entities other than Engle Homes. Engle Homes made payments totaling $34.5 million during and for the year ending December 31, 2001 related to this agreement. After the Merger, this agreement will be terminated.

MANAGEMENT SERVICES AGREEMENT

     Technical Olympic, through its subsidiary Techolym, L.P., provided certain corporate and staff support and management services to and for us in fiscal year 2001. Functions that were performed by Technical Olympic included consultation with and assistance to our board of directors and management in connection with issues involving any and all matters of our business affairs. Functions as of January 1, 2001 include plan administration of a self-funded group medical and dental plan for us and our subsidiaries. We made payments totaling $1.9 and $1.5 million during and for the years ending December 31, 2001 and 2000, respectively, related to this agreement.

MORTGAGE COMPANY BUSINESS

     On March 9, 2001, we acquired for nominal consideration a 49.99% limited partnership interest in Technical Mortgage, L.P., a mortgage origination company owned jointly with TM Investments LLC and PHMC, both of which are affiliates of Technical Olympic and wholly-owned subsidiaries of Engle Homes. Our capital is not at risk in connection with these mortgages beyond our limited partnership interest. For more information, see "The Merger -- Our Business, Title and Mortgage Services" and "The Merger -- Engle Homes, Title and Mortgage Services."

TITLE COMPANY BUSINESS

     On April 1, 2001, we acquired for $10,000 a 49% limited partnership interest and Engle Homes acquired for $20,000 a 50% limited partnership interest and a 1% general partnership interest (through affiliates) in Universal Land Title of South Florida, Ltd., a title insurance business. Neither our capital nor Engle Homes' capital is at risk beyond our respective limited partnership interest and we assume no title insurance risk associated with the title policies. For more information, see "The Merger -- Our Business, Title and Mortgage Services" and "The Merger -- Engle Homes, Title and Mortgage Services."

CONTRACTOR AGREEMENTS

     On November 6, 2000, we entered into a Contractor Agreement with Technical Olympic S.A. ("TOSA"), an affiliate of Technical Olympic. TOSA agreed to provide certain construction services and to purchase such materials, supplies and labor on our behalf pursuant to certain third-party contracts assigned to TOSA by us or our subsidiaries, all in an effort to consolidate the purchasing function. We maintained the right to contract directly for any construction services and purchase any goods and services from any vendors in our own free unlimited discretion. Although TOSA would incur certain franchise tax expense, we and our subsidiaries are not liable for such additional purchasing liability. We paid on behalf of TOSA, for goods and services pursuant to this Contractor Agreement, $137 million and $51.0 million during the fiscal years ending December 31, 2001 and 2000, respectively.

     On November 22, 2000, Engle Homes entered into a similar Contractor Agreement with TOSA. TOSA agreed to provide certain construction services and to purchase such materials, supplies and labor on behalf of Engle Homes pursuant to certain third-party contracts assigned to TOSA by Engle Homes or its subsidiaries, all in an effort to consolidate the purchasing function. Engle Homes maintained the right to contract directly for any construction services and purchase any goods and services from any vendors in its own free unlimited discretion. Although TOSA would incur certain franchise tax expense, Engle Homes and its subsidiaries are not liable for such additional purchasing liability. Engle Homes paid on behalf of TOSA, for goods and services pursuant to this Contractor Agreement, $205.6 million during the fiscal year ending December 31, 2001.

                                   MANAGEMENT

OUR BOARD OF DIRECTORS

     Upon consummation of the Merger, our board of directors will consist of all of our existing directors, except that Antonio B. Mon will become a director and James M. Carr will resign as a director. Set forth below is certain information regarding our directors following the Merger:

NAME                                     AGE                  POSITION
----                                     ---                  --------
Constantine Stengos....................  66    Chairman of the Board
Antonio B. Mon.........................  56    Executive Vice Chairman, Chief
                                               Executive Officer, President and
                                               Director
Yannis Delikanakis.....................  35    Executive Vice Chairman and Director
Lonnie M. Fedrick......................  57    Emeritus Vice Chairman and Director
Andreas Stengos........................  40    Director
George Stengos.........................  35    Director
Larry D. Horner........................  67    Director
William A. Hasler......................  60    Director
Michael J. Poulos......................  71    Director
Michael S. Stevens.....................  52    Director

     Constantine Stengos has been our Chairman of the Board since December 15, 1999. Mr. Stengos has also been a director and the President of Technical Olympic and a director of Technical Olympic (UK) PLC, since November 1999. Technical Olympic is a wholly owned subsidiary of Technical Olympic (UK) PLC. Technical Olympic (UK) PLC is a wholly owned subsidiary of Technical Olympic S.A. Mr. Stengos formed Technical Olympic S.A. in 1965 and serves as a director, the Chairman of its board of directors and its Managing Director. Mr. Stengos owns more than 5% of the outstanding equity of Technical Olympic S.A. Technical Olympic, Technical Olympic (UK) PLC, and Technical Olympic S.A. are all affiliates of Newmark.

     Antonio B. Mon will become one of our directors, and our Executive Vice Chairman, Chief Executive Officer and President upon consummation of the Merger. From October 2001 until consummation of the Merger, Mr. Mon is serving as the Chief Executive Officer of Technical Olympic and since February 2002 Mr. Mon is serving as Chief Executive Officer and President of Engle Homes. From May 2001 to October 2001, Mr. Mon was a consultant to Technical Olympic. From 1997 to 2001, Mr. Mon was the Chairman of Maywood Investment Company, LLC, a private firm engaged in private equity investments and general consulting. In 1991, Mr. Mon co-founded Pacific Greystone Corporation, a west-coast homebuilder that merged with Lennar Corporation in 1997 and served as its Vice Chairman from 1991 to 1997. Prior to 1991, Mr. Mon worked for The Ryland Group, Inc. (a national homebuilder), M.J. Brock Corporation (a California homebuilder) and Cigna Corporation (a financial services corporation).

     Yannis Delikanakis has been one of our directors since 1999 and has also served as a director and Vice President of Technical Olympic since 1999. Mr. Delikanakis has been the Real Estate and Housing Director of Technical Olympic S.A. since 1999. Mr. Delikanakis was a director and the manager of the Real Estate Development and Project Management Departments of Lambert Smith Hampton S.A. from 1994 to 1999.

     Lonnie M. Fedrick has been one of our directors since 1998 and is serving as our President and Chief Executive Officer from 1997 until consummation of the Merger. Mr. Fedrick has been President and Chief Executive Officer of Newmark Home Corporation, our wholly owned subsidiary, since 1994 and was Executive Vice President from 1984 to 1994.

     Andreas Stengos has been one of our directors since 1999, has served as a director and Treasurer of Technical Olympic since 1999, and has been a director and the General Director of Technical Olympic (UK) PLC since 1997. Mr. Stengos has also been a director of Technical Olympic S.A. since 1989, has served as its Managing Director from 1989 to 1995 and has been its General Manager since 1995.

     George Stengos has been one of our directors since 1999, has served as a director of Technical Olympic since November 1999 and has been a director and the Corporate Secretary of Technical Olympic (UK) PLC since 1997. Mr. Stengos has been the Stock Market & Purchasing Director of Technical Olympic S.A. since 1996.

     Larry D. Horner has been one of our directors since 1998. Mr. Horner served as Chairman of Pacific USA Holdings Corp. from 1994 to 2001 and was Chairman of the Board of Asia Pacific Wire & Cable Corporation Limited, a Bermuda corporation with operations in Southeast Asia, which is publicly traded on the New York Stock Exchange until 2001. He is also a director of Phillips Petroleum Company, Atlantis Plastics Corp., UT Starcom, Inc., Biological and Popular Cultures, Inc., and New River Pharmaceuticals, Inc. Mr. Horner was formerly associated with KPMG LLP, a professional services firm, for 35 years, retiring as Chairman and Chief Executive Officer of both the U.S. and International firms in 1991. He is a certified public accountant.

     William A. Hasler has been one of our directors since 1998 and has served as Vice Chair Co-Chief of Aphton Corporation since July 1998. Aphton Corporation is a biotechnology products company. From August 1991 to July 1998, Mr. Hasler served as Dean of the Haas School of Business at the University of California at Berkeley. Prior to that, he was both Vice Chairman and a director of KPMG LLP, a professional services firm. Mr. Hasler also serves on the boards of Mission West, Walker Interactive, Solectron Corp., DiTech Communications Schwab Funds and DMC Strategy. Mr. Hasler is a trustee of Pomona College.

     Michael J. Poulos has been one of our directors since 2000. Mr. Poulos has also served as an advisory director of Greystone Capital Partners I, LP and a trustee of Century Shares Trust. Mr. Poulos had been Chairman, President, and Chief Executive Officer of Western National Corporation from 1993 until 1998 when he retired. Mr. Poulos worked for American General Corp., from 1970 to 1993, and served as its Vice Chairman from 1991 to 1993.

     Michael S. Stevens has been one of our directors since 2000. Mr. Stevens has been the Chairman and owner of Michael Stevens Interests, Inc. since 1981, as well as the owner and director of various affiliated companies. Mr. Stevens serves on the board of directors of the Greater Houston Partnership, the Memorial Hermann Foundation, the Houston Convention Center Hotel Corporation, the Houston 2012 Foundation and the Texas Exile Foundation.

FAMILY RELATIONSHIPS

     Constantine Stengos is the father of both Andreas Stengos and George Stengos. Yannis Delikanakis is the son-in-law of Constantine Stengos and the brother-in-law of Andreas Stengos and George Stengos. We have no other familial relationships among the executive officers and directors.

COMPENSATION OF DIRECTORS

     Our independent or non-affiliate directors receive an annual fee of $15,000 and $2,000 per board meeting attended and are reimbursed for reasonable out-of-pocket expenses incurred for attendance at meetings.

OUR MANAGEMENT

     Upon consummation of the Merger our management will consist of the following individuals:

NAME                                        AGE                    POSITION
----                                        ---                    --------
TECHNICAL OLYMPIC USA, INC.
  Antonio B. Mon..........................  56    Executive Vice Chairman, President and
                                                  Chief Executive Officer
  Tommy McAden............................  39    Vice President -- Finance and
                                                  Administration and Chief Financial Officer

NAME                                        AGE                    POSITION
----                                        ---                    --------
NEWMARK HOMES, LP
  Eric Rome...............................  42    Chief Operating Officer
  Steve Von Hofe..........................  41    Senior Vice President -- Houston Division
  Bryan Shields...........................  42    Senior Vice President -- Central Texas
                                                  Division
  Jeff Buell..............................  35    Senior Vice President -- San Antonio
                                                  Division
  Steve Treece............................  50    Executive Vice President -- North Texas
                                                  Division
  Mike Moody..............................  34    Senior Vice President -- Nashville
                                                  Division
  Rick Robideau...........................  40    MIS Director
  Mike Beckett............................  42    Executive Vice President -- Purchasing and
                                                  Product Development
ENGLE HOMES
  Bill Carmichael.........................  53    President -- Orlando Division
  Ron Yuter...............................  53    President -- Broward/Pembroke Division
  David Cobb..............................  46    President -- Southwest Division
  Bruce Leinberger........................  47    President -- Virginia Division
  Rich Alberque...........................  52    President -- Texas Division
  Eric Eckberg............................  41    President -- Colorado Division
  Mark Upton..............................  44    President -- Arizona Division
  Paul Leikert............................  46    President -- PHMC, Chief Accounting
                                                  Officer -- Engle
  Harry Engelstein........................  66    Vice President -- Construction
  John Kraynick...........................  47    Vice President
  Larry Shaw..............................  46    Vice President -- Sales and Marketing
  Mike Glass..............................  43    President -- Universal Land Title Division

     For information regarding Antonio B. Mon, see "Management -- Our Board of Directors."

     Tommy McAden will become our Chief Financial Officer and Vice President - Finance and Administration upon consummation of the Merger. Since February 2002, Mr. McAden has served as Chief Financial Officer of Engle Homes. Mr. McAden has served as a director, Vice President and Chief Financial Officer of Technical Olympic since January 2000. From 1994 to December 1999, Mr. McAden was Chief Financial Officer of Pacific Realty Group, Inc., which was the former 80% shareholder of Newmark.

EMPLOYMENT AGREEMENTS

     Upon the consummation of the Merger, Antonio B. Mon will become our Chief Executive Officer, President and Executive Vice-Chairman, as well as one of our directors. Under the terms of the employment agreement between Mr. Mon and us, which is attached as Exhibit D, to become effective upon consummation of the Merger, Mr. Mon will receive a minimum base salary of $800,000 for the first year with an increase of 10% per year thereafter until the agreement expires or is terminated as discussed below. In addition, Mr. Mon will receive an annual bonus ("Incentive Compensation") under the Newmark Annual and Long-Term Incentive Plan as follows: (i) for the period ending on December 31, 2002, an annual bonus of not less than $1,000,000, payable monthly; provided, however, that the payment of the bonus for any month is contingent on the "Results of Operation" (as defined in the agreement) for such month being positive (greater than or equal to zero) and (ii) additional Incentive Compensation as determined by the board of directors in its sole discretion. Upon implementation of the Newmark Annual and Long-Term Incentive Plan and subject to consummation of the Merger, Mr. Mon will also receive options to purchase approximately 2,020,000 shares of our common stock (representing approximately 7% of the Company after the Merger) that consists of the following: (i) a vested sign-on option grant,
(ii) a front-end option one-third of which vests on each January 1,

2003, 2004 and 2005 and (iii) a performance vesting option that vests on the seventh anniversary of the option grant date unless certain performance criteria are achieved that will allow for earlier vesting.

     In the event of an involuntary termination, Mr. Mon will receive (a) the greater of (i) three times the sum of his base salary, his highest annual cash bonus, and the value of his fringe benefits or (ii) the aggregate amount of his base salary, his annual cash bonuses and the value of the fringe benefits that would be payable for the remainder of the employment term; and (b) continued health plan coverage until age 65 or until he becomes covered under another plan. If severance remuneration payable under the agreement is held to constitute an "excess parachute payment" and Mr. Mon becomes liable for any tax penalties imposed thereon, we will make a cash payment to him in an amount equal to the tax penalties plus an amount equal to any additional tax for which he will be liable as a result of receipt of the payment for such tax penalties and payment for such reimbursement for additional tax. The employment agreement contains noncompete provisions in the event of Mr. Mon's termination of employment. Mr. Mon's employment agreement expires on December 31, 2006.

              VOTING SECURITIES AND THE PRINCIPAL HOLDERS THEREOF

     As of April 5, 2002, there were 11,500,000 shares of our common stock outstanding. The following table sets forth certain information regarding beneficial ownership of our common stock as of April 5, 2002, by (i) each person (or group of affiliated persons) who we know to beneficially own more that 5% of the outstanding shares of our common stock, (ii) each of our current directors and executive officers, and (iii) all of our current executive officers and directors as a group.

NAME AND ADDRESS OF                                    AMOUNT AND NATURE OF
BENEFICIAL OWNER                                       BENEFICIAL OWNERSHIP   PERCENT OWNED
-------------------                                    --------------------   -------------
Technical Olympic, Inc...............................       9,200,000              80%
  1200 Soldiers Field Drive
  Sugar Land, Texas 77479(1)
Lonnie M. Fedrick....................................          42,900              (2)
  c/o Newmark Homes Corp.
  1200 Soldiers Field Drive
  Sugar Land, Texas 77479
Constantine Stengos..................................          25,000              (2)
  c/o Technical Olympic S.A.
  20 Solomou Street
  Athens, Greece 17456
Andreas Stengos......................................               0               0%
  c/o Technical Olympic S.A.
  20 Solomou Street
  Athens, Greece 17456
George Stengos.......................................               0               0%
  c/o Technical Olympic S.A.
  20 Solomou Street
  Athens, Greece 17456
Yannis Delikanakis...................................               0               0%
  c/o Technical Olympic S.A.
  20 Solomou Street
  Athens, Greece 17456
Larry D. Horner......................................               0               0%
  Lot 24
  Caleta -- Palmilla, B.C.S
  Mexico

NAME AND ADDRESS OF                                    AMOUNT AND NATURE OF
BENEFICIAL OWNER                                       BENEFICIAL OWNERSHIP   PERCENT OWNED
-------------------                                    --------------------   -------------
William A. Hasler....................................               0               0%
  c/o Aphton Corporation
  100 Bush St., Suite 820
  San Francisco, California 94104
Michael J. Poulos....................................               0               0%
  3 Riverway Plaza
  Suite 1310
  Houston, Texas 77056
Michael S. Stevens...................................               0               0%
  1160 Dairy Ashford
  Suite 601
  Houston, Texas 77079
J. Eric Rome.........................................           9,000              (2)
  c/o Newmark Home Corp.
  5910 Courtyard Drive, Suite 230
  Austin, Texas 78751
Terry C. White.......................................           7,500              (2)
  c/o Newmark Homes Corp.
  4000 Hollywood Blvd
  Suite 500
  North Hollywood, Florida 33021
J. Michael Beckett (3)...............................          10,900              (2)
  c/o Newmark Homes Corp.
  1200 Soldiers' Field Drive
  Sugar Land, Texas 77479
All directors and executive officers as a group (12
  persons)...........................................          95,300              (2)

---------------

(1) Technical Olympic, Inc. is a subsidiary of Technical Olympic (UK) PLC, which is a subsidiary of Technical Olympic S.A. Mr. Constantine Stengos owns more than 5% of the outstanding stock of Technical Olympic S.A.

(2) Less than one percent.

(3) Includes 6,700 shares of Newmark common stock held by Mr. Beckett's spouse as to which he disclaims beneficial ownership.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. Pursuant to the terms of indentures dated February 2, 1998 and June 12, 1998, under which Engle Homes is the issuer of certain debt, Engle Homes is contractually obligated to file annual and quarterly reports with the SEC. You may read and copy this information at, or obtain copies by mail at prescribed rates from, the Public Reference Room of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

     The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like us and Engle Homes, who file reports electronically. The address of that site is http://www.sec.gov.

                      DOCUMENTS INCORPORATED BY REFERENCE

     We hereby incorporate by reference in this Information Statement:

     - our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed on March 25, 2002;

     - our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 filed on May 15, 2001, August 13, 2001 and November 14, 2001, respectively;

     - our Form 8-K filed on October 5, 2001;

     - Engle Homes' Annual Report on Form 10-K for the fiscal year ended December 31, 2001 filed on March 27, 2002;

     - Engle Homes' Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001 filed on May 9, 2001, July 30, 2001 and November 7, 2001, respectively; and

     - Engle Homes' Form 8-K filed on October 9, 2001.

     All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Information Statement shall be deemed to be incorporated by reference into this Information Statement and to be a part of this Information Statement from the date of filing of such documents. Any statements contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of the Information Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Information Statement.

     You may obtain documents incorporated by reference in this Information Statement by requesting them from us in writing or by telephone at the following address:

        1200 Soldiers Field Drive
        Attn: General Counsel
        Sugar Land, Texas 77479
        Phone: 281-243-0100

If you request any incorporated documents from us, we will mail them to you by first-class mail, or another equally prompt means, within one business day after we receive your request.

                                  EXHIBIT LIST

Exhibit A  Agreement and Plan of Merger among Newmark Homes Corp., a
           Delaware corporation, Engle Holdings Corp., a Delaware corporation, and Technical Olympic, Inc., a Delaware corporation, as the sole stockholder of Engle Holdings
           Corp., dated April 5, 2002.
Exhibit B  Amendment to Certificate of Incorporation of Newmark Homes
           Corp.
Exhibit C  Deutsche Banc Securities Inc. Fairness Opinion dated April
           4, 2002.
Exhibit D  Employment Agreement, dated April 5, 2002, by and between
           Newmark Homes Corp., to be known as Technical Olympic USA,
           Inc., a Delaware corporation, and Antonio.B. Mon, an individual.

                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                              NEWMARK HOMES CORP.
                              ENGLE HOLDINGS CORP.
                                      AND
                            TECHNICAL OLYMPIC, INC.
                              Dated: April 8, 2002

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
ARTICLE I. DEFINITIONS AND TERMS...........................................   A-6
SECTION 1.01   Specific Definitions........................................   A-6
SECTION 1.02   Construction and Interpretation.............................   A-9

ARTICLE II. THE MERGER TRANSACTION.........................................   A-9
SECTION 2.01   Merger......................................................   A-9
SECTION 2.02   Closing.....................................................  A-10
SECTION 2.03   Filing and Effectiveness....................................  A-10
SECTION 2.04   Effect of the Merger........................................  A-10
SECTION 2.05   Conversion of Engle Shares..................................  A-11
SECTION 2.06   Procedure for Exchange......................................  A-11
SECTION 2.07   Cooperation.................................................  A-11
SECTION 2.08   Ohio Savings Credit Facility................................  A-11

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF ENGLE HOLDINGS..............  A-12
SECTION 3.01   Qualification, Organization and Corporate Power.............  A-12
SECTION 3.02   Authorization, Execution and Delivery.......................  A-12
SECTION 3.03   Capitalization..............................................  A-12
SECTION 3.04   Noncontravention............................................  A-13
SECTION 3.05   Consents....................................................  A-13
SECTION 3.06   Financial Statements........................................  A-13
SECTION 3.07   Absence of Certain Events...................................  A-13
SECTION 3.08   Employee Matters............................................  A-14
SECTION 3.09   Properties, Title and Related Matters.......................  A-14
SECTION 3.10   Legal Proceedings...........................................  A-15
SECTION 3.11   Insurance...................................................  A-15
SECTION 3.12   Material Contracts..........................................  A-15
SECTION 3.13   Brokerage...................................................  A-16
SECTION 3.14   Intellectual Property.......................................  A-16
SECTION 3.15   Environmental Matters.......................................  A-16
SECTION 3.16   Taxes.......................................................  A-17
SECTION 3.17   Labor Matters...............................................  A-18
SECTION 3.18   Permits.....................................................  A-18
SECTION 3.19   Bank Accounts...............................................  A-18
SECTION 3.20   SEC Filings.................................................  A-18
SECTION 3.21   Prohibited Payments.........................................  A-18

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE ENGLE STOCKHOLDER........
                                                                             A-18
SECTION 4.01   Power and Authority.........................................  A-18
SECTION 4.02   Execution and Delivery......................................  A-19
SECTION 4.03   Noncontravention............................................  A-19
SECTION 4.04   Consents....................................................  A-19
SECTION 4.05   Litigation..................................................  A-19
SECTION 4.06   Stock Ownership.............................................  A-19

                                                                             PAGE
                                                                             ----
SECTION 4.07   Securities Law Matters......................................  A-19
SECTION 4.08   Brokerage...................................................  A-20
SECTION 4.09   Operations during the Engle Stockholder's Ownership
               Period......................................................  A-20

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF NEWMARK.......................  A-20
SECTION 5.01   Qualification, Organization and Corporate Power.............  A-20
SECTION 5.02   Authorization, Execution and Delivery.......................  A-21
SECTION 5.03   Noncontravention............................................  A-21
SECTION 5.04   Consents....................................................  A-21
SECTION 5.05   Authorization for Newmark Common Stock......................  A-21
SECTION 5.06   Brokerage...................................................  A-21
SECTION 5.07   SEC Documents...............................................  A-21
SECTION 5.08   Securities Law Matters......................................  A-21

ARTICLE VI. COVENANTS......................................................  A-22
SECTION 6.01   Conduct of Business by Engle Holdings.......................  A-22
SECTION 6.02   Conduct of Business by Newmark..............................  A-23
SECTION 6.03   Maintenance of Assets and Operations........................  A-23
SECTION 6.04   Access to Information.......................................  A-23
SECTION 6.05   Reasonable Efforts..........................................  A-23
SECTION 6.06   Engle Stockholder Vote......................................  A-24
SECTION 6.07   Tax Allocation Agreement....................................  A-24

ARTICLE VII. SPECIAL RIGHTS................................................  A-24
SECTION 7.01   Registration Rights.........................................  A-24
SECTION 7.02   Corporate Name..............................................  A-24

ARTICLE VIII. CONDITIONS TO NEWMARK'S OBLIGATIONS..........................  A-24
SECTION 8.01   Accuracy of Representations and Warranties..................  A-24
SECTION 8.02   Performance of Covenants and Agreements.....................  A-24
SECTION 8.03   Consents....................................................  A-24
SECTION 8.04   Governmental Approvals......................................  A-24
SECTION 8.05   Certificates................................................  A-25
SECTION 8.06   Material Adverse Effect.....................................  A-25
SECTION 8.07   Legal Proceedings...........................................  A-25
SECTION 8.08   Nasdaq......................................................  A-25
SECTION 8.09   Refinancing.................................................  A-25

ARTICLE IX. CONDITIONS TO ENGLE HOLDINGS AND THE ENGLE STOCKHOLDER'S
            OBLIGATIONS....................................................  A-25
SECTION 9.01   Accuracy of Representations and Warranties..................  A-25
SECTION 9.02   Performance of Covenants and Agreements.....................  A-25
SECTION 9.03   Consents....................................................  A-25
SECTION 9.04   Governmental Approvals......................................  A-25
SECTION 9.05   Certificates................................................  A-25
SECTION 9.06   Material Adverse Effect.....................................  A-26

                                                                             PAGE
                                                                             ----
SECTION 9.07   Legal Proceedings...........................................  A-26
SECTION 9.08   Nasdaq......................................................  A-26
SECTION 9.09   Refinancing.................................................  A-26

ARTICLE X. TERMINATION PRIOR TO CLOSING....................................  A-26
SECTION 10.01  Termination.................................................  A-26
SECTION 10.02  Effect on Obligations.......................................  A-26

ARTICLE XI. MISCELLANEOUS..................................................  A-26
SECTION 11.01  Limited Survival............................................  A-26
SECTION 11.02  Entire Agreement............................................  A-27
SECTION 11.03  Successors and Assigns......................................  A-27
SECTION 11.04  Expenses....................................................  A-27
SECTION 11.05  Invalidity..................................................  A-27
SECTION 11.06  Counterparts................................................  A-27
SECTION 11.07  Headings; Construction and References.......................  A-27
SECTION 11.08  Third Party Beneficiaries...................................  A-27
SECTION 11.09  Modification and Waiver.....................................  A-27
SECTION 11.10  Notices.....................................................  A-28
SECTION 11.11  Governing Law; Interpretation...............................  A-29

EXHIBITS
2.04(b)(i)     Form of Certificate of Amendment to Certificate of
               Incorporation
2.04(d)(i)     Directors of the Surviving Corporation following the Merger
2.04(d)(ii)    Officers of the Surviving Corporation following the Merger
7.01           Form of Registration Rights Agreement

SCHEDULES
1.01(a)        Outstanding Indebtedness
3.01           Qualification, Organization and Corporate Power
3.02           Authorization, Execution and Delivery
3.03(c)        Subsidiaries of Engle Homes
3.03(d)        Options or Other Rights for Capital Stock
3.04           Noncontravention
3.05           Consents
3.06           Material Liabilities
3.07           Absence of Certain Events
3.08           Employee Benefit Plans
3.09(a)        Personal Property Encumbrances
3.09(b)        Real Property Encumbrances
3.10           Legal Proceedings
3.11           Insurance Policies
3.12(a)        Material Contracts
3.13           Brokerage
3.14           Intellectual Property Not Owned or Licensed
3.15           Environmental Matters
3.16           Taxes

                                                                             PAGE
                                                                             ----
3.17           Labor Matters
3.18           Permits
3.19           Bank Accounts
4.03           Noncontravention
4.04           Consents
4.05           Litigation
4.06           Stock Ownership
4.09           Operations
5.03           Noncontravention
5.04           Consents
5.06           Brokerage
6.01(a)        Conduct of Business by Engle Holdings
6.01(b)        Conduct of Business by Engle Holdings
7.02           Corporate Name

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is dated as of April 8, 2002, by and among NEWMARK HOMES CORP., a Delaware corporation ("Newmark"), ENGLE HOLDINGS CORP., a Delaware corporation ("Engle Holdings") and TECHNICAL OLYMPIC, INC., a Delaware corporation, as the sole stockholder of Engle Holdings (the "Engle Stockholder") (collectively with Newmark and Engle Holdings, the "Parties").

                              W I T N E S S E T H:

     WHEREAS, Engle Stockholder is the holder of all of the issued and outstanding capital stock of Engle Holdings;

     WHEREAS, the respective Boards of Directors of Newmark and Engle Holdings have approved a merger of Engle Holdings with and into Newmark pursuant to which the issued and outstanding shares of common stock of Engle Holdings would be converted into shares of common stock of Newmark, on the terms and conditions set forth herein (the "Merger");

     WHEREAS, the Special Committee of the Board of Directors of Newmark has received the opinion of Deutsche Bank Securities Inc. that the Conversion Ratio (as defined herein) is fair, from a financial point of view, to the public holders of common stock of Newmark, other than the Engle Stockholder;

     WHEREAS, as a consequence of the Merger, Engle Homes, Inc. ("Engle Homes"), a Florida corporation and wholly-owned subsidiary of Engle Holdings, will become a wholly-owned subsidiary of Newmark;

     WHEREAS, the Parties hereto wish to set forth the representations, warranties, agreements and conditions with respect to the Merger; and

     WHEREAS, the Parties intend for the Merger to be a tax-free reorganization under Section 368(a) of the Code.

     NOW, THEREFORE, in consideration of the premises, the representations, warranties and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                   ARTICLE I.

                             DEFINITIONS AND TERMS

     SECTION 1.01 Specific Definitions. As used in this Agreement, the following terms have the following meanings:

     "AFFILIATE" means, with respect to a Person, any other Person, directly or indirectly, controlling, controlled by or under common control with such Person. The term "controls" as used herein means the possession of the power to direct or cause the direction of the management and policies of a Person by virtue of ownership of voting securities or otherwise.

     "AGREEMENT" has the meaning set forth in the preface above.

     "CERTIFICATE OF MERGER" has the meaning set forth in the Delaware General Corporation Law.

     "CLOSING" has the meaning set forth in Section 2.02.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "CLOSING DATE" has the meaning set forth in Section 2.02.

     "CONSIDERATION SHARES" has the meaning set forth in Section 2.06(a).

     "CONVERSION RATIO" has the meaning set forth in Section 2.05(a).

     "DELAWARE GENERAL CORPORATION LAW" means the General Corporation Law of the State of Delaware, as amended.

     "EFFECTIVE TIME" has the meaning set forth in Section 2.03.

     "EMPLOYEE BENEFIT PLAN" means any "employee benefit plan," as such term is defined in ERISA Section 3(3), and any other material employee benefit plan, program or arrangement, including any stock bonus, stock ownership, stock option, stock purchase, stock appreciation right, phantom stock or other stock plan and any bonus or incentive or deferred compensation plan or fringe benefit arrangement.

     "ENCUMBRANCE" means any mortgage, pledge, lien, encumbrance, charge or other security interest, other than (a) mechanic's, materialmen's, statutory and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, to the extent such capital leases are disclosed in the Financial Statements or the Engle Disclosure Schedule, and (d) liens arising in the ordinary course of business that are not materially adverse to the business or assets of Engle Holdings and the Engle Subsidiaries and are not incurred in connection with the borrowing of money.

     "ENGLE CREDIT FACILITY" means that certain Credit Agreement among Engle Homes as borrower, several lenders parties thereto, Bank of America N.A. as Administrative Agent, Banc of America Securities LLC, as sole lead arranger and sole book manager dated as of November 22, 2000, as amended from time to time.

     "ENGLE DISCLOSURE SCHEDULE" has the meaning set forth in Section 3.02.

     "ENGLE HOLDINGS" has the meaning set forth in the preface above.

     "ENGLE HOMES" has the meaning set forth in the preface above.

     "ENGLE SHARE" means a share of common stock, $0.01 par value per share, of Engle Holdings.

     "ENGLE STOCKHOLDER" has the meaning set forth in the preface above.

     "ENGLE SUBSIDIARIES" means Engle Homes and its Subsidiaries.

     "ENGLE 2001 10-K" has the meaning set forth in Section 3.20.

     "ENVIRONMENTAL AND LAND USE LAW" means any Law that relates to (i) the prevention, abatement, remediation or elimination of pollution, (ii) the protection of the environment, (iii) the protection of individuals or property from actual or potential exposure (or the effects of exposure) to an actual or potential spill, release or threatened release of a Hazardous Substance, (iv) the operation, manufacture, processing, production, gathering, transportation, importation, use, treatment, storage or disposal, arrangement for transportation or arrangement for disposition of a Hazardous Substance, or (v) classification and/or restrictions on the use of privately owned real property such as zoning laws, laws restricting the development of real property for residential housing, moratoria on building permits, and other similar conservation or land use laws or regulations. The term "Environmental Law" includes the Clean Air Act, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, the Federal Water Pollution Control Act, the Occupational Safety and Health Act of 1970, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Toxic Substances Control Act, the Hazardous & Solid Waste Amendments Act of 1984, the Superfund Amendments and Reauthorization Act of 1986, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990, and any state Laws similar or related to the foregoing federal Laws.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA AFFILIATE" means any entity which is considered one employer with Engle Holdings, other than Newmark or its Subsidiaries, under Section 4001 of ERISA or Section 414 of the Code.

     "FINANCIAL STATEMENTS" has the meaning set forth in Section 3.06.

     "GAAP" means United States generally accepted accounting principles.

     "GOVERNMENTAL ENTITY" means the United States federal government or any state government, including any agency, department, commission, board, bureau, instrumentality or political subdivision thereof.

     "HAZARDOUS SUBSTANCE" means any substance, chemical, pollutant, waste or other material (i) that consists, wholly or in part, of a substance that is regulated under any Environmental Law, or (ii) that exists in a condition or under circumstances that constitute a violation of an Environmental Law. The term "Hazardous Substance" includes but is not limited to asbestos in any form which is or may become friable, urea formaldehyde foam insulation, radon gas, polychlorinated biphenyls or dielectric fluids containing polychlorinated biphenyls, lead-containing paint or other products, and petroleum, including crude oil and any fraction thereof.

     "IRS" means the Internal Revenue Service.

     "KNOWLEDGE" means, with respect to a Party, the actual knowledge of the executive officers of such Party and in the case of Engle Holdings, after reasonable inquiry of the following persons: John Kraynick and Paul Leikert.

     "LAWS" means any federal, state, local or foreign law, statute, ordinance, rule, regulation, order or decree.

     "LIEN" means any mortgage, pledge, lien, encumbrance, charge, security interest, or equitable claim.

     "MATERIAL ADVERSE EFFECT" means a material adverse effect on (i) the business, assets, or financial condition of the subject party and its direct and indirect Subsidiaries, taken as a whole, or (ii) the ability of the subject party to consummate the transactions contemplated by this Agreement, other than any effect resulting from a change or occurrence affecting the homebuilding industry generally or any change in general economic conditions.

     "MATERIAL CONTRACTS" has the meaning set forth in Section 3.12(b).

     "MERGER" has the meaning set forth in the preface above.

     "NEWMARK" has the meaning set forth in the preface above.

     "NEWMARK CREDIT FACILITY" means that certain Credit Agreement among Newmark Homes L.P. as borrower, Bank of America N.A., as administrative agent, swingline lender and letter of credit issuing lender, other financial institutions parties thereto and Banc of America Securities, LLC, as sole lead arranger and sole book manager dated as of June 27, 2000, as amended from time to time.

     "NEWMARK DISCLOSURE SCHEDULE" has the meaning set forth in Section 5.03.

     "NEWMARK SHARE" means a share of common stock, $0.01 par value per share, of Newmark.

     "OHIO SAVINGS CREDIT FACILITY" means that certain Credit Agreement originally among Engle Stockholder as borrower, certain bank and financial institutions thereto, Banc of America Mortgage Capital Corporation as administrative agent and Banc of America Securities LLC, as sole lead arranger and sole book manager; (i) as amended by the First Amendment to Credit Agreement dated May 22, 2001; (ii) as amended, modified and assigned by the Assignment and Acceptance dated September 21, 2001, among Banc of America Mortgage Capital Corporation as former agent, Ohio Savings Bank, as administrative agent and Engle Stockholder as borrower; and (iii) as modified by the Modification Agreement dated September 21, 2001, among Engle Stockholder as borrower, Ohio Savings Bank as administrative agent and certain banks and financial institutions thereto.

     "PARTIES" has the meaning set forth in the preface above.

     "PERMITS" means all permits, authorizations, registrations, licenses, certificates or variances granted by or obtained from any Governmental Entity.

     "PERSON" means an individual, corporation, partnership, limited liability company, joint stock company, joint venture, business trust or other legal entity, association or unincorporated organization, or a Governmental Entity.

     "PLANS" has the meaning set forth in Section 3.08.

     "REFINANCING" means the placement by the Surviving Corporation of approximately $350 million aggregate principal amount of notes of the Surviving Corporation, the execution by the Surviving Corporation of a new credit facility and the application of net proceeds from such note offering and new credit facility to the repayment by the Surviving Corporation of all outstanding indebtedness under and termination of the Engle Credit Facility, the Newmark Credit Facility, the Ohio Savings Credit Facility and certain other indebtedness as reflected on Schedule 1.01(a).

     "SEC" means the Securities and Exchange Commission.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SECURITIES EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

     "SUBSIDIARIES" of any Person shall mean any corporation, partnership, limited liability company, joint stock company, joint venture, business trust or other legal entity, association or unincorporated organization in which securities or other ownership interests representing more than 50% of the ordinary voting power are owned (beneficially or of record) or controlled, directly or indirectly, by such Person, and any joint venture, partnership or limited liability company of which such Person or any Subsidiary of such Person is a general partner or manager.

     "SURVIVING CORPORATION" has the meaning set forth in Section 2.01.

     "TAX" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, profits, environmental (including Taxes under Section 59A of the Code), customs duties, capital stock, franchise, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty, or addition thereto.

     "TAX ALLOCATION AGREEMENT" means that certain Tax Allocation Agreement by and between Engle Stockholder, Engle Holdings and its wholly-owned subsidiaries and affiliates dated November 22, 2000.

     "TAX RETURN" means any return, declaration, report, claim for refund, or information return relating to Taxes, including any schedule or attachment thereto, as well as any amendment thereof.

     SECTION 1.02 Construction and Interpretation. The following rules of construction and interpretation shall apply to this Agreement, unless elsewhere specifically indicated to the contrary:

     (a) all terms defined herein in the singular shall include the plural, as the context requires, and vice-versa;

     (b) pronouns stated in the neuter gender shall include the masculine, the feminine and the neuter genders;

     (c) the term "or" is not exclusive and shall be deemed to mean "and/or";

     (d) the term "including" (or any form thereof) shall not be limiting or exclusive and shall be deemed to mean "including, without limitation"; and

     (e) unless otherwise indicated, any reference made in this Agreement to a
Section is a reference to a section of this Agreement, any reference to an exhibit is a reference to an exhibit to this Agreement.

                                  ARTICLE II.

                             THE MERGER TRANSACTION

     SECTION 2.01 Merger. In accordance with the provisions of this Agreement and the Delaware General Corporation Law, Engle Holdings will be merged with and into Newmark at the Effective Time. The separate existence of Engle Holdings shall cease and Newmark shall survive the Merger and shall continue to be governed by the laws of the State of Delaware, and Newmark shall be, and is herein sometimes referred to as, the "Surviving Corporation," and the name of the Surviving Corporation shall be "Technical Olympic USA, Inc."

     SECTION 2.02 Closing. The closing ("Closing") of the transactions contemplated by this Agreement will take place at the offices of Vinson & Elkins L.L.P. in Houston, Texas, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby, other than those conditions with respect to actions that will take place at the Closing itself, or such other date as the Parties may mutually determine (the "Closing Date").

     SECTION 2.03 Filing and Effectiveness. The Merger shall become effective when the following actions shall have been completed:

     (a) All of the conditions precedent to the consummation of the Merger specified in this Agreement are satisfied or duly waived by the Party entitled to satisfaction thereof; and

     (b) An executed Certificate of Merger meeting the requirements of the Delaware General Corporation Law is filed with the Secretary of State of the State of Delaware.

     The date and time when the Merger shall become effective, as aforesaid, is herein called the "Effective Time."

     SECTION 2.04  Effect of the Merger.

     (a) General. At the Effective Time, the separate existence of Engle Holdings shall cease and Newmark, as the Surviving Corporation, (i) shall continue to possess all of its assets, rights, powers and property as constituted at and as of the Effective Time, (ii) shall succeed, without other transfer, to all of the assets, rights, powers and property of Engle Holdings,
(iii) shall continue to be subject to all of its debts, liabilities and obligations as constituted at and as of the Effective Time, and (iv) shall succeed, without other transfer, to all of the debts, liabilities and obligations of Engle Holdings in the same manner as if Newmark had itself incurred them, all as more fully provided under the applicable provisions of the Delaware General Corporation Law. At and after the Effective Time, the Merger will have the effects specified in Section 259 of the Delaware General Corporation Law.

     (b) Certificate of Incorporation. Except as described below, the certificate of incorporation of Newmark as in effect at and as of the Effective Time shall continue in full force and effect as the certificate of incorporation of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law. The certificate of incorporation of Newmark will be amended, by the Certificate of Amendment in substantially the form of Exhibit 2.04(b)(i), in connection with and immediately prior to the Merger to (i) change the corporate name to Technical Olympic USA, Inc., (ii) increase the authorized common stock from 30,000,000 shares to 67,000,000 shares and (iii) increase the maximum number of authorized directors on the board from 10 to 15 directors.

     (c) Bylaws. The bylaws of Newmark, as in effect at and as of the Effective Time, shall continue in full force and effect as the bylaws of the Surviving Corporation until duly amended in accordance with the provisions thereof and applicable law, provided that such bylaws shall be amended, pursuant to the Merger, to recognize the corporate name change and to amend Section 3.02 to increase the number of directors on the board from 10 to 15 directors.

     (d) Directors and Officers. The authorized number of persons to serve as directors of Newmark following the Merger will be increased from 10 to 15 directors. The persons set forth in Exhibit 2.04(d)(i) shall serve as directors of Newmark following the Merger until their respective successors have been duly elected and qualified or until as otherwise provided by law, or by the certificate of incorporation or the bylaws of the Surviving Corporation. The persons to serve as officers of Newmark following the Merger until their respective successors have been duly elected and qualified or until as otherwise provided by law shall be those persons set forth in Exhibit 2.04(d)(ii).

     SECTION 2.05  Conversion of Engle Shares.

     (a) General. At and as of the Effective Time, each Engle Share issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be changed and converted into fully paid and nonassessable Newmark Shares at the Conversion Ratio (as defined below). The conversion ratio ("Conversion Ratio") shall be the ratio of 1,724.08294 Newmark Shares to one Engle Share; provided, however, that the Conversion Ratio shall be subject to an equitable adjustment in the event of any stock split, stock dividend, reverse stock split, or other change in the number of Engle Shares or Newmark Shares outstanding. No Engle Shares shall be deemed to be outstanding or to have any rights after the Effective Time.

     (b) Fractional Shares. No fractional Newmark Shares shall be issued in the Merger. To the extent the application of the Conversion Ratio to Engle Shares held by the Engle Stockholder would result in a fractional number of Newmark Shares being issued to the Engle Stockholder in the Merger, the number of Newmark Shares issuable in the Merger shall be rounded down to the next whole number.

     SECTION 2.06  Procedure for Exchange.

     (a) Immediately after the Effective Time, the Engle Stockholder will surrender to Newmark each Engle Share for cancellation and exchange, and the Engle Stockholder will be entitled to receive in exchange therefor a Newmark Share certificate or certificates representing the product of (i) the Conversion Ratio times (ii) the number of Engle Shares surrendered for exchange (the "Consideration Shares").

     (b) Each certificate representing a Newmark Share so issued in the Merger shall bear the same legend, if any, with respect to the restrictions on transferability as the certificate for an Engle Share so converted and given in exchange therefor, unless otherwise determined by the board of directors of the Surviving Corporation in compliance with applicable laws.

     (c) If any certificate for a Newmark Share is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it shall be a condition of issuance thereof that the certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer, that such transfer otherwise be proper and that the Person requesting such transfer pay to Newmark any transfer or other Taxes payable by reason of the issuance of such new certificate in a name other than that of the registered holder of the certificate surrendered or establish to the satisfaction of Newmark that such Tax has been paid or is not payable.

     SECTION 2.07  Cooperation.

     The Parties hereby agree to cooperate in the preparation and filing (as soon as practicable following execution of this Agreement) with the SEC of an Information Statement on Schedule 14C or Proxy Statement on Schedule 14A, as required with respect to the Merger under the rules and regulations promulgated by the SEC.

     SECTION 2.08  Ohio Savings Credit Facility.

     The Parties acknowledge that immediately prior to the effective time of the Merger, the Ohio Savings Credit Facility, which was entered into by the Engle Stockholder in connection with its acquisition of Engle Homes, will be assumed by Engle Homes or the Surviving Corporation and that the Ohio Savings Credit Facility shall be paid off in connection with and as part of the Refinancing. The additional indebtedness evidenced by the Ohio Savings Credit Facility shall be considered to be indebtedness of Engle Homes in the Parties' calculation of the Conversion Ratio and for purposes of the Deutsche Bank Securities Inc. fairness opinion.

                                  ARTICLE III.

                REPRESENTATIONS AND WARRANTIES OF ENGLE HOLDINGS

     Engle Holdings represents and warrants to Newmark the following:

     SECTION 3.01  Qualification, Organization and Corporate Power.

     (a) Each of Engle Holdings and each Engle Subsidiary is a corporation, limited liability company or partnership duly organized, validly existing and in good standing under the laws of its state of incorporation or organization and has all requisite corporate or partnership power and authority to conduct its business as currently conducted and to own, operate and lease the assets it now owns, operates or holds under lease. Each of Engle Holdings and each Engle Subsidiary is duly qualified and authorized to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership or leasing of its assets requires it to be so qualified or licensed, except where the lack of such qualification, individually or in the aggregate, would not have a Material Adverse Effect on Engle Holdings or on the ability of Engle Holdings or the Engle Stockholder to consummate the transactions contemplated by this Agreement. Engle Holdings has previously delivered to Newmark true and correct copies of the charter and bylaws or other governing documents of Engle Holdings and each Engle Subsidiary as in effect on the date hereof.

     (b) Engle Holdings was formed in November 2000 in connection with the purchase of Engle Homes by the Engle Stockholder and, except as described in
Section 3.01 of the Engle Disclosure Schedule accompanying this Agreement (the "Engle Disclosure Schedule"), Engle Holdings has not conducted any substantial business since its inception other than to acquire, finance and hold all of the outstanding shares of capital stock of Engle Homes.

     SECTION 3.02  Authorization, Execution and Delivery.

     (a) Except as set forth in Section 3.02 of the Engle Disclosure Schedule,
(i) Engle Holdings has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder and (ii) the execution and delivery of this Agreement by Engle Holdings and the performance of its obligations hereunder have been duly authorized by all necessary corporate action.

     (b) From and after the Closing, this Agreement will constitute a legal, valid and binding obligation of Engle Holdings, enforceable against Engle Holdings in accordance with its terms, except as such enforceability may be limited by or subject to (i) any bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and
(ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     SECTION 3.03  Capitalization.

     (a) The authorized capital stock of Engle Holdings consists of 50,000 shares of common stock par value $.01 per share, of which 9,500 shares are issued and outstanding. All of the outstanding Engle Shares have been duly authorized and are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or other similar rights.

     (b) The Engle Stockholder is the record owner of all issued and outstanding Engle Shares.

     (c) Engle Holdings owns no capital stock or equity interests in any Person except for its ownership in Engle Homes. Section 3.03(c) of the Engle Disclosure Schedule lists all of the Subsidiaries of Engle Homes. All of the shares of issued and outstanding capital stock of each of Engle Homes' Subsidiaries which is a corporation are duly authorized and are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or other similar rights. Except as set forth on Section 3.03(c) of the Engle Disclosure Schedule, all of the capital stock or other equity interests of the Subsidiaries of Engle Homes are owned, beneficially and of record, directly or indirectly, by Engle Holdings and the Engle Stockholder, free and clear of any Liens.

     (d) Except as set forth in Section 3.03(d) of the Engle Disclosure Schedule, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other commitments or agreements, arrangements or understandings of any kind or character obligating Engle Holdings or any Engle Subsidiary (i) to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of Engle Holdings or any Engle Subsidiary or any securities or obligations convertible into or exchangeable for such shares or (ii) to grant, extend or enter into any such option, warrant, convertible security, call, right, commitment, preemptive right, agreement, arrangement or understanding described in this Section 3.03(d).

     (e) There are no registration covenants or transfer or voting restrictions with respect to outstanding securities of Engle Holdings or any Engle Subsidiary.

     SECTION 3.04 Noncontravention. To the Knowledge of Engle Holdings and except as listed in Section 3.04 of the Engle Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, ruling, charge or other restriction of any Governmental Entity or court to which Engle Holdings or any Engle Subsidiary is subject, (ii) violate any provision of the charter or the bylaws or other governing documents of Engle Holdings or any Engle Subsidiary or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Engle Holdings or any Engle Subsidiary is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of its assets); except where the violation, cancellation, failure to give notice, or Encumbrance would not have a Material Adverse Effect on Engle Holdings or on the ability of Engle Holdings or the Engle Stockholder to consummate the transactions contemplated by this Agreement.

     SECTION 3.05 Consents. Except as set forth in Section 3.05 of the Engle Disclosure Schedule hereto, the execution, delivery and performance of this Agreement by Engle Holdings and the consummation by Engle Holdings of the transactions contemplated hereby do not require the consent, approval, clearance, waiver, order or authorization of any Person except for consents, approvals, clearances, waivers, orders or authorizations which have been obtained or which, if not obtained, would not have a Material Adverse Effect on Engle Holdings.

     SECTION 3.06 Financial Statements. True and correct copies of the audited consolidated balance sheet of Engle Homes and its Subsidiaries as of December 31, 2001, and the related consolidated statements of income and accumulated deficit and cash flows for the year ended December 31, 2001, (collectively, the "Financial Statements"), have been filed with the SEC. The Financial Statements fairly present the consolidated financial position of Engle Homes and its Subsidiaries as of the dates thereof and the cash flows and results of operations for the periods covered thereby, and have been prepared in accordance with GAAP consistently applied by Engle Homes and its Subsidiaries, except for normal year-end adjustments for interim periods and as set forth in Section 3.06(a) of the Engle Disclosure Schedule. Except as set forth in Section 3.06(b) of the Engle Disclosure Schedule, Engle Holdings and the Engle Subsidiaries did not have any material liability of any kind or manner, either direct, accrued, absolute, contingent or otherwise, that is not reflected or disclosed in the Financial Statements and that was required under GAAP, as consistently applied by Engle Holdings and the Engle Subsidiaries, to have been reflected or disclosed in such Financial Statements.

     SECTION 3.07  Absence of Certain Events.  Except as set forth on Section
3.07 of the Engle Disclosure Schedule, since December 31, 2001, there has not been (a) any Material Adverse Effect on Engle Holdings through the date hereof,
(b) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of Engle Holdings' capital stock, (c) any granting by Engle Holdings or any Engle Subsidiary to any executive officer of Engle Holdings or any Engle Subsidiary of any increase in compensation outside the ordinary course of business, (d) any granting by Engle Holdings or any Engle Subsidiary to any executive officer of any increase in severance or termination pay, or (e) any entry by Engle Holdings or any Engle Subsidiary into any employment, severance or termination agreement with any executive officer, (f) any damage, destruction or loss, whether or not covered by insurance, that has or could reasonably be expected to have a Material Adverse Effect on Engle Holdings, (g) any change in accounting methods, principles or practices by Engle Holdings or the Engle Subsidiaries materially affecting their respective assets, liabilities or business, except insofar as may have been required by a change in GAAP, (h) any condition, event or occurrence through the date hereof which, individually or in the aggregate, could reasonably be expected (1) to prevent, hinder or delay, in any material respect, the ability of Engle Holdings or the Engle Stockholder to consummate the transactions contemplated by this Agreement or (2) to result in the loss of a material benefit under this Agreement to any Party to this Agreement or (i) any agreement, in writing or otherwise, by Engle Holdings or any Engle Subsidiary or any corporate action by Engle Holdings or any Engle Subsidiary with respect to the foregoing.

     SECTION 3.08  Employee Matters.

     (a) Section 3.08(a) of the Engle Disclosure Schedule contains a list of each Employee Benefit Plan and all employment, severance, consulting or other similar contracts or agreements (except for any employment or consulting contract or agreement that is for an amount which does not exceed $50,000 per annum or is terminable within 30 days without penalty) to which Engle Holdings or any Engle Subsidiary or any ERISA Affiliate is or was a party or with respect to which Engle Holdings or any Engle Subsidiary or any ERISA Affiliate has any material obligation (collectively, the "Plans"). Engle has made available to Newmark true and complete copies of each Plan that is in writing (and summaries of those Plans that are not in writing). Except as specifically provided by this Agreement or referenced in Section 3.08(a) of the Engle Disclosure Schedule, neither Engle Holdings nor any Engle Subsidiary or any ERISA Affiliate has any material commitment (i) to create, incur any material liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any material contract or agreement to provide compensation or benefits to any individual or (iii) to modify or change, in any material respect, or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

     (b) Except as set forth on Section 3.08(b) of the Engle Disclosure Schedule, (i) none of the Plans is subject to Title IV of ERISA or Section 412 of the Code or is a multiemployer plan, as defined in Section 3(37) of ERISA;
(ii) each Plan that is intended to be qualified under Section 401(a) or 401(k) of the Code has received a favorable determination letter from the IRS that it is so qualified and that Engle Holdings has no Knowledge that any amendment or other action or omission has occurred that would adversely affect its qualification; (iii) each Plan is now and has always been operated in all material respects in accordance with its terms and the requirements of all applicable laws, and Engle Holdings and each Engle Subsidiary and ERISA Affiliate have performed all material obligations required to be performed by them under, are not in any material respect in default under or in violation of, and have no knowledge of any material default or violation of applicable law by any party to, any Plan; (iv) no Plan has any liability to provide benefits to any person following his termination of employment except as may be required by part 6 of subtitle B of title I of ERISA; (v) there are no pending actions, claims, investigations, audits, or lawsuits (other than routine claims for benefits) which have been asserted or instituted against the Plans or any Plan sponsor, administrator, or fiduciary; and (vi) none of Engle Holdings, any Engle Subsidiary, or any ERISA Affiliate has engaged in or is a successor or affiliate or any entity that has engaged in a transaction described in Sections 4069 or 4212(c) of ERISA.

     (c) Except as set forth in Section 3.08(c) of the Engle Disclosure Schedule, all interest amounts of employer contributions and premiums accrued but unpaid with respect to the Plans which are required in accordance with GAAP to be accrued though the year ended December 31, 2001 are reflected in accruals on Engle Homes' financial statements which are contained in Engle Homes' Form 10-K for the year ended December 31, 2001 filed with the SEC.

     SECTION 3.09  Properties, Title and Related Matters.

     (a) Each Engle Subsidiary has good and marketable title to all of its personal property that is material to their respective businesses, free and clear of all Encumbrances, except for those Encumbrances set forth on Section
3.09 of the Engle Disclosure Schedule.

     (b) Engle Holdings and each Engle Subsidiary has good and marketable title to all of the real property owned by it in fee simple absolute, free and clear of all Encumbrances, except for Encumbrances as set forth in Section 3.09(b) of the Engle Disclosure Schedule. To the Knowledge of Engle Holdings, no material parcel of real property owned by any Engle Subsidiary is subject to any governmental decree or is being condemned, expropriated or otherwise taken by any public authority, with or without payment of compensation therefor, and no such condemnation, expropriation or taking has been proposed; provided, however, that immaterial easements arising after the date of this Agreement that do not materially adversely affect the operations of the Engle Subsidiaries in the ordinary course of business or the value or use of the Engle Subsidiaries' material assets shall not constitute a violation of this Section 3.09(b).

     SECTION 3.10 Legal Proceedings. Except as set forth on Section 3.10 of the Engle Disclosure Letter, there is no legal, judicial, administrative, governmental, arbitration or other action or proceeding or governmental investigation pending or threatened against Engle Holdings or any Engle Subsidiary or affecting any of their respective assets, nor is there any order of any Governmental Entity, court or arbitrator outstanding against Engle Holdings or any Engle Subsidiary in which the potential exposure to Engle Holdings and the Engle Subsidiaries is reasonably believed to be in excess of $50,000. Neither Engle Holdings nor any Engle Subsidiary is in violation of or in default under any Laws or judgments of any Governmental Entity, court or arbitrator applicable to its business if such violation or default would have a Material Adverse Effect on Engle Holdings. There are no judgments, orders or decrees of any Governmental Entity, court or arbitrator in which either Engle Holdings or any Engle Subsidiary is a named party or any of its assets are identified and subject, which would be reasonably likely to have a Material Adverse Effect on Engle Holdings.

     SECTION 3.11 Insurance. Section 3.11 of the Engle Disclosure Schedule sets forth all existing insurance policies held by Engle Holdings and the Engle Subsidiaries relating to the business, assets, employees or agents of Engle Holdings and the Engle Subsidiaries. Each such policy is in full force and effect and is with insurance carriers believed by Engle Holdings to be responsible. To the Knowledge of Engle Holdings, there is no dispute with respect to such policies.

     SECTION 3.12  Material Contracts.

     (a) Except as set forth in Section 3.12(a) of the Engle Disclosure Schedule and as permitted by Section 6.01 of this Agreement for contracts, agreements, commitments or leases entered into after the date hereof, neither Engle Holdings nor any Engle Subsidiary is a party to or bound by:

          (i) any agreement, indenture or other instrument which contains restrictions with respect to the payment of dividends or any other distribution in respect of its capital stock or the purchase, redemption or other acquisition of capital stock;

          (ii) other than capital expenditures regularly made in the ordinary course of business of Engle Holdings and the Engle Subsidiaries, any agreement, contract or commitment relating to any individual capital expenditure in excess of $250,000 or a series of related capital expenditures in excess of $1,000,000 (provided that for purposes hereof land and lot development costs and home building commitments shall not be deemed to be capital expenditures);

          (iii) any outstanding loan or advance by Engle Holdings or any Engle Subsidiary to, or investment by Engle Holdings or Engle Subsidiary in, any Person, or any agreement, contract, commitment or understanding relating to the making of any such loan, advance or investment (excluding trade receivables, and advances to employees for expenses arising in the ordinary course of business);

          (iv) any contract, agreement, indenture, note or other instrument involving more than $250,000 and relating to (A) the borrowing of money by Engle Holdings or any Engle Subsidiary or the granting of any Encumbrance or (B) any guarantee or other contingent liability (identifying the primary contract or agreement to which such guarantee or contingent liability relates or the agreement pursuant to which such guarantee was delivered) in respect of any indebtedness, commitment, liability or obligation of any Person (other than the endorsement of negotiable instruments for deposit or collection in the ordinary course of business);

          (v) any agreement, contract or commitment limiting the freedom of Engle Holdings or any Engle Subsidiary to engage in any line of business, to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset or to compete with any Person or to engage in any business or activity in any geographic area;

          (vi) any agreement, lease, contract or commitment or series of related agreements, leases, contracts or commitments not entered into in the ordinary course of business that is not cancelable under the terms of such agreement, lease, contract or commitment without penalty to Engle Holdings or any Engle Subsidiary within 30 days;

          (vii) any agreement, contract or commitment of Engle Holdings or any Engle Subsidiary that Engle Holdings expects could reasonably have a Material Adverse Effect on Engle Holdings; or

          (viii) to the Knowledge of Engle Holdings, any material agreement or instrument to which Engle Holdings or any Engle Subsidiary is a party or by which any of them is bound under which the execution and delivery of this Agreement or of any document to be delivered in accordance with this Agreement or the consummation of the transactions contemplated by this Agreement would give rise to a right of termination, amendment, cancellation or the loss of a material benefit under such agreement or instrument, or the acceleration or maturity of any material obligation or the creation of any "put" right or offer or requirement to purchase or any lien, pledge, security interest, charge or other encumbrance on any assets of Engle Holdings or any Engle Subsidiary.

     (b) To the Knowledge of Engle Holdings, none of Engle Holdings, the Engle Subsidiaries and the other contracting parties thereto have breached any provision of or are in default (and no event or circumstance exists, with respect to other Parties, that with notice, or the lapse of time or both, would constitute a default) under the terms of any agreement or contract listed in
Section 3.12(a) of the Engle Disclosure Schedule or any agreement or contract that it believes is otherwise material to the business and operations of Engle Holdings or the Engle Subsidiaries ("Material Contracts"), other than breaches, defaults or events which would not have a Material Adverse Effect on Engle Holdings. To the Knowledge of Engle Holdings, all Material Contracts are in full force and effect.

     SECTION 3.13 Brokerage. Except as set forth in Section 3.13 of the Engle Disclosure Schedule, no investment banker, broker or finder has acted directly or indirectly for Engle Holdings or the Engle Stockholder in connection with this Agreement or the transactions contemplated hereby and no investment banker, broker, finder or other Person is entitled to any brokerage or finder's fee or similar commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Engle Holdings or the Engle Stockholder.

     SECTION 3.14 Intellectual Property. Except as set forth on Section 3.14 of the Engle Disclosure Schedule, Engle Holdings or an Engle Subsidiary owns, or is licensed or otherwise has the right to use all patents, trademarks, copyrights, and other proprietary rights ("Intellectual Property") that are material to the conduct of the business and operations of either Engle Holdings or the Engle Subsidiaries. To the Knowledge of Engle Holdings, (a) the use of the Intellectual Property by either Engle Holdings or the Engle Subsidiaries does not infringe on the rights of any Person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of either Engle Holdings or any Engle Subsidiary which could have a Material Adverse Effect on Engle Holdings and (b) no Person is infringing on any right of Engle Holdings or any Engle Subsidiary with respect to any Intellectual Property. To the Knowledge of Engle Holdings, no claims are pending or threatened that either Engle Holdings or any Engle Subsidiary is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property. To the Knowledge of Engle Holdings, no Person is infringing the rights of either Engle Holdings or any Engle Subsidiary with respect to any Intellectual Property.

     SECTION 3.15  Environmental Matters.

     (a) (i) Engle Holdings and the Engle Subsidiaries have all environmental permits which are necessary to enable them to conduct their businesses as they currently are being conducted without violating, in any material respect, Environmental and Land Use Laws; (ii) except as set forth on Section 3.15 of the Engle Disclosure Schedule, neither Engle Holdings nor any Engle Subsidiary has received any notice of noncompliance or material liability under any Environmental and Land Use Law which is now pending; (iii) neither

Engle Holdings nor any Engle Subsidiary has performed any acts, including but not limited to releasing, storing or disposing of hazardous materials and, to the Knowledge of Engle Holdings, there is no condition on any property owned or leased by Engle Holdings or any Engle Subsidiary, that would be a basis for material liability of Engle Holdings or any Engle Subsidiary under any Environmental Law; (iv) except as set forth on Section 3.15 of the Engle Disclosure Schedule, neither Engle Holdings nor any Engle Subsidiary is subject to any order of any court or governmental agency requiring Engle Holdings or any Engle Subsidiary to take, or refrain from taking, any actions in order to comply with any Environmental and Land Use Law and no action or proceeding seeking such an order is pending or, insofar as any officer of Engle Holdings is aware, threatened against Engle Holdings or any Engle Subsidiary; (v) to the Knowledge of Engle Holdings, there has not been exposure of persons to a release or threatened release of hazardous materials in connection with the operations of Engle Holdings or any Engle Subsidiary that could reasonably be expected to lead to tort claims by third parties of material damages or compensation; and (vi) except as set forth on Section 3.15 of the Engle Disclosure Schedule, Engle Holdings or the Engle Subsidiaries have no Knowledge regarding any currently proposed Environmental and Land Use Laws or other organized initiatives that would prohibit or otherwise substantially restrict any of Engle Holdings' or the Engle Subsidiaries' existing material operations or businesses.

     SECTION 3.16 Taxes. Except as set forth in Section 3.16 of the Engle Disclosure Schedule:

     (a) Engle Holdings and each Engle Subsidiary has filed when due (taking account of extensions) all Tax Returns relating to federal, state and foreign income taxes (other than states for which the Tax Returns are not material), and all other material Tax Returns, which it has been required to file and has paid in full all Taxes shown to be due on those returns or subsequent assessments with respect thereto. Those Tax Returns are true, correct and complete in all material respects and accurately reflect all material Taxes required to have been paid, except to the extent of items which may be disputed by applicable taxing authorities but for which Engle Holdings believes there is authority to support the position taken by Engle Holdings or any Engle Subsidiary and for which Engle Holdings has provided adequate reserves (if and to the extent required in accordance with GAAP) on the balance sheet dated December 31, 2001 included in the Engle Homes Form 10-K filed with the SEC for the year ended December 31, 2001. Engle Holdings has maintained all documents, books and records as are required to be maintained by it and the Engle Subsidiaries under applicable Tax laws, rules and regulations.

     (b) Engle Holdings and the Engle Subsidiaries have withheld and paid over all material Taxes required to have been withheld and paid over, and complied, in all material respects, with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

     (c) (i) No extension of time given by Engle Holdings or any Engle Subsidiary for assessment of Tax with respect to any of their federal income Tax Returns or other material Tax Returns is in effect, (ii) to the Knowledge of Engle Holdings, no Tax lien has arisen and no Tax lien or levy has been filed by any taxing authority against Engle Holdings or any Engle Subsidiary or any of their assets relating to Taxes in excess of $50,000 in any instance, or $250,000 in aggregate (other than for current Taxes not yet due and payable), (iii) no federal income Tax Return, or state or local Tax Return, of Engle Holdings or any Engle Subsidiary is the subject of a pending audit or other administrative proceeding or court proceeding, (iv) neither Engle Holdings nor any Engle Subsidiary is a party to any agreement providing for the allocation or sharing of Taxes (other than agreements solely between Engle Holdings and the Engle Subsidiaries or among the Engle Subsidiaries), (v) neither Engle Holdings nor any Engle Subsidiary has participated in or cooperated with an international boycott as that term is used in Section 999 of the Code, (vi) to the Knowledge of Engle Holdings, no event, transaction, act or omission has occurred which could reasonably be expected to result in Engle Holdings becoming liable to pay or to bear any Tax as a transferee, successor or otherwise which is primarily or directly chargeable or attributable to any other person, firm or company other than any Engle Subsidiary, and Engle Holdings has no actual or contingent liability (whether by reason of any indemnity, warranty or otherwise) to any other Person in respect of any actual, contingent or deferred liability of such person for Taxes, (vii) Engle Holdings is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by Engle

Holdings, and the IRS has not proposed any such adjustment or change in accounting method, and (viii) neither Engle Holdings nor any Engle Subsidiary has filed a consent pursuant to Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a Subsection (f) asset (as that term is defined in Section 341(f)(4) of the Code) owned by Engle Holdings or any Engle Subsidiary.

     (d) There are no contracts, agreements or other arrangements which could reasonably be expected to result in the payment by the Company or by any Subsidiary of an "Excess Parachute Payment" as that term is used in Section 280G of the Code or the payment by Engle Holdings or any Engle Subsidiary of compensation which will not be deductible because of Section 162(m) of the Code.

     (e) Engle Holdings is not currently involved in any proceedings contesting the payment of any material Taxes.

     SECTION 3.17 Labor Matters. Except as set forth in Section 3.17 of the Engle Disclosure Schedule, there are no collective bargaining or other labor union agreements to which Engle Holdings or any Engle Subsidiary is a party or by which it is bound. At the date hereof, there are no disputes with employees in general to which Engle Holdings or any Engle Subsidiary is a party. At the date hereof, neither Engle Holdings nor any Engle Subsidiary has received notice from any union or employees setting forth demands for representation, elections or for present or future changes in wages, terms of employment or working conditions. Engle Holdings and each Engle Subsidiary is in compliance, in all material respects, with all applicable laws, agreements, contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment of the employees.

     SECTION 3.18 Permits. Engle Holdings and the Engle Subsidiaries hold all material Permits necessary for the conduct of the operations of their business as currently conducted. To the Knowledge of Engle Holdings and the Engle Subsidiaries, all such Permits are in full force and effect and no material violations currently exist in respect of any provision thereof, except as set forth in Section 3.18 of the Engle Disclosure Letter.

     SECTION 3.19 Bank Accounts. Section 3.19 of the Engle Disclosure Schedule includes the names and locations of all banks in which Engle Holdings or any Engle Subsidiary has an account or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto.

     SECTION 3.20 SEC Filings. The Annual Report of Engle Homes on Form 10-K for the year ended December 31, 2001 (the "Engle 2001 10-K") which Engle Homes filed with the SEC, at the time filed, complied in all material respects with the applicable requirements of the Securities Exchange Act and did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading. Engle Homes has filed with the SEC all forms, statements, reports and documents required by the rules and regulations promulgated by the SEC to be filed with the SEC since November 22, 2000.

     SECTION 3.21 Prohibited Payments. Neither Engle Holdings nor any Engle Subsidiary has, directly or indirectly, made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction.

                                  ARTICLE IV.

            REPRESENTATIONS AND WARRANTIES OF THE ENGLE STOCKHOLDER

     The Engle Stockholder represents and warrants to Newmark the following:

     SECTION 4.01 Power and Authority. The Engle Stockholder has the full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by the Engle Stockholder and the performance of its obligations hereunder have been duly authorized by all necessary corporate action.

     SECTION 4.02 Execution and Delivery. The Engle Stockholder has duly executed and delivered this Agreement. This Agreement constitutes a legal, valid and binding obligation of the Engle Stockholder, enforceable against the Engle Stockholder in accordance with its terms, except as such enforceability may be limited by or subject to (a) any bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     SECTION 4.03 Noncontravention. To the Knowledge of the Engle Stockholder and except as set forth in Section 4.03 of the Engle Disclosure Schedule, neither the execution and delivery of this Agreement by the Engle Stockholder, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, ruling, charge or other restriction of any Governmental Entity (including for purposes of this Section 4.03 any foreign governmental authority which has jurisdiction over the Engle Stockholder), court or arbitrator to which the Engle Stockholder is subject, (ii) violate any provision of the certificate of incorporation or the bylaws or any voting agreement of the Engle Stockholder or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify or cancel, require any notice under any agreement, contract, lease, license, instrument or other arrangement to which the Engle Stockholder is a party or by which it is bound or to which any of the assets of Engle Holdings or any Engle Subsidiary are subject (or result in the imposition of any Encumbrance upon any of its assets); except where the violation, cancellation, failure to give notice, or Encumbrance would not have a Material Adverse Effect on Engle Holdings.

     SECTION 4.04 Consents. Except as set forth in Section 4.04 of the Engle Disclosure Schedule, no material consents, approvals or authorizations of any Person (including for purposes of this Section 4.04 any foreign governmental authority which has jurisdiction over the Engle Stockholder) are required on the part of the Engle Stockholder in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     SECTION 4.05 Litigation. To the Knowledge of the Engle Stockholder and except as set forth in Section 4.05 of the Engle Disclosure Schedule, there is no legal, judicial, administrative, governmental, arbitration or other action or proceeding pending or threatened against the Engle Stockholder that could reasonably be expected to affect the ability of the Engle Stockholder to perform its obligations under this Agreement.

     SECTION 4.06 Stock Ownership. The Engle Stockholder is the record and beneficial owner of all issued and outstanding Engle Shares, and has full authority to vote all of such shares as contemplated by this Agreement and otherwise and, except as set forth in Section 4.06 of the Engle Disclosure Schedule, the Engle Shares owned by the Engle Stockholder are owned free and clear of any Liens. The Engle Stockholder has, or as of the Effective Date will have, full authority to transfer pursuant to the Merger all of the shares of common stock of Engle Holdings free and clear of any Liens.

     SECTION 4.07  Securities Law Matters.

     (a) The Engle Stockholder recognizes and understands that the Consideration Shares will not be registered under the Securities Act, or under the securities laws of any state. The Consideration Shares are not being so registered in reliance upon exemptions from the Securities Act and the securities laws of any state, which are predicated, in part, on the representations, warranties and agreements of the shareholders contained herein.

     (b) The Engle Stockholder represents and warrants that (i) the Engle Stockholder has business knowledge and experience and is capable of evaluating the merits and risks of an investment in the Consideration Shares and the suitability thereof as an investment and (ii) the Consideration Shares will be acquired solely for investment and not with a view toward resale or redistribution in violation of the securities laws. The Engle Stockholder understands that Newmark is not under any obligation to file a registration statement or to take any other action under the securities laws with respect to any such securities except as expressly set forth in Article VII hereof.

     (c) The Engle Stockholder has been furnished with (i) the revised definitive proxy statement filed with the SEC in connection with the annual meeting of shareholders of Newmark as held on October 1, 2001 and (ii) Newmark's Annual Report on Form 10-K for the year ended December 31, 2001, filed with the SEC. Newmark has made available to the Engle Stockholder the opportunity to ask questions and receive answers concerning the terms and conditions of the transactions contemplated by this Agreement and to obtain any additional information which it possesses or could reasonably acquire for the purpose of verifying the accuracy of information furnished to it as set forth herein or for the purpose of considering the transactions contemplated hereby.

     (d) The Engle Stockholder agrees that the certificates representing the Consideration Shares may be imprinted with the following legend, the terms of which are specifically agreed to:

     THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, OR THE SECURITIES LAWS OF ANY STATE, IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION REQUIREMENTS. WITHOUT SUCH REGISTRATION, SUCH SHARES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED FOR SUCH SALE, PLEDGE, HYPOTHECATION OR TRANSFER OR THE SUBMISSION TO THE COMPANY OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO THE COMPANY TO THE EFFECT THAT SUCH SALE, PLEDGE, HYPOTHECATION OR TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933 OR APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER.

     SECTION 4.08 Brokerage. Except as set forth in Section 3.13 of the Engle Disclosure Schedule, no investment banker, broker, finder or other Person is entitled to any brokerage or finder's fee or similar commission in respect of this Agreement or the transactions contemplated hereby based in any way on agreements, arrangements or understandings made by or on behalf of the Engle Stockholder or its Affiliates (other than Newmark).

     SECTION 4.09  Operations during the Engle Stockholder's Ownership Period.

     Except as disclosed in Section 4.09 of the Engle Disclosure Schedule,

     (a) From November 22, 2000 and through the date of this Agreement (the "Engle Stockholder's Ownership Period), the business of Engle Holdings and the Engle Subsidiaries has been conducted in the ordinary course of business.

     (b) To the Knowledge of the Engle Stockholder, during the Engle Stockholder's Ownership Period, there has not occurred any liability of any kind or nature that is not reflected or disclosed in the Financial Statements and that would be required under GAAP, as consistently applied by Engle Holdings and the Engle Subsidiaries, to have been reflected or disclosed in such Financial Statements, other than liabilities which individually or in the aggregate would not have a Material Adverse Effect on Engle Holdings.

                                   ARTICLE V.

                   REPRESENTATIONS AND WARRANTIES OF NEWMARK

     Newmark hereby represents and warrants to Engle Holdings and the Engle Stockholder the following:

     SECTION 5.01 Qualification, Organization and Corporate Power. Newmark is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to conduct its business as currently conducted and to own, operate and lease the assets it now owns, operates or holds under lease. Newmark is duly qualified and authorized to do business and is in good standing under the laws of each jurisdiction in which the conduct of its business or the ownership or leasing of its assets requires it to be so qualified or licensed, except where the lack of such qualification, individually or in the aggregate, would not have a Material Adverse Effect on Newmark or on the ability of Newmark to consummate the transactions contemplated by this Agreement.

     SECTION 5.02 Authorization, Execution and Delivery. Newmark has full power and authority to execute and deliver this Agreement and perform its obligations hereunder. The execution and delivery of this Agreement by Newmark and the performance of its obligations hereunder have been duly authorized by all necessary corporate action. This Agreement constitutes a legal, valid and binding obligation of Newmark, enforceable against Newmark in accordance with its terms, except as such enforceability may be limited by or subject to (a) any bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     SECTION 5.03 Noncontravention. To the Knowledge of Newmark and except as set forth in Section 5.03 of the Newmark Disclosure Schedule accompanying this Agreement (the "Newmark Disclosure Schedule"), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, ruling, charge or other restriction of any Governmental Entity, court or arbitrator to which Newmark is subject, (ii) violate any provisions of the certificate of incorporation or the bylaws of Newmark or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify or cancel, or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which Newmark is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Encumbrance upon any of its assets); except where the violation, cancellation, failure to give notice or Encumbrance would not have a Material Adverse Effect on Newmark or on the ability of Newmark to consummate the transactions contemplated by this Agreement.

     SECTION 5.04 Consents. Except as set forth in Section 5.04 of the Newmark Disclosure Schedule, the execution, delivery or performance of this Agreement by Newmark of the transactions contemplated hereby do not require any material consent, approval, clearance, waiver, order or authorization of any Person.

     SECTION 5.05 Authorization for Newmark Common Stock. Upon consummation of the Merger, Newmark will have taken all necessary action to permit it to issue the Consideration Shares required to be issued pursuant to the terms of this Agreement. Newmark Shares issued pursuant to the terms of this Agreement and the Merger will, when issued, be (a) validly issued, fully paid and nonassessable,
(b) not subject to preemptive rights and (c) free and clear of any Encumbrances.

     SECTION 5.06 Brokerage. Except as set forth in Section 5.06 of the Newmark Disclosure Schedule, no investment banker, broker, finder or other Person is entitled to any brokerage or finder's fee or similar commission in respect of this Agreement or the transactions contemplated hereby based in any way on agreements, arrangements or understandings made by or on behalf of Newmark.

     SECTION 5.07  SEC Documents.

     (a) Newmark has made all filings with the SEC that it has been required to make under the Securities Act and the Securities Exchange Act (collectively the "SEC Documents"). Each of the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act. None of the SEC Documents, as of their respective date, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Newmark has delivered to the Engle Shareholder a correct and complete copy of each SEC Document, together with all exhibits and schedules thereto and as amended.

     (b) Since December 31, 2001, there has not been any event, occurrence or circumstance which has had or is reasonably likely to result in a Material Adverse Effect on Newmark.

     SECTION 5.08 Securities Law Matters. Newmark has business knowledge and experience and is capable of evaluating the merits and risks of entering into the Merger.

                                  ARTICLE VI.

                                   COVENANTS

     The Parties covenant and agree as follows:

     SECTION 6.01  Conduct of Business by Engle Holdings.

     (a) Except as expressly contemplated by this Agreement, as referenced in
Section 6.01(a) of the Engle Disclosure Schedule or with the written consent of Newmark, Engle Holdings shall not, and shall not permit any Engle Subsidiary to:

          (i) take any action or enter into any agreement or incur any obligation which is outside the normal course of business;

          (ii) increase the rate or form of compensation payable to any employee or increase any employee benefits or adopt or amend (other than amendments that reduce the amounts payable by Engle Holdings and Engle Subsidiaries or are required by law to preserve the qualified status of a plan or contract), in any respect, any Employee Benefit Plan, other than increases in the ordinary course of business of Engle Holdings and the Engle Subsidiaries for Persons who are not officers of Engle Holdings and the Engle Subsidiaries, or enter into any employment, severance or similar contract with any Person (including, without limitation, contracts with management of Engle Holdings and the Engle Subsidiaries that might require that payments be made upon the consummation of the transactions contemplated hereby) or amend any such existing contracts to increase any amounts payable thereunder or benefits provided thereunder;

          (iii) sell, lease or otherwise dispose of any assets or any interests therein, or enter into, or consent to the entering into of, any agreement granting to any third Person a right to purchase, lease or otherwise acquire any assets or interests therein, except in each case in the ordinary course of business;

          (iv) amend its charter or bylaws;

          (v) enter into any agreement or incur any obligation, the terms of which would be violated by the consummation of the transactions contemplated by this Agreement;

          (vi) organize, invest in or acquire an equity interest in any corporation, partnership, joint venture, association or other entity or organization except in the ordinary course of business;

          (vii) create, incur, assume, guarantee or otherwise become liable or obligated with respect to any indebtedness for monies borrowed in a principal amount in excess of $1,000,000 any loan or advance to any Person (other than trade receivables, and advances to employees for expenses not to exceed $250,000 in the aggregate at any one time, in the ordinary course of business);

          (viii) issue, deliver, sell or authorize the issuance, delivery or sale of any stock appreciation rights or of any shares of its capital stock or other ownership interests of any class, or any securities convertible into or exchangeable for, or rights, warrants or options to acquire, any such shares, interests or convertible or exchangeable securities or enter into any agreement or understanding or offer or propose to do any of the foregoing or take any preliminary action with respect to such matters; or

          (ix) maintain its books of account other than in accordance with past practice or, except as required by generally accepted accounting principles, make any change in any of its accounting methods or practices.

     (b) Except as expressly contemplated by this Agreement, as referenced in
Section 6.01(b) of the Engle Disclosure Schedule or with the written consent of Newmark, Engle Holdings shall not, and will not permit Engle Holdings or any Engle Subsidiary to, (i) declare or pay any dividend on or make any other distribution in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of, its capital stock, or (iii) purchase, redeem or otherwise acquire any shares of its capital stock.

     SECTION 6.02 Conduct of Business by Newmark. Except as contemplated by this Agreement or with the written consent of the Engle Stockholder, Newmark shall not:

          (i) take any action or enter into any agreement or incur any obligation which is outside the normal course of business;

          (ii) amend its charter or bylaws;

          (iii) except as contemplated in the Newmark Homes Corp. Annual and Long-Term Incentive Plan, issue, deliver, sell or authorize the issuance, delivery or sale of any stock appreciation rights or of any shares of its capital stock or other ownership interests of any class, or any securities convertible into, or exchangeable for, or rights, warrants or options to acquire, any such shares, interests, or convertible or exchangeable securities or enter into any agreement or understanding or offer or propose to do any of the foregoing to take any preliminary action with respect to such matters; or

          (iv) (a) declare or pay any dividend on or make any other distribution in respect of any of its capital stock, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu or in substitution for shares of, its capital stock or (c) purchase, redeem or otherwise acquire any shares of its capital stock.

     SECTION 6.03 Maintenance of Assets and Operations. Each Party shall (a) carry on its business in the ordinary course consistent with past practices and in compliance with all applicable laws, rules and regulations, except where the failure to be in such compliance would not have a Material Adverse Effect on such Party, (b) use its reasonable efforts to collect its accounts receivable,
(c) use its reasonable efforts to preserve its business organization, maintain its rights and franchises, keep available the services of its officers and employees and preserve the goodwill and its relationships with customers, suppliers and others having business dealings with it, (d) use its reasonable efforts to preserve in full force and effect all leases, operating agreements, easements, rights-of-way, Permits, and other agreements which relate to its assets (other than those expiring by their terms and those whose failure to preserve would not have a Material Adverse Effect on such Party), (e) use its reasonable efforts to perform or cause to be performed all of its obligations in or under any of such leases, agreements and contracts, except where the failure to perform would not have a Material Adverse Effect on such Party) and (f) consistent with past practices, use its reasonable efforts to safeguard and maintain secure all engineering data, reports and other confidential data in its possession relating to its assets.

     SECTION 6.04  Access to Information.

     (a) Except to the extent otherwise required by Law and any applicable confidentiality arrangements, Engle Holdings and Newmark shall, and shall cause each of their respective officers and employees to, afford to the other, and to the other's accountants, counsel, financial advisors and other representatives, reasonable access during the period from the date hereof to the Effective Time to its properties, books, contracts, commitments and records and,during such period, Engle Holdings and Newmark shall, and shall cause each of their respective officers and employees to, furnish promptly to the other all information concerning its business, properties, financial condition, operations and personnel as the other may from time to time reasonably request.

     (b) Except as required by Law, each of Engle Holdings, Newmark and the Engle Stockholder shall hold, and cause its respective directors, officers, employees, accountants, counsel, financial advisors and representatives and Affiliates to hold, any nonpublic information in confidence. Any investigation by any Party of the assets and business of the other Party and its Subsidiaries shall not affect any representations and warranties hereunder or either Party's right to terminate this Agreement as provided in Article X hereof.

     SECTION 6.05 Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agree to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

     SECTION 6.06 Engle Stockholder Vote. The Engle Stockholder will vote (or consent with respect to) or cause to be voted (or a consent to be given with respect to) the Newmark Shares beneficially owned by it or any of its Affiliates (other than Newmark) or with respect to which it or any of its Affiliates has the power (by agreement, proxy or otherwise) to cause to be voted (or to provide a consent) in favor of the adoption and approval of this Agreement.

     SECTION 6.07 Tax Allocation Agreement. The Tax Allocation Agreement shall be terminated as of the Effective Time.

                                  ARTICLE VII.

                                 SPECIAL RIGHTS

     SECTION 7.01 Registration Rights. At the Closing, Newmark will enter into and deliver to the Engle Stockholder a Registration Rights Agreement in substantially the form attached hereto as Exhibit 7.01 hereto which affords to the Engle Stockholder certain demand and piggyback registration rights with respect to its Consideration Shares.

     SECTION 7.02 Corporate Name. At the Closing, Newmark's corporate name will be changed to Technical Olympic USA, Inc. The Engle Stockholder hereby grants to Newmark its approval and consent to use the "Technical Olympic" name in any and all geographical regions. Except as disclosed in Section 7.02 of the Engle Disclosure Schedule, to the Knowledge of the Engle Stockholder the use of the name "Technical Olympic" by Newmark does not infringe on the rights of any Person, subject to such claims and infringements as would not, in the aggregate, give rise to any material liability on Newmark.

                                 ARTICLE VIII.

                      CONDITIONS TO NEWMARK'S OBLIGATIONS

     The obligations of Newmark to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Newmark) on or prior to the Closing of all of the following conditions:

     SECTION 8.01 Accuracy of Representations and Warranties. The representations and warranties of Engle Holdings and the Engle Stockholder set forth in this Agreement (a) to the extent qualified by Material Adverse Effect or any other materiality qualification, shall be true and correct and (b) to the extent not qualified by Material Adverse Effect or any other materiality qualification, shall be true and correct in all material respects, as of the date when made and at and as of the Closing.

     SECTION 8.02 Performance of Covenants and Agreements. Engle Holdings and the Engle Stockholder shall have duly performed and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed by or complied with by them prior to or at the Effective Time.

     SECTION 8.03 Consents. All consents and approvals required for the consummation of the Merger which, if not obtained, would have a Material Adverse Effect on Engle Holdings or Newmark shall have been obtained and be effective.

     SECTION 8.04 Governmental Approvals. All necessary actions or nonactions, waivers, consents and approvals from Governmental Entities (other than governmental consents, which the failure to obtain would not prohibit the Merger or have a Material Adverse Effect on Engle Holdings or Newmark) and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity shall have been obtained, made or lapsed and shall be in full force and effect.

     SECTION 8.05 Certificates. Newmark shall have received certificates on behalf of Engle Holdings and the Engle Stockholder, as to compliance with the matters set forth in Sections 8.01 and 8.02 hereof.

     SECTION 8.06 Material Adverse Effect. Since the date of execution of this Agreement, there shall not have occurred any events or occurrences which have resulted in a Material Adverse Effect on Engle Holdings.

     SECTION 8.07 Legal Proceedings. No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Entity, and no rule, regulation or executive order promulgated or enacted by a Governmental Entity, shall be in effect which restrains, prohibits, enjoins or otherwise makes illegal the consummation of the transactions contemplated hereby.

     SECTION 8.08 Nasdaq. Any approvals of the Nasdaq Stock Market required for the common stock of the Surviving Corporation to continue to be listed and trade on the Nasdaq Stock Market shall have been obtained and be in full force and effect.

     SECTION 8.09 Refinancing. The Refinancing shall have been consummated with the Engle Credit Facility, Newmark Credit Facility, Ohio Savings Credit Facility and the other indebtedness listed on Schedule 1.01(a) being paid in full.

                                  ARTICLE IX.

                        CONDITIONS TO ENGLE HOLDINGS AND
                      THE ENGLE STOCKHOLDER'S OBLIGATIONS

     The obligations of Engle Holdings and the Engle Stockholder to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Engle Holdings and the Engle Stockholder) on or prior to the Closing of all of the following conditions:

     SECTION 9.01 Accuracy of Representations and Warranties. The representations and warranties of Newmark set forth in this Agreement (a) to the extent qualified by Material Adverse Effect or any other materiality qualification, shall be true and correct and (b) to the extent not qualified by Material Adverse Effect or any other materiality qualification, shall be true and correct in all material respects, as of the date when made and at and as of the Closing.

     SECTION 9.02 Performance of Covenants and Agreements. Newmark shall have duly performed and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed by or complied with by it prior to or at the Effective Time.

     SECTION 9.03 Consents. All consents and approvals required for the consummation of the Merger which, if not obtained, would have a Material Adverse Effect on Engle Holdings or Newmark shall have been obtained and be effective.

     SECTION 9.04 Governmental Approvals. All necessary actions or nonactions, waivers, consents and approvals from Governmental Entities (other than governmental consents) and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity shall have been obtained, made or lapsed and shall be in full force and effect.

     SECTION 9.05 Certificates. Engle Holdings and the Engle Stockholder shall have received certificates on behalf of Newmark, as to compliance with the matters set forth in Sections 9.01 and 9.02 hereof.

     SECTION 9.06 Material Adverse Effect. Except as disclosed or contemplated in the SEC Documents, since the date of execution of this Agreement, there shall not have occurred any events or occurrences which have resulted in a Material Adverse Effect on Newmark.

     SECTION 9.07 Legal Proceedings. No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Entity, and no rule, regulation or executive order promulgated or enacted by a Governmental Entity, shall be in effect which restrains, prohibits, enjoins or otherwise makes illegal the consummation of the transactions contemplated hereby.

     SECTION 9.08 Nasdaq. Any approvals of the Nasdaq Stock Market required for the common stock of the Surviving Corporation to continue to be listed and trade on the Nasdaq Stock Market shall have been obtained.

     SECTION 9.09 Refinancing. The Refinancing shall have been consummated with the Engle Credit Facility, Newmark Credit Facility, Ohio Savings Credit Facility and the other indebtedness listed on Schedule 1.01(a) being paid in full.

                                   ARTICLE X.

                          TERMINATION PRIOR TO CLOSING

     SECTION 10.01 Termination. This Agreement may be terminated at any time prior to the Closing:

     (a) By the mutual written consent of Newmark, Engle Holdings and the Engle Stockholder; or

     (b) By any of Newmark, Engle Holdings and the Engle Stockholder in writing if the Merger shall not have been consummated on or before December 31, 2002, unless the failure to consummate the Merger is the result of a default by the Party seeking to terminate this Agreement; or

     (c) By Newmark in writing if Engle Holdings or the Engle Stockholder shall be in material default of any provisions of this Agreement, which default is continuing ten days after Newmark provides notice thereof to Engle Holdings and the Engle Stockholder; or

     (d) By Engle Holdings or the Engle Stockholder in writing if Newmark shall be in material default of any provisions of this Agreement, which default is continuing ten days after the Engle Stockholder provides notice thereof to Newmark; or

     (e) By any of Newmark, Engle Holdings or the Engle Stockholder in writing if any court of competent jurisdiction or any Governmental Entity shall have issued an order, decree or ruling enjoining, restraining or otherwise prohibiting the consummation of the Merger or shall have authorized the filing or taking of any action seeking to enjoin, restrain or otherwise prohibit the consummation of the Merger;

     SECTION 10.02 Effect on Obligations. Termination of this Agreement pursuant to this Article X shall terminate all obligations of the Parties hereunder; provided, however, that termination pursuant to clauses (c) or (d) of
Section 10.01 hereof shall not relieve any defaulting Party from any liability to the other Parties hereto.

                                  ARTICLE XI.

                                 MISCELLANEOUS

     SECTION 11.01  Limited Survival.

     (a) The representations and warranties of the Parties contained in this Agreement shall terminate and not survive the Closing provided that the representations and warranties made by the Engle Stockholder in Section 4.09 shall survive 180 days from Closing.

     (b) Any claim by Newmark against the Engle Stockholder with respect to a breach of the representation or warranty of the Engle Stockholder must be made by Newmark in writing and must be given to the Engle Stockholder on or prior to 180 days from Closing.

     (c) The Engle Stockholder shall have the option of satisfying any claim under this Section 11.01 by delivering cash to Newmark or by returning Consideration Shares (or shares into which such Consideration

Shares are converted) to Newmark with a valuation equal to the amount of such claim (as same may be agreed or adjudicated). For purposes hereof, the Consideration Shares then held by the Engle Stockholder shall be valued at the greater of (i) $29,343.89156 which is the per share value attributable to said shares in the Merger and (ii) the average closing price of a share of Common Stock of Newmark on the Nasdaq Stock Market or such other exchange on which such share may be traded for the fifteen trading days immediately preceding the payment in satisfaction of such claim.

     SECTION 11.02 Entire Agreement. This Agreement and the other agreements contemplated hereby constitute the sole understanding of the Parties with respect to the matters provided for herein and supersede any previous agreements and understandings between the Parties with respect to the subject matter hereof. No amendment, modification or alteration of the terms or provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by the Parties hereto.

     SECTION 11.03 Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns, heirs, executors, administrators and legal representatives. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto without the prior written consent of the other Parties hereto.

     SECTION 11.04 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, other than as expressly provided for herein, each of the Parties hereto shall pay the fees and expenses of its respective counsel, accountants and other experts, and all other expenses incurred by such Party incident to the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.

     SECTION 11.05 Invalidity. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 11.06 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

     SECTION 11.07  Headings; Construction and References.

     (a) The headings of the Sections and paragraphs of this Agreement and of the Schedules hereto are included for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction or interpretation hereof or thereof.

     (b) Words used in this Agreement, regardless of the number or gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context shall require. Unless otherwise specified, all references in this Agreement to Sections, paragraphs or clauses are deemed references to the corresponding Sections, paragraphs or clauses in this Agreement, and all references in this Agreement to Schedules are references to the corresponding Schedules attached to this Agreement.

     SECTION 11.08 Third Party Beneficiaries. Except as specifically provided in Section 11.01, this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

     SECTION 11.09 Modification and Waiver. Any of the terms or conditions of this Agreement may be waived in writing at any time by the Party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar).

     SECTION 11.10 Notices. Any notice, request, instruction or other document to be given hereunder by any Party hereto to any other Party shall be in writing and delivered personally, by facsimile (with receipt confirmed) or by registered or certified mail, postage prepaid:

     if to Engle Holdings to:

     Engle Holdings Corp.
     3624 Long Prairie, Suite 209
     Flower Mound, Texas 75022
     Attn: Tommy McAden
     Fax: 972-899-8804

     with a copy to:

     Technical Olympic, Inc.
     1200 Soldiers Field Drive
     Sugar Land, Texas 77479
     Attn: Holly Hubenak
     Fax: 281-243-0116

     if to Newmark to:

     Newmark Homes Corp.
     1200 Soldiers Field Drive
     Sugar Land, Texas 77479
     Attn: Lonnie Fedrick
     Fax: 281-243-0132

     with a copy to:

     Andrews & Kurth L.L.P.
     600 Travis, 4200 Chase Tower
     Houston, Texas 77002
     Attn: Robert V. Jewell
     Fax: 713-238-7135

     if to the Engle Stockholder, to:

     Technical Olympic, Inc.
     1200 Soldiers Field Drive
     Sugar Land, Texas 77479
     Attn: Holly Hubenak
     Fax: 281-243-0116

     with a copy to:

     Vinson & Elkins L.L.P.
     1001 Fannin, 2300 First City Tower
     Houston, Texas 77002
     Attn: T. Mark Kelly
     Fax: 713-615-5531

or at such other address for a Party as shall be specified by like notice. Any notice which is delivered personally in the manner provided herein shall be deemed to have been duly given to the Party to whom it is directed upon actual receipt by such Party (or its agent for notices hereunder). Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the Party to which it is addressed at the close of business, local time of the recipient, on the fifth day after the day it is so placed in the mail. Any notice which is sent by facsimile shall be deemed to have been duly given to the Party to which it is addressed upon telephonic confirmation of the same as provided herein. A copy of any notices delivered by facsimile shall promptly be mailed in the manner herein provided to the Party to which such notice was given.

     SECTION 11.11 Governing Law; Interpretation. Except to the extent the provisions of the Delaware General Corporation Law are required by the laws of the State of Texas to be applied to the Merger, this Agreement shall be construed in accordance with and governed by the laws of the State of Texas, without regard to the conflicts or choice of law rules of the State of Texas.

     IN WITNESS WHEREOF, each of the Parties hereto have caused this Agreement to be executed on its behalf as of the date first above written.

                                          ENGLE HOLDINGS CORP.

                                          By: /s/ CONSTANTINE STENGOS
                                            ------------------------------------
                                          Name: Constantine Stengos
                                          Title: President and Chairman of the
                                          Board

                                          NEWMARK HOMES CORP.

                                          By: /s/ LONNIE M. FEDRICK
                                            ------------------------------------
                                          Name: Lonnie M. Fedrick
                                          Title: President

                                          TECHNICAL OLYMPIC, INC.

                                          By: /s/ CONSTANTINE STENGOS
                                            ------------------------------------
                                          Name: Constantine Stengos
                                          Title: President and Chairman of the
                                          Board

                                                                       EXHIBIT B

                               EXHIBIT 2.04(b)(i)

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                              NEWMARK HOMES CORP.

     Pursuant to Section 242 of the General Corporation Law of the State of Delaware, Newmark Homes Corp., a Delaware corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

     FIRST: That by written consent of the Board of Directors of the Corporation, pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation declaring its advisability and directing that this amendment be submitted for consideration by the stockholders. The resolution is as follows:

          RESOLVED, that the Board of Directors of the Corporation deem it advisable and in the best interest of the Corporation to change the corporate name of the Corporation and to increase the authorized common stock of the Corporation, by amending the Certificate of Incorporation of the Corporation as follows:

     ARTICLE FIRST is amended in its entirety to read as follows:

          "FIRST: The name of the Corporation is Technical Olympic USA, Inc."

     The first sentence of ARTICLE FOURTH is amended in its entirety to read as follows:

          "FOURTH: The total number of shares of capital stock which the Corporation shall be authorized to issue is 70,000,000 shares, consisting of 67,000,000 shares of common stock, $.01 per share ("Common Stock") and 3,000,000 shares of preferred stock, $.01 per share ("Preferred Stock")."

     The first sentence of ARTICLE FIFTH is amended in its entirety to read as follows:

          "FIFTH: The members of the governing board shall be known as the Board of Directors and the number thereof shall be not less than one (1) nor more than fifteen (15)."

     SECOND: That thereafter, the stockholders of the Corporation, by written consent pursuant to Section 228 of the General Corporation Law of the State of Delaware, duly adopted the foregoing amendment.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, this Certificate of Amendment of the Certificate of Incorporation has been duly signed by the undersigned authorized officer of the
Corporation this                day of        , 2002.

                                          NEWMARK HOMES CORP.

                                          By:
                                          --------------------------------------

                                          Name:
                                          --------------------------------------

                                          Title:
                                          --------------------------------------

                                                                       EXHIBIT C

                                                                   April 4, 2002

Special Committee of the Board of Directors
Newmark Homes Corp.
1200 Soldiers Field Drive
Sugar Land, Texas 77479

Gentlemen:

     Deutsche Bank Securities Inc. ("DB") has acted as financial advisor to the Special Committee of the Board of Directors of Newmark Homes Corp. (the "Special Committee") in connection with the proposed merger of Newmark Homes Corp. ("Newmark") and Engle Holdings Corp. ("Engle") pursuant to the Agreement and Plan of Merger, among Newmark, Engle and Technical Olympic, Inc. ("Technical Olympic") as the sole stockholder of Engle (the "Merger Agreement"), which provides, among other things, for the merger of Engle with and into Newmark (the "Transaction"), as a result of which Engle Homes, Inc., a wholly-owned subsidiary of Engle, will become a wholly owned subsidiary of Newmark. As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of the Common Stock, par value $0.01 per share, of Engle ("Engle Common Stock") not owned directly or indirectly by Engle or Newmark, will be converted into the right to receive 1,724.08294 shares (the "Conversion Ratio") of Common Stock, par value $0.01 per share, of Newmark ("Newmark Common Stock"). In connection with the Transaction, Newmark will assume a $71 million obligation of Technical Olympic incurred in connection with its acquisition of Engle Homes in November 2000. Effective with the Transaction, Newmark will be renamed Technical Olympic USA, Inc. The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

     You have requested DB's opinion, as investment bankers, as to the fairness, from a financial point of view, to the stockholders of Newmark, other than Technical Olympic, of the Conversion Ratio.

     In connection with DB's role as financial advisor to the Special Committee, and in arriving at its opinion, DB has reviewed certain publicly available financial and other information concerning Engle and Newmark and certain internal analyses and other information furnished to it by Engle and Newmark. DB has also held discussions with members of the senior managements of Engle and Newmark regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, DB has (i) reviewed the reported prices and trading activity for Newmark Common Stock, (ii) compared certain financial and stock market information for Engle and Newmark, as appropriate, with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the terms of the draft Merger Agreement, and (iv) performed such other studies and analyses and considered such other factors as it deemed appropriate.

     DB has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning Engle or Newmark, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, DB has assumed and relied upon the accuracy and completeness of all such information and DB has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of Engle or Newmark. With respect to the financial forecasts and projections, made available to DB by the management of Engle and Newmark, as the case may be, and used in its analyses, DB has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Engle and Newmark, as the case may be, as to the matters covered thereby. In rendering its opinion, DB expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. DB's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof.

     For purposes of rendering its opinion, DB has assumed that, in all respects material to its analysis, the draft Merger Agreement reviewed by DB and the executed Merger Agreement will not be materially different, the representations and warranties of Engle, Newmark, and Technical Olympic contained in the Merger Agreement are true and correct, Engle, Newmark, and Technical Olympic will each perform all of the covenants and agreements to be performed by it under the Merger Agreement, and all conditions to the obligations of each of Engle, Newmark and Technical Olympic to consummate the Transaction will be satisfied without any waiver thereof. DBAB has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Engle, Technical Olympic, or Newmark is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on Newmark or Engle or materially reduce the contemplated benefits of the Transaction to Newmark. For purposes of rendering its opinion, DB has assumed that the Transaction will be tax-free to each of Newmark and Engle and their respective stockholders.

     This opinion is addressed to, and for the use and benefit of, the Special Committee of the Board of Directors of Newmark and does not constitute a recommendation to any stockholder of Newmark to approve the Transaction. This opinion is limited to the fairness, from a financial point of view, to the stockholders of Newmark, other than Technical Olympic, of the Conversion Ratio, and DB expresses no opinion as to the merits of the underlying decision by Newmark to engage in the Transaction.

     DB will be paid a fee for its services as financial advisor to the Special Committee in connection with the Transaction, a portion of which is contingent upon consummation of the Transaction. We are an affiliate of Deutsche Bank AG (together with its affiliates, the "DB Group"). In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Newmark or Engle for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations. In addition, an affiliate of the DB Group is considering, but has not committed to as of the date of this letter, a role in the financing required to consummate the Transaction. Such role, if assumed, would result in additional fees payable to the DB Group upon the provision of such financing and consummation of the Transaction.

     Based upon and subject to the foregoing, it is DB's opinion as investment bankers that the Conversion Ratio is fair, from a financial point of view, to the stockholders of Newmark, other than Technical Olympic.

                                          Very truly yours,

                                          DEUTSCHE BANK SECURITIES INC.

                                                                       EXHIBIT D

                              EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT, made this 5th day of April, 2002, is by and between Newmark Homes Corp., to be known as Technical Olympic USA, Inc., a Delaware corporation, (the "Company") and Antonio B. Mon, an individual (hereinafter called "Executive").

                                   BACKGROUND

     Company currently successfully conducts its business in the United States homebuilding industry. Executive possesses extensive experience in the United States homebuilding industry stemming from, among other things, his service as a top-level executive for certain other major companies in this industry. In addition, Executive maintains a significant professional network of contacts and relationships in this industry. Company seeks to employ Executive. This decision by Company is prompted, in part, by Executive's proven capabilities in the United States homebuilding industry. Company acknowledges that it will benefit greatly from Executive's industry-related experience by entering into an employment relationship with Executive.

     In addition to the foregoing, Executive previously conducted a successful consulting practice for numerous individuals and companies in various industries throughout the United States and Europe. Company acknowledges that Executive has fully divested himself of his consulting practice in order to work exclusively for Company and will forego all other consulting and non-consulting opportunities by agreeing to enter into the full-time employment of Company.

     A committee comprised solely of "outside directors" of the Company, within the meaning of Section 162(m) of the Internal Revenue Code, has approved this Agreement and made the grants of incentive compensation provided in Sections 5.2 and 5.5. Accordingly, Company's employment of Executive shall be on the terms and conditions contained in this Agreement.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound hereby, Company and Executive agree as follows:

1. Definitions. As used herein, the following terms shall have the meanings set forth below unless the contexts otherwise require:

     "Affiliate" shall mean a person who, (i) with respect to any entity, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such entity; or (ii) with respect to Executive, is a parent, spouse or issue of Executive, including persons in an adopted or step relationship.

     "Base Compensation" shall have the meaning set forth in Section 5.1 hereof.

     "Board" shall mean the Board of Directors of Company.

     "Business Day" shall mean any day other than a Saturday, Sunday or bank holiday recognized in Ft. Lauderdale, Florida.

     "Cause" shall mean:

          (a) conviction of, or plea of nolo contendere to, a felony or a misdemeanor involving moral turpitude;

          (b) any act of fraud, misappropriation or personal dishonesty intended to result in substantial personal enrichment at the expense of Company or an Affiliate;

          (c) a material violation of any express direction of the Board or the Chairman of the Board or a material violation of any rule, regulation, policy or plan established by the Board from time to time regarding the conduct of Company's employees and/or its business; or

          (d) a material violation by Executive of an obligation hereunder that is demonstrably willful and deliberate on Executive's part and, if capable of being remedied, is not remedied within ten (10) Business Days (or such additional reasonable period of time if additional time is necessary to remedy) after receipt of written notice from Company.

     A "Change of Control" shall mean the occurrence of any of the following events, each of which shall be determined independently of the others:

          (a) any "Person" (as defined below) becomes a "beneficial owner" (as such term is used in Rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of the stock of any member of the Consolidated Group entitled to vote in the election of directors. For purposes of this Agreement, the term "Person" is used as such term is used in Sections 13(d) and 14(d) of the Exchange Act; provided, however that the term shall not include any member of the Consolidated Group, any trustee or other fiduciary holding securities under an employee benefit plan of any member of the Consolidated Group, or any corporation owned, directly or indirectly, by the shareholders of any member of the Consolidated Group in substantially the same proportions as their ownership of stock of each member of the Consolidated Group;

          (b) individuals who are "Continuing Directors" (as defined below) cease to constitute a majority of the members of the Board of Directors of any member of the Consolidated Group ("Continuing Directors" for this purpose being the members of the Board of Directors of any member of the Consolidated Group on the date of this Agreement, provided that any person becoming a member of the Board of Directors of any member of the Consolidated Group subsequent to such date whose election or nomination for election was supported by two-thirds (2/3) of the directors who then comprised the Continuing Directors shall be considered to be a Continuing Director);

          (c) shareholders of any member of the Consolidated Group adopt a plan of complete or substantial (eighty-five percent (85%) or more) liquidation or an agreement providing for the distribution of all or substantially all of the assets of such member;

          (d) any member of the Consolidated Group is party to a merger, consolidation, other form of business combination or a sale of all or substantially all (eighty-five percent (85%) or more) of its assets, unless the business of such member is continued following any such transaction by a resulting entity (which may be, but need not be, such member) and the shareholders of such member immediately prior to such transaction (the "Prior Shareholders") hold, directly or indirectly, at least two-thirds
     ( 2/3) of the voting power of the resulting entity (there being excluded from the voting power held by the Prior Shareholders, but not from the total voting power of the resulting entity, any voting power received by Affiliates of a party to the transaction (other than such member) in their capacities as shareholders of such member); provided, however, that a merger or consolidation effected to implement a recapitalization of such member (or similar transaction) in which no Person acquires more than ten percent (10%) of the combined voting power of such member's then outstanding securities shall not constitute a Change in Control;

          (e) there is a Change of Control of any member of the Consolidated Group of a nature that would be required to be reported in response to item 1(a) of Current Report on Form 8-K or item 6(e) of Schedule 14A of Regulation 14A or any similar item, schedule or form under the Exchange Act, as in effect at the time of the change, whether or not such member is then subject to such reporting requirement;

          (f) any member of the Consolidated Group is a subject of a "Rule 13e-3 transaction" as that term is defined in Exchange Act Rule 13e-3; or

          (g) there has occurred a "change of control", as such term (or any term of like import) is defined in any of the following documents which is in effect with respect to any member of the Consolidated Group at the time in question: any note, evidence of indebtedness or agreement to lend funds to such member, any option, incentive or employee benefit plan of such member or any employment, severance, termination or similar agreement with any person who is then an employee of such member.

     Notwithstanding the foregoing, if immediately after the occurrence of any event enumerated in paragraphs (a) through (g) above, Constantine Stengos and/or one or more members of the "Stengos Family" continues to Control Company (or, in the case of any merger or combination in which Company is not the surviving entity, continues to Control such successor entity), such event shall not constitute a Change of Control for purposes of this Agreement until such time as Constantine Stengos and/or one or more members of the Stengos Family ceases to Control Company or such successor entity. For purposes of this Agreement, the term "Stengos Family" shall mean Constantine Stengos, his spouse, sons, daughters, sons-in-law, daughters-in-law, and the lineal descendants of any of the foregoing.

     "Consolidated Group" shall mean (i) the group of companies composed of Technical Olympic S.A., Technical Olympic (UK) PLC, Technical Olympic USA, Inc., and Company, and (ii) any successor or surviving company of any of the foregoing entities.

     "Control" shall mean (i) the power to elect the majority of the board of directors or comparable governing body of an entity, or, if there is no such body, the power to direct the management of such entity; or (ii) the direct and/or indirect beneficial ownership of fifty-one percent (51%) or more of the combined voting power of the then outstanding voting securities of such entity entitled to vote in the election of directors (or comparable governing body or management) of such entity.

     "Commencement Date" shall mean April 5, 2002.

     "Disability" shall mean Executive's inability, for a period of six (6) consecutive months, or a cumulative period of one hundred twenty (120) Business Days out of a period of twelve (12) consecutive months, to perform the essential duties of Executive's position, even taking into account any reasonable accommodation required by law, due to a mental or physical impairment. The determination of whether Executive is suffering from a Disability shall be made by three (3) independent physicians, one chosen by a representative of Executive, one chosen by Company and one chosen by the physicians chosen by Executive and Company.

     "Employment Year" shall mean each twelve (12) month period, or part thereof, during which Executive is employed hereunder, commencing on the Commencement Date or on each anniversary of the Commencement Date of any subsequent calendar year.

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

     "Good Reason" shall mean that:

          (a) without Executive's prior written consent and in the absence of Cause, one or more of the following events occurs:

             (i) Company removes Executive from the position of Chief Executive Officer or a member of the Board without Executive's consent (or fails to re-elect Executive at any meeting of the Board held for the purpose of electing or re-electing officers of Company) or substantially adversely changes Executive's duties or reporting responsibility under
        Section 2; provided that this Subsection (i) shall not apply in the event such removal (or non re-election) is for Cause or as a result of Executive's death, Disability or Executive's resignation not based on the existence of Good Reason;

             (ii) there is a material diminution in Executive's authorities, duties or responsibilities normally associated with Executive's position or there are assigned to Executive duties and responsibilities materially inconsistent with those normally associated with such position;

             (iii) any failure by Company to comply with any of the material provisions of this Agreement;

             (iv) any purported termination by Company of Executive's employment other than as expressly permitted by this Agreement;

             (v) Executive's aggregate cash compensation as provided for in Sections 5.1 and 5.2 hereof (including, without limitation, Base Compensation, as it may be increased from time to time, or Incentive Compensation, as it may be increased from time to time), is or are decreased by Company;

             (vi) any of Executive's up front and long-term equity compensation opportunities as provided for in Section 5.5 hereof are breached by Company;

             (vii) Executive's benefits as provided in Section 6 hereof are, in the aggregate, reduced;

             (viii) Company fails to obtain a written agreement from any successor of Company to assume and perform this Agreement;

             (ix) the occurrence of a "Change of Control"; and

          (b) within sixty (60) Business Days of learning of the occurrence of any such event, and in the absence of any circumstance that constitutes Cause, Executive terminates employment with Company by written notice to the Chairman of the Board; provided, however, that the events set forth in subparagraphs (ii), (iii), (iv), (v), (vi), (vii) or (viii) shall not constitute Good Reason for purposes of this Agreement unless, within twenty
     (20) Business Days of Executive's learning of such event, Executive gives written notice of the event to the Chairman of the Board and Company fails to remedy such event within ten (10) Business Days (or such additional reasonable period of time if additional time is necessary to remedy) of receipt of such notice.

     "Incentive Compensation" shall have the meaning set forth in Section 5.2 hereof.

     "Nextera Report" shall mean that certain report of Nextera entitled "Driving Value Through Executive Incentive Programs -- CEO: Final
Recommendations", a copy of which is attached to this Agreement as part of Exhibit "A".

     "Termination Payment" shall mean:

          (a) the greater of the following: (i) three (3) times the sum of the following: (x) the highest Base Compensation paid to Executive for any Employment Year by Company pursuant to Section 5.1 during the thirty-six
     (36) month period preceding the termination, (y) the highest annual Incentive Compensation or annual incentive cash compensation paid to Executive for any Employment Year by Company pursuant to Section 5.2 or 5.5 during the thirty-six (36) month period preceding the termination and (z) the fair market value of any benefits and perquisites provided to Executive pursuant to Section 6 hereof (including any payments made to Executive pursuant to Section 6.13 hereof), the value of which shall be determined by a certified public accountant jointly selected by Company and Executive; or
     (ii) the sum of the following: (x) the aggregate Base Compensation that would have been payable to Executive pursuant to Section 5.1 if Executive's employment continued for the remaining Term of Employment, (y) the aggregate Incentive Compensation or incentive cash compensation that would be payable to Executive pursuant to Section 5.2 or 5.5, as applicable, if Executive's employment continued for the then remaining Term of Employment, and (z) the fair market value of any benefits and perquisites provided to Executive pursuant to Section 6 hereof (including any payments made to Executive pursuant to Section 6.13 hereof), the value of which shall be determined by a certified public accountant jointly selected by Company and Executive; and

          (b) the stock options granted to Executive pursuant to Section 5.5, in the forms of grant agreements attached hereto as part of Attachment A, shall become vested and exercisable as provided therein.

     "Term of Employment" shall have the meaning set forth in Section 3 hereof.

2.  Employment and Duties.

     2.1. Position; Duties. Company hereby employs Executive and Executive hereby accepts appointment or election as the Chief Executive Officer and as Executive Vice-Chairman of the Board of Directors of Company. The principal duty of Executive shall be to serve in such capacities and render such services as are necessary and desirable to protect and advance the best interests of Company, acting, in all instances, under the supervision of and in accordance with the policies set by the Board and by the Chairman of the Board. As Chief Executive Officer, Executive shall employ and terminate key employees, subject only to policies set by and with the approval of the Chairman of the Board, and shall sign agreements and otherwise commit Company, subject only to such policies and such approval, and subject to the provisions of such operating budget or budgets as may be approved from time to time by the Board or by the Chairman of the Board. At the Commencement Date, Constantine Stengos shall be the Chairman of the Board. The Chairman of the Board may be changed from time to time by the Board. Notwithstanding the foregoing, Executive shall report only to and be under the supervision of Constantine Stengos during such time as he shall be Chairman of the Board (but, in the event of his unavailability, to Yannis Delikanakis).

     2.2. Permitted Activities. Executive acknowledges and agrees that he is required to devote his full-time best efforts to his duties to Company hereunder. Notwithstanding the foregoing, Executive may (i) serve on those corporate, civic or charitable boards or committees set forth on Attachment B attached hereto, as the same may be amended from time to time by the Chairman of the Board and Executive; (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions; or (iii) manage personal passive investments, so long as such activities, in the aggregate, do not in the good faith opinion of the Chairman of the Board materially interfere with the performance of Executive's duties to Company in accordance with this Agreement; provided, however that Executive shall be given a reasonable period of time in which to correct such interference. Any compensation received by Executive as a result of performing any of the activities set forth in clauses (i) or (ii) of this
Section 2.2 during the Term of Employment shall be remitted by Executive to Company.

     2.3. Place of Employment. Company shall establish its primary office location at a location mutually agreed to by Executive and Company in the southern Florida region. Such office shall be Executive's primary office for eight (8) out of twelve (12) months per Employment Year. Unless agreed otherwise by the Chairman of the Board, Executive's secondary office for four (4) months of the Employment Year shall be in Shrewsbury, New Jersey. Company and Executive further acknowledge and agree that Executive may be required, in connection with the performance of his duties, to work from time to time at other locations reasonably and customarily required in connection with the business of Company.

3. Term. Executive shall be employed by Company for a term of employment ending December 31, 2006 (the "Term of Employment"), commencing on the Commencement Date. Upon termination of this Agreement, the parties agree to discuss whether a new employment agreement or a one (1) year consulting arrangement is mutually desired at that time and, if so, shall agree upon the terms and conditions of such arrangement.

4.  [intentionally omitted]

5.  Compensation.

     5.1. For all of the services rendered by Executive to Company, Executive shall receive base compensation at the gross annual rate (before authorized or legally required deductions and withholdings) of Eight Hundred Thousand Dollars ($800,000) ("Base Compensation"), payable not less than monthly in accordance with Company's regular payroll practices in effect from time to time. Base Compensation shall be increased as follows: (i) on the first anniversary of this Agreement to $880,000, (ii) on the second anniversary of this Agreement to $968,000, (iii) on the third anniversary of this Agreement to $1,064,800, and
(iv) on the fourth anniversary of this Agreement to $1,171,280. Thereafter, Base Compensation shall be reviewed periodically and may be increased at any time and from time to time; provided, however that in no event shall such increases on an annual basis be less than the higher of (i) that percentage by which the Consumer Price Index for the Ft. Lauderdale, Florida area published by the United States government (the "Index") as of

December 31 of the immediately preceding calendar year (the "Base Year") exceeds the Index as of the December 31 of the calendar year immediately preceding the Base Year, or (ii) ten percent (10%). If publication of the Index is discontinued, the parties hereto shall accept comparable statistics on the cost of living for the Ft. Lauderdale, Florida area as computed and published by an agency of the United States government, or if no such agency computes and publishes such statistics, by any regularly published national financial periodical that does compute and publish such statistics.

     5.2. In addition to the foregoing compensation, subject to shareholder approval, Company shall pay to Executive an annual bonus ("Incentive Compensation") under Company's Annual and Long-Term Incentive Plan as follows:
(i) for the period ending on December 31, 2002, a bonus at the gross annual rate (before authorized or legally required deductions and withholdings) of not less than One Million Dollars ($1,000,000), payable not less than monthly in accordance with Company's regular payroll practices in effect from time to time; provided, however, that after the first three (3) months of Executive's employment hereunder, the payment of such monthly bonus to Executive is contingent upon Company's average "Results of Operations" (as defined below) for the immediately preceding three (3) months being positive (greater than or equal to zero); provided, further, however, that if any of the first three months of Executive's employment hereunder are in 2002, the payment of the bonus for any such month shall be contingent on the Results of Operation for such month being positive and (ii) in addition to the foregoing, such additional Incentive Compensation as determined by the Board in its sole discretion. Any additional Incentive Compensation due to Executive hereunder shall be paid to Executive within twenty (20) Business Days after the end of the applicable fiscal year. All payments of Incentive Compensation shall be subject to authorized or legally required deductions and withholdings. For purposes of this Section 5.2, the term "Results of Operations" shall mean Company's gross revenue less its cost of sales, plus earnings generated from Company's mortgage and title businesses, but shall not include the results of any restructuring or any unusual or extraordinary items (as determined by a majority of the independent members of the Board). In addition, if any Incentive Compensation (or any portion thereof) is not payable because Company's average Results of Operations for the immediately preceding one (1) month or three (3) months, whichever is applicable, is not positive, such amount shall be deferred and paid to Executive at such time as Company's average Results of Operations for a subsequent three
(3) month period is positive. Company shall act in good faith and shall use its reasonable best efforts to obtain such shareholder approval.

     5.3. Within twenty (20) Business Days after the end of each Employment Year, the Chief Financial Officer of Company (or other officer of Company designated by the Chairman of the Board) shall furnish a signed, written statement to Executive showing the details applicable to Executive's right to receive Incentive Compensation hereunder and showing the amount, if any, which is due to Executive for such Incentive Compensation on account of the concluded Employment Year.

     5.4. Executive shall receive such additional bonuses and adjustments to Base Compensation, if any, as the Board determines in its sole and absolute discretion.

     5.5. Company and Executive agree to jointly develop and implement appropriate annual cash incentives and up-front and long-term equity compensation programs or opportunities under Company's Annual and Long-Term Incentive Plan to benefit Executive substantially in accordance with the Nextera Report. The expense of such development and implementation shall be borne by Company. Upon implementation of the Annual and Long-Term Incentive Plan, which shall be subject to the approval of the shareholders of Company, Company shall award to Executive thereunder up-front and long-term equity compensation or opportunities substantially in the form of agreements attached hereto as part of Attachment A and the further provisions of Attachment A, which are made a part of this Agreement for all purposes. Company shall act in good faith and shall use its reasonable best efforts to implement any necessary plans, secure shareholder approvals (if not already obtained) and award to Executive the appropriate up-front and long-term equity compensation or opportunities within a reasonable period of time after the date of this Agreement as further provided in Attachment A.

6. Fringe Benefits. As an inducement to Executive to commence employment hereunder, and in consideration of Executive's covenants under this Agreement, Executive shall be entitled to the benefits set forth below throughout the Term of Employment:

     6.1. Company shall (i) furnish Executive with a monthly automobile allowance calculated to cover the acquisition, operation, maintenance, insurance and other costs for an automobile comparable to the automobile currently driven by Executive (BMW 740 il or Mercedes SL500), or (ii) lease or purchase such automobile for Executive's use and provide Executive with a monthly automobile allowance calculated to cover the operation, maintenance, insurance and other costs for such automobile. Executive and the Chairman of the Board shall jointly determine which option shall be chosen.

     6.2. Company shall lease or purchase (as determined by the joint decision of Executive and the Chairman of the Board) for Executive a residence acceptable to Executive with a purchase price not to exceed One Million Dollars ($1,000,000) proximately located to Company's office established in accordance with Section 2.3 hereof in South Florida. Company shall be responsible for any rent or mortgage payments for such residence and shall pay for or reimburse Executive for all reasonable maintenance, utilities, repairs, association dues, taxes or any other reasonable expenses related to Executive's occupancy of such residence. Executive shall have the option, exercisable at any time during the Term of Employment or for three (3) months after termination of Executive's employment for any reason, to acquire such residence from Company for cash at its appraised fair market value, as determined by an appraiser jointly selected by Executive and Company. Exercise of such option by Executive shall terminate Company's obligations under this Section 6.2. In addition, Company shall pay directly or reimburse Executive for any expenses incurred by Executive to transport any personal possessions of Executive or Executive's spouse from Sea Girt, New Jersey to such residence in connection with Executive's initial move into such residence.

     6.3. Company shall pay for or reimburse Executive for up to two (2) club memberships in the South Florida area of such kind and nature as is customary for Executive's position in such area.

     6.4. Company will reimburse Executive at least monthly for all reasonable expenses incurred by Executive in connection with the performance of Executive's duties hereunder upon receipt of documentation therefor in accordance with Company's regular reimbursement procedures and practices in effect from time to time. In addition, Company shall pay for the air travel and related expenses of Executive's spouse at such time or times as Executive's spouse accompanies Executive on Company-related trips, when such travel by Executive's spouse is reasonably necessary or appropriate to such business travel and not primarily for personal purposes, or when Executive's spouse travels between Executive's residences (but not for more than fifteen (15) such round trip in any year). Executive and Executive's spouse shall be entitled to upgraded air travel (first class for all domestic air travel and business class for all international air travel) at Executive's discretion at the expense of Company.

     6.5. Subject to the provisions of Sections 6.6 and 6.7 regarding the provision of health, life and disability insurance, Executive (and Executive's spouse and dependents, where applicable) shall be eligible to participate in any 401(k) plan (or similar qualified plan) and any health, life, accident, general liability, directors' and officers' liability, or disability insurance, sick leave or other welfare benefit plans or programs made available to, and on terms at least as favorable to, other similarly situated employees of Company as long as they are kept in force by Company and provided that each such individual meets the eligibility requirements and other terms, conditions and restrictions of the respective plans and programs. Upon commencement of Executive's employment hereunder, Company shall (unless otherwise prohibited by applicable law) credit Executive (or Executive's spouse or dependents, as applicable) with as many years of service as are necessary to (i) fully vest Executive (or Executive's spouse or dependents, as applicable) in such welfare plans or programs which are offered to Company's employees in general and are in existence on the Commencement Date, and (ii) provide or make available to Executive (or Executive's spouse or dependents, as applicable) with the maximum benefit available under such welfare plans or programs which are offered to Company's employees in general and are in existence on the Commencement Date.

     6.6. In lieu of participation in Company's health plans, Executive may elect to receive from Company an allowance equal to Executive's actual cost for any health coverage which Executive maintains for himself, his spouse or his dependents from sources other than those offered by Company.

     6.7. In lieu of participation in any Company-sponsored life or disability insurance plans, Company shall pay to Executive an annual sum of Sixty Thousand Dollars ($60,000). Company acknowledges that such payments by Company may be made to a trust, family limited partnership or limited liability company or other estate planning vehicle established or formed by Executive and/or Executive's spouse and agrees to make such payments to such entities if requested by Executive.

     6.8. Executive shall be entitled to four (4) weeks paid vacation during each year (pro-rated for the first Employment Year). Executive shall take vacations at such time or times as shall be approved by the Chairman of the Board, which approval shall not be withheld unreasonably.

     6.9. Company shall provide Executive with a fully furnished office comparable in size, furnishing and decorations to the office of other senior level executives employed by Company, and the facilities of Company shall be generally available to Executive in the performance of Executive's duties, it being understood that all equipment, supplies, secretarial staff and other office personnel required in the performance of Executive's duties shall be supplied by Company. In addition, Company shall provide Executive a monthly allowance in the amount of Three Thousand Dollars ($3,000) for the rental, maintenance and upkeep of Executive's office in Shrewsbury, New Jersey for a period of fifteen (15) months from the Commencement Date.

     6.10. Company shall reimburse Executive for any reasonable legal, accounting, tax or similar expenses incurred by Executive related to the structure, negotiation or preparation of this Agreement and the resolution of any issues arising therefrom, including, but not limited to, issues related to Florida or New Jersey residence status and revising or updating Executive's estate, tax or financial plan as a result thereof.

     6.11.  In addition to the amounts to be paid to Executive pursuant to
Section 6.10, above, Company shall reimburse Executive (up to a maximum of Twenty-Five Thousand Dollars ($25,000)) for any financial planning, tax (advice and return preparation), estate, legal or related costs incurred by Executive during the Term of Employment; provided, however, that the maximum amount of such reimbursement shall be increased by ten percent (10%) per Employment Year. In addition, any amount of such available reimbursement not utilized by Executive during any Employment Year may be carried forward into any succeeding Employment Year.

     6.12. Notwithstanding the foregoing, Company shall provide Executive with such additional welfare benefits and perquisites as Company may provide to its senior level executives in general at any time during the Term of Employment.

     6.13. All (i) benefits provided to Executive pursuant to the provisions of this Section 6, (ii) payments made to or on behalf of Executive pursuant to the provisions of this Section 6, or (iii) benefits imputed to Executive as a result of Executive's employment by Company, shall be grossed-up for the effect of any federal, state or local income or similar taxes that Executive may be required to pay as a result of receiving such benefits or payments or having such benefits imputed to Executive so that the net value of each of the foregoing fringe benefits provided to Executive by Company shall not be diminished by the payment of any federal, state or local income or similar taxes thereon by Executive; provided, however, that the maximum amount of such gross-up for any calendar year shall not exceed Seventy-Five Thousand Dollars ($75,000); provided, further, however, that such amount shall be increased on an annual basis by that percentage by which the Consumer Price Index for the Ft. Lauderdale, Florida area published by the United States government (the "Index") as of December 31 of the immediately preceding calendar year (the "Base Year") exceeds the Index as of the December 31 of the calendar year immediately preceding the Base Year. If publication of the Index is discontinued, the parties hereto shall accept comparable statistics on the cost of living for the Ft. Lauderdale, Florida area as computed and published by an agency of the United States government, or if no such agency computes and publishes such statistics, by any regularly published national financial periodical that does compute and publish such statistics. Notwithstanding the foregoing, such amount may be further increased at the discretion of the Board. For purposes of determining the amount of any additional payments to be made to Executive hereunder, (i) Executive shall be deemed to pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which such payment is to be made, (ii) Executive shall be deemed to pay applicable state and local income taxes in the jurisdictions in which Executive is subject to such taxes at the highest marginal rate of taxation for the calendar year in which such payment is to be made; and (iii) the fact that the additional payments themselves are or may be subject to tax shall be taken into account. All determinations required to be made under this Section 6.13, including whether any additional payments are required and the amount of such payments and the assumptions utilized in arriving at such determination, shall be made by an accounting firm jointly selected by Company and Executive. Such additional payments, if any, shall be made to Executive concurrently with the payment of the corresponding fringe benefit to or for the benefit of Executive or within a reasonable period of time (not to exceed twenty (20) Business Days) thereafter.

7.  Termination.

     7.1. Termination by Company for Cause; Resignation of Executive without Good Reason. If Company believes that an event constituting Cause has occurred, Company may give Executive written notice of its intention to terminate this Agreement for Cause. The preceding sentence notwithstanding, Executive's employment shall not be deemed to have been terminated for Cause unless Company has given or delivered to Executive (i) reasonable notice setting forth the reasons for Company's intention to terminate Executive's employment for Cause; and (ii) if the event is capable of being cured, an opportunity to cure such event as provided in the definition of Cause. If this Agreement is terminated for Cause, the termination shall be effective as of the date Company's notice is given pursuant to clause (i) above, or such later date that may be specified in such notice as the termination date. In the event Executive's employment is terminated by Company for Cause, or in the event Executive resigns without Good Reason, Executive shall be entitled to the following, payable via wire transfer to an account designated by Executive on or prior to the date of termination or as soon as reasonably practical following the date of termination:

          (a) unpaid Base Compensation earned or accrued at the rate in effect at the time of Executive's termination through the date of termination of Executive's employment;

          (b) a pro rata performance bonus for the year in which employment terminates based on the performance of Company for the year during which such termination occurs or, if performance results are not available, based on the performance bonus paid to Executive for the prior year;

          (c) reimbursement for covered expenses incurred by Executive but not yet reimbursed by Company provided that appropriate documentation is submitted within thirty (30) Business Days after Executive's employment terminates; and

          (d) any other compensation and benefits to which Executive may be entitled under applicable plans, programs and other agreements of Company.

     7.2. Termination Without Cause or for Good Reason. In the event Executive's employment is terminated by Company without Cause and not as a result of Disability or death, or in the event Executive terminates employment for Good Reason, Executive shall be entitled to receive from Company (i) the Termination Payment, and (ii) reimbursement for covered expenses incurred by Executive but not yet reimbursed by Company, payable via wire transfer to an account designated by Executive on the day of termination or as soon as reasonably practical following the day of termination.

     7.3. Death or Disability. If Executive dies or suffers a Disability during the Term of Employment, the Term of Employment and Executive's employment with Company shall terminate as of the date of death or Disability occurs. In the event of the termination of Executive's employment due to Executive's death or Disability, Executive or Executive's legal representatives, as the case may be, shall be entitled to receive a payment from Company equal to the sum of (i) unpaid Base Compensation earned or accrued at the rate in effect at the time of Executive's death or Disability through the date of Executive's death or Disability, (ii) a pro rata performance bonus for the year in which Executive's death or Disability occurs based on the performance of Company for the year during which such death or Disability occurs or, if performance results are not available, based on the performance bonus paid to Executive for the prior year, and

(iii) reimbursement for covered expenses incurred by Executive but not yet reimbursed by Company, payable via wire transfer to an account designated by Executive or Executive's legal representatives within ten (10) Business Days of the date of termination.

     7.4. Continuing Eligibility. Notwithstanding the foregoing provisions of this Section 7, unless Executive is terminated for Cause, to the extent permitted by applicable law, Executive and Executive's spouse shall remain eligible to participate in Company's group health plans without paying a premium until (i) the younger of Executive or Executive's spouse reaches the age of sixty-five (65) or becomes eligible (or is required) to participate in any government funded health care coverage, or (ii) such individual becomes eligible for coverage under another employer's group health plan, so long as such other coverage is substantially similar to or exceeds the coverage being provided to Executive and Executive's spouse by Company's plans. In lieu of such coverage under Company's group health plans, Company may, in its sole discretion, provide such coverage through one or more insurance contracts or other arrangements.

8.  Certain Additional Payments by Company.

     8.1. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment, distribution or other action by Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (including, without limitation, any additional payments required under this Section 8), (a "Payment") would be subject to an excise tax imposed by
Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by Executive with respect to any such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), Company shall make a payment to Executive (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive receives (or Company pays to the Internal Revenue Service on Executive's behalf) an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments, and Executive receives an amount equal to the product of any deductions disallowed because of the inclusion of the Gross-Up Payment in Executive's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-Up Payment is to be made. For purposes of determining the amount of the Gross-Up Payment, Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-Up Payment is to be made, and (ii) pay applicable state and local income taxes in the jurisdictions in which Executive is subject to such taxes at the highest marginal rate of taxation for the calendar year in which the Gross-Up Payment is to be made.

     8.2. Subject to the provisions of Section 8.3, all determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by an accounting firm jointly selected by Executive and Company (the "Accounting Firm") which shall provide detailed supporting calculations both to Company and Executive within fifteen (15) Business Days (but in no event later than forty-five (45) Business
Days) of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by Company. All fees and expenses of the Accounting Firm shall be borne solely by Company. Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by Company to Executive within five (5) Business Days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion that failure to report the Excise Tax on Executive's applicable federal income tax return would not result in the imposition of any penalty or interest. Any determination by the Accounting Firm shall be binding upon Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Company should have been made ("Underpayment"), consistent with the calculation required to be made hereunder. In the event that Company exhausts its remedies pursuant to this Section 8 and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Company to or for the benefit of Executive. Notwithstanding the foregoing, the failure of the Accounting Firm to adhere to any specific period set forth in this Section 8 shall not in any manner affect Executive's right to receive any Gross-Up Payment.

     8.3. Executive shall notify Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) Business Days after Executive is informed in writing of such claim and shall apprise Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the forty-five (45) Business Day period following the date on which it gives such notice to Company (or such shorter period ending on the date asserted by the Internal Revenue Service that any payment of taxes with respect to such claim is due). If Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

          (a) give Company any information reasonably requested by Company relating to such claim;

          (b) take such action in connection with contesting such claim as Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Company;

          (c) cooperate with Company in good faith in order effectively to contest such claim; and

          (d) permit Company to participate in any proceedings relating to such claim;

     provided, however, that Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses; and further provided that any settlement of such claim by Company shall be subject to the consent of Executive, which consent shall not be unreasonably withheld. Without limitation on the foregoing provisions of this Section 8.3, Company shall control (subject to Executive's consent, which consent shall not be unreasonably withheld) all proceedings taken in connection with such contest and may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Company shall determine; provided, however, that if Company directs Executive to pay such claim and sue for a refund, Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to the payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

     8.4. If, after the receipt by Executive of an amount advanced by Company pursuant to Section 8.3, Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to Company's complying with the requirements of Section 8.3) promptly pay to Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Executive of an amount advanced by Company pursuant to Section 8.3, a determination is made that Executive shall not be entitled to any refund with respect to such claim and Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of twenty (20) Business Days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

9.  Indemnification.

     9.1. Company shall indemnify Executive to the fullest extent permitted by Delaware law against all costs, expenses, liabilities and losses (including, without limitation, attorneys' fees, judgments, fines, penalties, ERISA excise taxes, penalties and amounts paid in settlement) reasonably incurred by Executive in connection with a "Proceeding" (as defined herein). For the purposes of this Section 9, a "Proceeding" shall mean any action, suit or proceeding, whether civil, criminal, administrative or investigative, in which Executive is made, or is threatened to be made, a party to, or a witness in, such action, suit or proceeding by reason of the fact that he is or was an officer, director or employee of Company or is or was serving as an officer, director, member, employee, trustee or agent of any other entity at the request of Company. Notwithstanding any other provision of this Agreement, Company's obligation to indemnify Executive will survive the expiration or termination of this Agreement by either party for any reason.

     9.2. Executive shall promptly cause written notice of the commencement of any Proceeding of which he has knowledge which is covered by this indemnity to be forwarded to Company. Executive shall have the right, at his sole option and at the expense of Company, to be represented by counsel of his choice in such Proceeding, which must be reasonably satisfactory to Company, and to assume the defense of, negotiate, settle or otherwise deal with any Proceeding which relates to any losses indemnified against hereunder. If Executive elects to assume the defense of, negotiate, settle or otherwise deal with any Proceeding which relates to any losses indemnified against hereunder, he shall within five
(5) Business Days of receipt of written notice of the assertion of a Proceeding (or sooner, if the nature of the Proceeding so requires) notify Company of his intent to do so. If Executive elects not to defend against, negotiate, settle or otherwise deal with any Proceeding which relates to any losses indemnified against hereunder, or fails to notify Company of his election as herein provided, Company may defend against, negotiate, settle or otherwise deal with such Proceeding. If Company shall assume the defense of any Proceeding, Executive may participate, at his own expense, in the defense of such Proceeding; provided, however, that Executive shall be entitled to participate in any such defense with separate counsel at the expense of Company if, (i) so requested by Company to participate or (ii) in the reasonable opinion of counsel to Executive, a conflict or potential conflict exists between Executive and Company that would make such separate representation advisable. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Proceeding.

     9.3. Company shall advance to Executive all reasonable costs and expenses incurred in connection with a Proceeding within ten (10) Business Days after receipt by Company of a written request for such advance. Such request shall include an itemized list of the costs and expenses and an undertaking by Executive to repay the amount of such advance if ultimately it shall be determined that he is not entitled to be indemnified against such costs and expenses.

     9.4. The failure of Executive to give reasonably prompt notice of any Proceeding shall not release, waive or otherwise affect Company's obligations with respect thereto except to the extent that Company can demonstrate actual loss and prejudice as a result of such failure.

     9.5. Executive shall be entitled to indemnification under this Section 9 if Executive meets the standard of conduct specified under Delaware law. If Executive in fact meets the applicable standard of conduct, he shall be entitled to such indemnification whether or not Company (whether by the Board, the shareholders, independent legal counsel or other party) determines that indemnification is proper because he has met such applicable standard of conduct. Neither the failure of Company to have made such a determination nor a determination by Company that Executive has not met such applicable standard of conduct, shall create a presumption in any litigation, arbitration or similar proceeding commenced by Executive that Executive has not met the applicable standard of conduct.

     9.6. Company shall not settle any Proceeding or claim in any manner which would impose on Executive any penalty or limitation without Executive's prior written consent. Neither Company nor Executive will withhold consent to any proposed settlement unreasonably.

     9.7. Company shall maintain a "claims-based" policy of directors' and officers' liability insurance in form reasonably satisfactory to Executive with coverage of at least $100,000,000 and a deductible not exceeding $250,000, which shall cover, among other provisions, claims made against Executive with respect to employment practices such as discrimination, wage claims or the like.

10. Company Property. All advertising, sales, manufacturers' and other materials or articles or information, including without limitation data processing reports, computer programs, software, customer information and records, business records, price lists or information, samples, or any other materials or data of any kind furnished to Executive by Company or developed by Executive on behalf of Company or at Company's direction or for Company's use or otherwise in connection with Executive's employment hereunder, are and shall remain the sole property of Company, including in each case all copies thereof in any medium, including computer tapes and other forms of information storage. If Company requests the return of such materials (whether or not containing confidential information) at any time during or at or after the termination of Executive's employment, Executive shall deliver all copies of the same to Company immediately.

11. Noncompetition, Trade Secrets, etc. In consideration of the employment of Executive by Company, Executive hereby agrees as follows:

     11.1. For so long as Executive remains an employee of Company and, unless and to the extent waived by the Chairman of the Board, in his sole discretion, for a period of eighteen (18) months after termination of Executive's employment with Company for any reason (other than termination by Company for Cause, in which event the foregoing eighteen (18) month time period shall be twelve (12) months, unless the Chairman of the Board, in his sole discretion, elects to extend such twelve (12) month period to eighteen (18) months) (the "Restricted Period"), Executive shall not directly or indirectly (i) engage in (as a principal, shareholder, partner, director, officer, agent, employee, consultant or otherwise) or be financially interested in any business operating within any county within any state in the United States in which Company or any Affiliate conducts business or within any county adjoining any such county (the "Restricted Area"), which competes with Company or any Affiliate; provided, however, that nothing contained in this Section 11 shall prevent Executive from holding or owning (directly or indirectly) for passive investment no more than ten percent (10%) of any class of equity securities of a company whose securities are publicly traded on a national securities exchange or in a national market system; or (ii) induce or attempt to influence any employee, customer, independent contractor or supplier of Company or any Affiliate to terminate employment or any other relationship with Company or any Affiliate. Executive acknowledges that Company and its Affiliates intend to expand the areas in which they conduct business. The Chairman of the Board shall notify Executive in writing (i) within thirty (30) Business Days of Executive's termination whether all or any part of the Restricted Period is being waived and
(ii) not less than thirty (30) Business Days prior to the end of the twelve (12) month Restricted Period for Cause, whether such period is being extended by six
(6) months.

     11.2. Executive shall not use for Executive's personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than Company, any "Confidential Information," which term shall mean any information regarding the business methods, business policies, policies, procedures, techniques, research or development projects or results, historical or projected financial information, budgets, trade secrets, or other knowledge or processes of or developed by Company or any names and addresses of customers or clients or any data on or relating to past, present or prospective Company customers or clients or any other confidential information relating to or dealing with the business operations or activities of Company, made known to Executive or learned or acquired by Executive while in the employ of Company, but Confidential Information shall not include information otherwise lawfully known generally by or readily accessible to the trade or the general public. The foregoing provisions of this Section 11.2 shall apply during and after the period when Executive is an employee of Company and shall be in addition to (and not a limitation of) any legally applicable protections of Company's interest in confidential information, trade secrets and the like.

     11.3. Any and all writings, inventions, improvements, processes, procedures and/or techniques which Executive may make, conceive, discover or develop, either solely or jointly with any other person or persons, at any time when Executive is an employee of Company, whether or not during working hours and whether or not at the request or upon the suggestion of Company, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of Company. Executive shall make full disclosure to Company of all such writings, inventions, improvements, processes, procedures and techniques, and shall do everything necessary or desirable to vest the absolute title thereto in Company. Executive shall write and prepare all specifications and procedures regarding such inventions, improvements, processes, procedures and techniques and otherwise aid and assist Company so that Company can prepare and present applications for copyright or Letters Patent therefor and can secure such copyright or Letters Patent wherever possible, as well as reissues, renewals, and extensions thereof, and can obtain the record title to such copyright or patents so that Company shall be the sole and absolute owner thereof in all countries in which it may desire to have copyright or patent protection. Executive shall not be entitled to any additional or special compensation or reimbursement regarding any and all such writings, inventions, improvements, processes, procedures and techniques.

     11.4. Executive acknowledges that the restrictions contained in the foregoing Sections 11.1, 11.2 and 11.3, in view of the nature of the business in which Company is engaged, are reasonable and necessary in order to protect the legitimate interests of Company, that their enforcement will not impose a hardship on Executive or significantly impair Executive's ability to earn a livelihood, and that any violation thereof would result in irreparable injuries to Company. Executive therefore acknowledges that, in the event of Executive's violation of any of these restrictions, Company shall be entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Company may be entitled.

     11.5.  If the Restricted Period or the Restricted Area specified in Section
11.1 above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such amount or the area shall be reduced by the elimination of such portion or both such reductions shall be made so that such restrictions may be enforced for such time and in such area as is adjudged to be reasonable. If Executive violates any of the restrictions contained in the foregoing Section 11.1, the Restricted Period shall be extended by a period equal to the length of time from the commencement of any such violation until such time as such violation shall be cured by Executive to the satisfaction of Company. Company shall have the right and remedy to require Executive to account for and pay over to Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any transactions constituting a breach of this Section 11, and Executive shall account for and pay over such amounts to Company upon Company's request therefor. Executive hereby expressly consents to the jurisdiction of any court within the Restricted Area to enforce the provisions of this Section 11, and agrees to accept service of process by mail relating to any such proceeding. Company may supply a copy of Section 11 of this Agreement to any future or prospective employer of Executive or to any person to whom Executive has supplied information if Company determines in good faith that there is a reasonable likelihood that Executive has violated or will violate such Section.

     11.6.  During the Restricted Period, the following provisions shall apply:

          (a) If Executive's employment is terminated by Company for Cause, no compensation shall be payable or benefits provided to Executive during the Restricted Period, unless the Chairman of the Board elects to extend the Restricted Period by six (6) months, in which event Company shall be obligated during such six (6) month extension to (i) pay Executive Base Compensation and Incentive Compensation as if Executive remained employed by Company during such six (6) month period, and (ii) provide all of the welfare benefits to Executive that Company would have provided as if Executive remained employed by Company during such period, unless Company is prohibited from providing such benefits pursuant to applicable law.

          (b) If Executive's employment is terminated for any reason other than death, Disability or for Cause, Company shall continue to (i) pay Executive during the Restricted Period, except with respect to any part of the Restricted Period that has been waived by the Chairman of the Board, Base Compensation and Incentive Compensation as provided herein as if Executive remained employed by

     Company during the Restricted Period, and (ii) provide all of the benefits to Executive that Company would have provided pursuant to Section 6 (but excluding Section 6.1), as if Executive remained employed by Company during the Restricted Period, unless Company is prohibited from providing such benefits pursuant to applicable law.

          (c) Notwithstanding the foregoing provisions of this Section 11.6, Company may pay to Executive the cash equivalent of any benefit which Company is otherwise obligated to provide Executive in lieu of providing such benefit. The amount of cash which is equivalent to the providing of any such benefit shall be determined by a qualified third party jointly selected by Company and Executive.

12. Prior Agreements. Executive represents to Company: (a) that there are no restrictions, agreements or understandings, oral or written, to which Executive is a party or by which Executive is bound that prevent or make unlawful Executive's execution or performance of this Agreement; and (b) none of the information supplied by Executive to Company or any representative of Company or placement agency in connection with Executive's employment by Company misstated a material fact or omitted information necessary to make the information supplied not materially misleading.

13. No Mitigation; No Offset. In the event of any termination of Executive's employment under this Agreement, Executive shall be under no obligation to seek other employment, and there shall be no offset against amounts due under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

14. No Set-Off. Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which Company or any other member of the Consolidated Group may have against Executive or others.

15.  Miscellaneous.

     15.1. Binding Nature of Agreement. This Agreement is personal to Executive and without the prior written consent of Company shall not be assignable by Executive except that the post-employment benefits may be assigned by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's heirs and legal representatives. This Agreement shall inure to the benefit of and be binding upon Company and its successors and assigns, except that Company may not assign its obligations under this Agreement without the written consent of Executive except in connection with a merger, consolidation, asset sale or other transaction involving the sale or other transfer of all or substantially all of the business and assets of Company, but only if the successor or assignee executes and delivers to Executive an instrument reasonably acceptable to Executive pursuant to which the successor or assignee assumes all of Company's obligations hereunder and further provided that Executive's acceptance of such instrument regarding the merger, consolidation, asset sale or other transaction shall not in any way affect Executive's rights hereunder, including, without limitation, Executive's right to resign for Good Reason. Upon Company's successor or assignee delivering the foregoing assumption instrument to Executive, Company shall be relieved of its obligations hereunder except for those accrued through the effective date of the assignment of Company's obligations hereunder. Notwithstanding any assumption of Company's obligations hereunder by a successor to Company's business, Company shall remain bound to its obligations hereunder to the extent that such obligations are not performed or discharged by such successor.

     15.2. Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part, unless the absence of such invalid or unenforceable provision materially alters the rights or obligations of either party hereto.

     15.3. Entire Agreement. This Agreement (including the Background Section hereof) contains the entire understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

     15.4. Notices. All notices, requests, consents, and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, by overnight courier such as Federal Express, or by confirmed facsimile transmission with a hard copy deposited in first class mail the same day or the following day, as follows (or to such other address as either party shall designate by notice in writing to the other):

        If to Company:

        Technical Olympic USA, Inc.
        1200 Soldiers Field Drive
        Sugar Land, Texas 77479
        Attn: Constantine Stengos, Chairman of the Board
        Telephone Number: (281)243-0127
        Facsimile Number: (281)243-0116

        With a copy to:

        Technical Olympic, Inc.
        1200 Soldiers Field Drive
        Sugar Land, Texas 77479
        Attn: Holly A. Hubenak, General Counsel
        Telephone Number: (281)243-0127
        Facsimile Number: (281) 243-0116

        Technical Olympic S.A.
        20 Solomou Street
        Ano Kalamaki
        Athens 17456 Greece
        Attn: Yannis Delikanakis
        Telephone Number: (011) 30 1 996-9700
        Facsimile Number: (011) 30 1 995-5586

        If to the Executive:

        Antonio B. Mon
        621 Shrewsbury Avenue, Suite 14
        Shrewsbury, NJ 07702
        Telephone Number: (732)530-1910
        Facsimile Number: (732)530-4776

        With a copy to:

        Michael S. Harrington, Esq.
        Fox, Rothschild, O'Brien & Frankel, LLP
        P.O. Box 673
        760 Constitution Drive
        Exton, PA 19341
        Telephone Number: (610)458-4957
        Facsimile Number: (610)458-7337

     15.5. Governing Law; Forum; Legal Fees. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida applicable to agreements made and to be performed entirely in Florida. Any action or suit related to this Agreement shall be brought in the state or federal courts sitting in Ft. Lauderdale, Florida. Each party hereto irrevocably agrees to service of process by certified mail, return receipt requested to the address of such party set forth herein. If a party initiates legal proceedings to enforce this Agreement, the non-prevailing party in the proceedings shall pay to the prevailing party, upon demand, all costs and expenses, (including reasonable legal fees and costs) incurred by the prevailing party as a result of the proceedings (i.e. "loser pays").

     15.6. Decisions by Chairman of the Board. It is understood and agreed that any action taken or decision rendered by the Chairman of the Board hereunder shall be deemed to be duly authorized by and binding on Company, except to the extent Executive has actual knowledge that such action or decision by the Chairman is contrary to any action or decision of the Board. Executive shall be entitled to rely exclusively upon the provisions of this Section 15.6 without requiring Executive to verify or investigate the authority of the Chairman of the Board to render such decision. Except as provided above, Company hereby waives any defenses or other remedies that may be available against Executive to negate or disaffirm any action or decision of the Chairman of the Board hereunder.

     15.7. Headings. The article and section headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

     15.8. Amendment. This Agreement may be amended, modified, superseded, canceled, renewed, or extended and the terms or covenants of this Agreement may be waived, only by a written instrument executed by both of the parties, or in the case of a waiver, by the party waiving compliance.

     15.9. Waiver. The failure of either party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

     15.10. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same instrument.

     15.11. Withholding. Company shall withhold from all payments hereunder all taxes that Company is required by law to withhold with respect to compensation and benefits paid or provided to Executive.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                          TECHNICAL OLYMPIC, INC.

                                          By:    /s/ CONSTANTINE STENGOS
                                            ------------------------------------
                                            Constantine Stengos,
                                            Chairman of the Board

                                                   /s/ ANTONIO B. MON
                                            ------------------------------------
                                            Antonio B. Mon

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

                                                                    ATTACHMENT A

      NEXTERA REPORT AND FORMS OF STOCK OPTION AND ANNUAL GRANT AGREEMENTS

                                   [ATTACHED]

     Company and Executive have agreed that Company will grant to Executive the Sign On Stock Option, Front End Stock Option and Performance Accelerated Vesting Stock Option (the "Options"), all as set forth in the attached grant agreements, subject to shareholder approval of the Annual and Long-Term Incentive Plan. The parties have further agreed that if on the Commencement Date the fair market value per share of the Class A common stock of Company is greater than $14.87 per share, instead of a grant of the Options on that date, Company shall have a six month period during which it can elect at any time, in its sole discretion, to grant the Options to Executive with an exercise price at the then fair market value per share of the stock, except that the exercise price of Tranche I of the Front End Stock Option shall be 10% higher than the grant date fair market value of the stock, the exercise price of Tranche II of said option shall be 10% higher than the exercise price for Tranche I, and the exercise price of Tranche III of said option shall be 10% higher than the exercise price for Tranche II. In the event the fair market value of the stock exceeds $14.87 per share on the date of such Option grants, the number of shares subject to each such grant (and each Tranche, where applicable), as reflected in the attached grant agreement drafts, shall be increased by the percentage that the fair market value exceeds $14.87, e.g., if the fair market value is $17.84 on the grant date, the number of share subject to each option shall be increased by 20%. In all events, Company shall make such grants to Executive not later than the earlier of (i) six months after the Commencement Date or (ii) a Change of Control.

     In addition to the foregoing, the exercise prices and the number of shares reflected in each of the attached draft Option grant agreements are premised on the number of shares of Class A and Class B common stock of Company being 32.2 million shares on the Commencement Date and the value agreed to for Company being $478,814,000 (120% of the book value of $399,000,000 as reflected in page 14 of the Nextera Report). To the extent the number of such shares on that date either exceeds, or is less than, 32.2 million shares, an equitable adjustment shall be made in the exercise prices and the number of shares subject to each of the Options as determined by Nextera and consistent with the Nextera Report.

                                                                    ATTACHMENT B

HomeEarth.com, Inc., a Delaware corporation, Investor and Advisory Board Member

University of Vermont -- Vice Chairman Scholarship Fund Committee

Christian Brothers Academy -- Trustee

Boy Scouts of America, Western Region -- Member Advisory Board (ends March 31,
2002)

California Big Brothers of America -- Honorary Trustee

                                       D-19